Form 10-K405, Exhibit 13
period 1996-07-31
LAKEVIEW FINANCIAL CORP /NJ/
filed 1996-10-29
CIK 921692

EXHIBIT 13

             [Background of the following repeated on entire page]

                     [STRATEGIC PLAN FOR FUTURE DIRECTION]

                              [Picture of a ship]

                             [Charting the course.]

                              [Picture of Sextant]
                           [Lakeview Financial Corp.]
                              [1996 Annual Report]

ABOUT THE COMPANY
--------------------------------------------------------------------------------

Lakeview Financial Corp. (the "Corporation") is a New Jersey corporation organized as the Holding Company for Lakeview Savings Bank, on March 25, 1994. The Bank converted from a Mutual Savings Bank to a publicly traded Company on December 22, 1993.

Lakeview Savings Bank is a New Jersey chartered stock savings bank located in Paterson, New Jersey. The Bank operates eight (8) offices located in Passaic and Bergen Counties, New Jersey. The principal business of the Bank is the acceptance of savings deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing of one-to-four family residences, multi-family buildings and the purchase of government and agency securities. The Bank is also active in the origination of home equity loans, and to a lesser extent, mortgages secured by commercial properties.

Lakeview's common stock is traded over-the-counter on the NASDAQ National Market System appearing under the symbol "LVSB". As of July 31, 1996, 2,265,704 shares of common stock were outstanding.


                                    CONTENTS

To our Shareholders...................................................        2

Planning For The Year 2000............................................        4

Management's Discussion and Analysis of Financial Condition
  and Results of Operation............................................        9

Consolidated Financial Statements.....................................       14

Independent Auditors' Report..........................................       40

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Selected Financial Data

The following table sets forth certain information concerning the consolidated financial position and operating data of the Savings Bank at the dates indicated:


                                                                                              July 31

                                                                                        (Dollars in Thousands)

                                                                1992          1993          1994        1995            1996
------------------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:

Assets....................................................    $198,400      $207,462     $ 413,725    $419,212       $ 457,860
Loans Receivable, Net.....................................     145,277       137,301       136,143     142,123         163,457
Mortgage-Backed securities................................      32,137        43,579       173,067     175,375         121,462
Investments...............................................       1,015            16        62,637      55,738          40,821
Investments and Mortgage-Backed Securities held for sale...      8,359        12,898        11,269       8,567          89,967
Excess of Cost Over Fair-Value of Net Assets Acquired......        898           825        12,817      11,497          10,176
Savings Deposits...........................................    166,668       164,130       344,915     343,489         354,247
Other Borrowings...........................................      8,500        18,500        19,021      19,859          54,721
Stockholders' equity.......................................     19,872        22,211        46,982      49,440          45,760
Selected Operating Data:

Gross Interest Income......................................     16,469        15,179        18,947      28,430          30,972
Net Interest Income........................................      6,795         8,025        11,212      14,892          14,423
Other Income...............................................      1,251         2,010         2,608       7,206           7,030
Net Income.................................................      1,624         2,339         4,571       6,295           6,274
Return on Average Assets...................................        .84%         1.13%         1.16%'      1.50%           1.42%
Cash Dividend Per Common Share.............................        N/A           N/A         .0625         .25             .25
Asset Quality Data:

Non-Performing Loans.......................................     16,377        13,540         8,928       3,372           2,417
Other Non-Performing.......................................        N/A           N/A           N/A         850             494
Real Estate Owned (REO)....................................      4,234         6,575         3,762       3,608           1,667
------------------------------------------------------------------------------------------------------------------------------
Total Non-Performing Assets................................     20,611        20,115        12,690       7,830           4,578
------------------------------------------------------------------------------------------------------------------------------
Non-Performing Assets to Assets Ratio......................      10.39%         9.70%         3.07%       1.87%           1.00%
Loan Allowances............................................      2,493         2,638         1,714       2,535           3,073
REO Allowances.............................................        709           823           188           -               -
------------------------------------------------------------------------------------------------------------------------------
Total Allowances...........................................   $  3,202        $3,461        $1,902      $2,535          $3,073
------------------------------------------------------------------------------------------------------------------------------
Total Allowances to Non-Performing Assets
(Coverage Ratio)...........................................      15.54%        17.21%        14.99%       32.4%           67.1%


     [GRAPH of ASSETS (in millions) 1992-1996 amounts are shown above in the
                    Selected Financial Condition Data Table]

   [GRAPH of NET INCOME (in millions) 1992-1996 amounts are shown above in the
                    Selected Financial Condition Data Table]]

       [GRAPH of NON-PERFORMING ASSETS (in millions) 1992-1996 amounts are shown above in the Selected Financial Condition Data Table]]



1 Calculated exclusion of $1.315 million from accounting changes related to FASB 109. 1

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

To Our Shareholders:

The past fiscal year was an exceptional one for Lakeview Financial Corp. and our subsidiaries. Perhaps the most symbolic fact was that every goal in our Business Plan was either met or surpassed. Our Plan calls for us to be a full provider of financial services to our whole community; individuals, businesses and professionals. We shall continue to work to strengthen this position in the future.

"Charting the Course" is the theme that is so appropriate for this years Annual Report, your management and directors have spent endless hours developing and executing a Plan to bring Lakeview into the 21st Century. As you review the next few pages of discussion you will find that the Plan is well thought out, designed specifically for Lakeview, Charting the Course that will successfully bring us to our destination. Quoting another banker, "If you choose to sail upon the seas of banking, build your bank as you would your ship, strong enough to sail safely through the heaviest seas".

Allow me to review some of the accomplishments during the year:

o During the past twelve (12) months our stock price went from $16.02 to $20.50, an increase of 27.9%, adjusting for January's 10% stock dividend.

o Price to stated book value is 103% and the price to tangible book value is 134%.

o Loans went from $142 million to $163 million an increase of 15%, which is a major component of our plan, to convert securities available for sale to higher yielding loans.

o Non-performing assets decreased to $4.6 million from $7.8 million during the past year, reaching our goal of reducing non-performing assets to 1% of assets. This was a primary focus for management during the past twelve (12) months.

o Reserves for loan losses now total 105.6% of nonperforming loans, a goal we set one year ago and have successfully achieved.

o Checking and savings accounts grew 12% for the year. Providing a stable fee based source of funds that will enhance future earnings.

o As a result of loan growth, gross interest income went from $28.4 million to $30.9 million, an increase of 8.9%.

o Net interest spread increased to 3.89% from 3.68% a year earlier. This trend should continue if rates remain stable and we continue to successfully grow the loan portfolio.

o Return on assets once again was over 1% and our return on average equity was 11.43%.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Unquestionably, the most exciting business day during our fiscal year was June 25, 1996, when Industry Mortgage Company ("IMC") went public. Branchview, Inc, a subsidiary of Lakeview Financial Corp. received 545,455 shares of common stock of IMC in exchange for its partnership interest, coupled with an additional investment in IMC of 285,473 shares, providing a total investment of 830,928 shares of common stock in IMC. Although it is not reflected in our current book value the significant unrecognized gain on our investment will enhance earnings sailing into the future.

Lakeview Mortgage Depot, Inc., a subsidiary of Lakeview Financial Corp., that originates and sells loans in the secondary market, began operations during the fiscal year. The forecast is that this subsidiary will be profitable during the 1996-1997 fiscal year and bring significant recurring non-interest income cruising into future years.

Lakeview Credit Card Services, Inc., a subsidiary of Lakeview Savings Bank, will be operational in October 1996. Your bank has entered into a joint venture with a nationally recognized mortgage company that will market secured credit cards through its customer base. We remain cautiously optimistic as to the results for this year and expect to communicate our achievements in future shareholder correspondence.

Looking ahead I am confident that our high performance goals are attainable and that we have the right team in place that will reach them. Our outlook remains focused on serving the needs of our whole community. At Lakeview we want to continue to give outstanding service, polite attention and efficient delivery of financial services to our community.

On behalf of the Board of Directors, management and employees, please accept my deepest appreciation for the confidence in investing in Lakeview Financial Corp. stock. Enhancing the value of your stock continues to be our PRIME INTEREST.

Very truly yours,



/s/Kevin J. Coogan
Kevin J. Coogan
President and
Chief Executive Officer

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

                       Strategic Plan For Future Direction

Planning for the year 2000

In our Annual Report last year we identified four primary areas of strength and performance. They were: 1)high capital levels; 2) lending capacity; 3)improved asset quality; and 4) operating capacity. Building on this solid foundation, a Strategic Plan (the "Plan"), has been developed to guide Lakeview through Its evolution from a traditional thrift (primarily lender for 1 to 4 family housing units), to a full service community bank servicing the banking needs of both individuals and businesses in our neighborhood area.

These expanded services include lending and providing deposit services (such as merchant banking and business checking accounts) to retailers, professional firms and small businesses. As a result of the continued consolidation of commercial banks in our market area, we identify this market as being under-served.

The emphasis of this Plan focuses on three different areas: growth and mix of our loan portfolio, increased transaction accounts, and building equity investments. Success in each of these areas will further enhance shareholder value through increased earnings, franchise value and book value.

Lending

Lending activity will be concentrated on both increasing the size of our loan portfolio as well as changing the loan mix from primarily 1 to 4 family mortgages and equity loans, to a more balanced portfolio made up of first mortgages, equity loans, multi-family and commercial mortgages. We believe this strategy will take advantage of the opportunities in our market area as well as diversify the portfolio, while enhancing interest income.

               [GRAPH of NET INTEREST INCOME on a Quarterly Basis
              Jul 95, Oct 95, Jan 96, Apr 96, Jul 96 amounts shown on p39 -
          Note 24, Quarterly Financial Data (unaudited)(in thousands)]

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

During the fiscal year, total loans outstanding have increased by $21 million, from $142 million to $163 million, a 15% increase. As a result of this loan growth, net interest income has increased in each of the last three quarters. This growth has been accomplished at the same time Non-Performing Assets have declined by 41%, from $7.8 million to $4.6 million. It's important to remember that 1 to 4 family first mortgages, and equity loans, will continue to make up the largest part of our loan portfolio, representing approximately 70% of loans outstanding.

Equity loans have been a key component of the bank's portfolio since first offered in 1987. With last year's addition of a seasoned consumer loan officer, increased marketing efforts and the introduction of a fixed rate second mortgage, fiscal year 1996 has been our most successful year for equity lending. Over $21.6 million of loans were approved, while outstanding balances increased from $37.2 million to $46.7 million, an increase of $9.5 million. Equity loans outstanding now total approximately 28% of total loans and it is expected that this portfolio will grow to approximately 33% of total loans over the next few years.

Lending for multi-family housing units has always been a part of the Bank's portfolio, representing 7.85% of loans outstanding on July 31, 1996. The Plan calls for the further expansion of this portfolio. As a result of the high density population and housing stock of our market area, which includes a high percentage of small multi-family dwellings, the Bank sees a significant opportunity for portfolio growth in the areas we service and know the best.

                [GRAPH of EQUITY LOANS OUTSTANDING (in millions)
                     amounts are shown on a Quarterly basis
               Jul 95 (37,200), Oct 95 (39,464), Jan 96 (42,553),
                        Apr 96 (45,646), Jul 96 (46,700)]

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------


Multi-family loans outstanding have grown from $9.9 million, to $12.9 million, an increase of $3.0 million, during the fiscal year. The Plan calls for this portfolio to be carefully increased to approximately 15% of the loan portfolio over the next four years.

Commercial Mortgages (non-residential) are an important part of our commitment of changing to a full service community bank. This includes lending to the local business community which we believe will provide opportunities for developing and expanding transaction account relationships. Success in this area depends on the encouragement of these relationships and developing products that address the specific needs of these businesses. As many of the small and medium size commercial banks are being consolidated with regional banks, opportunities in this market area have increased significantly.

Commercial mortgages outstanding increased from $13.3 million to $19.6 million, a $6.3 million increase for the fiscal year. To ensure quality, the commercial lending growth will intentionally be slow and closely monitored. Commercial lending will be primarily within our neighborhood communities to local businesses who employ local residents. Over the next four years this portfolio is expected to grow to 15% of the loan portfolio.

Funding Sources

The funding of the Bank's loan growth is expected to come from two primary sources, growth in transaction accounts, i.e. "NOW' accounts and business checking accounts, as well as a reduction of our securities available for sale portfolio. The result of this strategy will be to increase the percentage of our assets in higher yielding loans while reducing the percentage of assets in lower yielding government securities. This strategy will result in increased net interest income and core earnings.

                    [GRAPH of CHECKING ACCOUNTS (in millions)
                     amounts are shown on a Quarterly basis
               Jul 95 (44,360), Oct 95 (43,940), Jan 95 (45,208),
                        Apr 96 (48,518), Jul 96 (48,550)]

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

             [PICTURE IN CENTER OF PAGE WITH FOLLOWING CAPTION]

[Having built a solid foundation in the past year, management has developed an achievable Strategic Plan that will guide Lakeview to solid success through the year 2000 and beyond.]

The attraction of transaction accounts, which provide low cost stable funding, has been one of the primary focuses of our Branch personnel for over two years. During our recently completed fiscal year, 40% of our total deposit growth was in transaction accounts. The bank has had initial success in attracting non-interest bearing business checking accounts, and has over 575 business accounts open at year end, totaling $5.8 million.

As of July 31, 1996, transaction accounts totaled $50 million, an increase of 12% over the prior year's total. The value of these accounts is easy to see; as a result of these "lower interest rate" accounts, the cost of deposits was reduced from 4.00% to 3.88% for the fiscal year.

Equity Investments

     The one area that separates Lakeview from typical financial institutions is our equity investments. These investments have ranged from stock positions in Freddie Mac and Fannie Mae to partnerships in mortgage companies. These investments have proven to be very valuable in enhancing both book value and earnings. Prior successes have included substantial gains in Freddie Mac and Fannie Mae stock, as well as last fiscal year's $3.0 million gain from the sale of our subsidiary investment in residential Money Centers, Inc. (RMC).

Management believes that banks (like many industries) need to leverage their talents and capabilities with others through partnerships and strategic alliances. Lakeview currently has three such investments, each in different stages of development and implementation. These are:

1. Industry Mortgage Company (IMC) concluded an Initial Public Offering (IPO) in June 1996. Lakeview Financial Corp., through its subsidiary Branchview, Inc., was one of eleven limited partners in IMC. As a

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

  result of the IPO, the Company received 545,455 shares of the new IMC common stock in exchange for Its partnership interest. This investment was further increased through the purchase of an additional 285,473 shares of common stock of IMC. As of July 31, 1996, these shares had a value in excess of $19 million. Due to a restriction on the sale or transfer of these shares of common stock, Lakeview is required to carry the stock at the historical cost basis of $7.8 million, until the restrictions are removed, or within one year of the restriction expiring, at which time the shares will be carried at fair value. The investment in IMC (whose purpose is to originate and securitize equity mortgage products) offers opportunity for high rates of return in a high growth industry, although there is no assurance that such high rates of return will be attained.


2.Lakeview Mortgage Depot, Inc. (LMD), is a mortgage company which began operations in October 1995, which is 90% owned by Lakeview Financial Corp. Although the company had a net loss of $124,000, for the 1996 fiscal year, they reached a "break-even" point in May 1996. It is expected, though there is no assurance, that LMD will contribute to fiscal year 1997 earnings.

3.Lakeview Credit Card Services,  Inc.  (LCCS),  is a newly formed company which
  has  entered  into a  Joint   Venture   Agreement,  with  a  nationally  known
  mortgage company, to offer a co-branded secured credit card through their 280 broker relationship network. This company is wholly owned by Lakeview
  Savings Bank, and is expected, though there is no assurance, to reach a "break-even" point by early next year and contribute towards earnings in 1998.

The Plan calls for management to continue to seek opportunities in the future, through participation in strategic alliances and partnerships in high growth businesses.

Summary

Having built a solid foundation in the past year, management has developed an achievable Strategic Plan that will guide Lakeview to solid success through the year 2000 and beyond. Our focus is on building relationships with all of our customers, providing full service to our entire neighborhood community, including individuals, professionals and small businesses. We continue our progress into the future with confidence, based upon the cooperation of all of our staff members, management team, directors and stockholders.

We continue to chart our course into the future...

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Management Discussion and Analysis of
Financial Condition and Results of Operation

Comparison of Financial Condition at July 31, 1996 and July 31, 1995

Total assets increased $38.7 million, or 9.2% to $457.9 million at July 31, 1996, from $419.2 million at July 31, 1995. The increase was primarily due to increases in loans receivable, net, of $21.4 million, $81.4 million in investment securities available for sale, $7.8 million in equity securities restricted for sale offsetting declines in investment securities held to maturity of $14.9 million, mortgage-backed securities held to maturity of $53.9 million, $1.9 million in real estate owned, and amortization of intangible assets of $1.3 million from the comparison period.

Loans receivable, net increased $21.4 million, or 15.0%, to $163.5 million at July 31, 1996, from $142.1 million at July 31, 1995. Loan originations and purchases of loans during the fiscal year ended July 31, 1996 totaled $40.8 million and $2.7 million respectively. Offsetting originations in fiscal 1996 were a combination of principal and interest payments of $19.7 million, reclassification of $332 thousand of loans to real estate owned ("REO"), and $925 thousand from sale of loans.

Loans delinquent 90 days or more decreased to $2.9 million at July 31, 1996 from $4.2 million at July 31, 1995. The decrease in loan delinquencies reflects the Savings Bank's continued effort to resolve non-performing loans and the stabilization of the economy and real estate values in Northern New Jersey. Loans delinquent 90 days or more totaled 1.8% of gross loans at July 31, 1996, compared to 3.0% at July 31, 1995.

REO, net, decreased $1.9 million, or 53.8%, to $1.7 million at July 31, 1996, from $3.6 million at July 31, 1995. The decrease was mainly attributed to sale of REO during the twelve months of $1.6 million, and charge offs of $654 thousand. Offsetting the decrease was $332 thousand of loans receivable were transferred into REO.

Non-performing assets (loans 90 days or more delinquent, non-accrual loans, and real estate owned) totaled $4.6 million or 1.0% of total assets at July 31, 1996 as compared to $7.8 million or 1.9% of total assets at July 31, 1995.

The investment securities available for sale portfolio increased $81.4 million, or 950.2%, during the year ended July 31, 1996. The increase was mainly attributed to the reclassification at December 31, 1995, of $81.3 million of investment securities held to maturity and $31.5 million of mortgage-backed securities held to maturity to investment securities available for sale. This was done pursuant to the guidelines of the FASB Special Report for SFAS No. 115, A Guide To Implementation Of Statement 115 On Accounting For Certain Investments In Debt And Equity Securities. The special report provided that between November 15, 1995, but no later than December 31, 1995, an enterprise could reaccess the classification of all securities held at that time and account for any resulting reclassification at fair value. Reclassification from the held to maturity category that resulted from this one time reassessment would not call into question the intent of the enterprise to hold debt securities to maturity in the future.

Investment securities held to maturity declined $14.9 million, or 26.7%, to $40.8 million at July 31, 1996, from $55.7 million at July 31, 1995. The decline was mainly attributed to the reclassification as discussed above. Offsetting the decrease were purchases of investment securities totaling $107.0 million.

Mortgage-backed securities held to maturity decreased $53.9 million, or 30.7%, to $121.5 million at July 31, 1996, from $175.4 million at July 31, 1995. Purchases of $2.8 million of mortgage-backed securities were offset by principal repayments of $25.2 million from the portfolio and the transfer discussed previously.

Equity securities restricted for sale increased $7.8 million, or 100% to $7.8 million at July 31, 1996. In July 1995, Branchview, a subsidiary of the Savings Bank, became the sole owner of Residential Money Center, Inc. (RMC), a residential mortgage company in Montvale, New Jersey. RMC owned a 9.09% limited partnership interest in Industry Mortgage Company, L.P. ("IMC"). On June 25, 1996, IMC completed a reorganization plan whereby the limited partners received restricted common stock in exchange for their partnership interest in connection with a public offering of unrestricted common stock. Immediately, prior to the reorganization, Branchview purchased a limited partner's half share interest in IMC for $4,778,000. As a result of the reorganization, Branchview received 830,928 shares of restricted common stock in exchange for its limited partnership interest. As of July 31, 1996, Branchview owns 8.87% of IMC and the market value of such investment was approximately $19.9 million, based on the quoted market price per share of unrestricted stock. In accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, due to restrictions on the sale or transfer of these shares of common stock under

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

Rule 144 of the 1933 Securities Act, Lakeview is required to carry the stock at the historical cost basis of $7.8 million, until the restrictions are removed, or within one year of the restriction expiring, at which time the shares will be carried at fair value.

Excess of cost over fair value of net assets acquired decreased $1.3 million or 11.4% to $10.2 million at July 31, 1996, from $11.5 million at July 31, 1995. The $1.3 million represents amortization during the fiscal year ended July 31, 1996.

Deposits increased $10.7 million, or 3.1%, to $354.2 million at July 31, 1996, from $343.5 million at July 31, 1995. The increase was mainly attributed to interest credited to deposits of $14.0 million offset by a net decrease in deposits before interest of $3.3 million.

Borrowings increased $35.0 million, or 184.2%, to $54.0 million at July 31, 1996, from $19.0 million at July 31, 1995. The increase was used to fund the asset growth.

Shareholders' equity decreased $3.7 million, or 7.4%, during the twelve months ended July 31, 1996, to $45.8 million. This was primarily due to the charge to equity of $1.8 million representing the change in unrealized losses on securities available for sale, purchase of treasury stock of $6.7 million, and purchase of common stock acquired by ESOP of $1.6 million. In addition, cash dividends of $582 thousand were paid during the year ended July 31, 1996. Offsetting declines, net income for the year ended July 31, 1996, of $6.3 million, and amortization of the employee and management stock plans of $758 thousand.

Shareholders' equity averaged $45.6 million during the twelve months ended July 31, 1996, a decrease of $2.5 million, or 5.2%, compared to $48.1 million during the twelve months ended July 31, 1995. Book value per common share rose $1.49, or 8.0% to $20.20 at July 31, 1996 from $18.71 at July 31, 1995.

As a result of continued earnings progress, there has been a $.0625 per share dividend since the 3rd fiscal quarter in 1994. In addition, on January 11, 1996, the Company declared a special 10% stock dividend on the common stock to shareholders of record January 23, 1996. This resulted in the issuance of 227,670 shares of common stock.

The market price of the common stock was $20.50 at July 31, 1996, compared with $16.03 the prior year end. The common stock of Lakeview Financial Corp. is traded on the NASDAQ National Market under the symbol of LVSB. The quarterly market price ranges per common share since conversion to a stock form of organization are listed in the table that follows.


For the quarters ended:

                                                  1994                         1995                              1996
-----------------------------------------------------------------------------------------------------------------------------------
Prices                                             Oct.            Jan.     Apr     Jul.     Oct.       Jan       Apr.     Jul.
High....................................          15.91           13.53    14.44   16.59    17.39      17.88     19.88    21.00
Low.....................................          12.19           11.98    12.95   13.18    15.80      16.02     17.25    17.75
Closing.................................          13.02           12.95    13.98   16.03    16.25      17.25     19.63    20.50
-----------------------------------------------------------------------------------------------------------------------------------

Comparison of Operating Results
for the Year Ended July 31, 1996 and 1995

Net Income: Net income for the year ended July 31, 1996 was $6,274,000, a decrease of $21 thousand or .3% from net income of $6,295,000 for the fiscal year ended July 31, 1995. The decrease in net income was due to a $469,000 decrease in net interest income, $176,000 increase in other expense, and a $177,000 decrease in other income, which was offset by a $712,000 decrease in provision for loan losses.


Interest Income: Total interest income increased $2.6 million or 9.1% to $31.0 million for the year ended July 31, 1996 from $28.4 million for the year ended July 31, 1995. The increase was due primarily to growth in interest-earning assets and an increase in the average yield on interest earning assets from 7.37% to 7.53% due to generally increased market rates of interest. Total average interest-earning assets for the year ended July 31, 1996 increased $25.7 million or 6.6% to $411.3 million from $385.6 million for the year ended July 31, 1995. The increase in interest-earning assets was due to the increase in loan originations and purchases for year ended July 31, 1996.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Interest Expense: Total interest expense increased $3.0 million or 22.2% from $13.5 million for the year ended July 31, 1995 to $16.5 million for the year ended July 31, 1996. The increase was due to an increase in interest-bearing liabilities. Total average interest bearing liabilities increased $25.3 million or 6.9% from $366.8 million for the year ended July 31, 1995 to $392.1 million for the year ended July 31, 1996. The increase in average interest bearing liabilities during the year ended July 31, 1996 was coupled with an increase in average cost for the same period. Average cost on interest bearing liabilities increased from 3.69% for the year ended July 31, 1995 to 4.22 % for the year ended July 31, 1996 due to generally increased market rates of interest.

Net Interest Income: Net interest income decreased 3.3% or $469 thousand to $14.4 million for the year ended July 31, 1996, from $14.9 million for the year ended July 31, 1995. Interest rate spread which represents the difference between the average yield on interest earning assets and the average cost on interest bearing liabilities was 3.68% and 3.31% for the years ended July 31, 1995 and 1996, respectively. The reduced spread was in part due to the interest rate sensitivity of the Corporation's balance sheet as interest bearing liabilities repriced faster than interest-carrying assets in a rising interest rate environment.

Other Income: Total other income decreased $177 thousand or 2.7% to $7.0 million for the year ended July 31, 1996 from $7.2 million for the year ended July 31, 1995. The Bank's realized gains on investments increased from $2.1 million for the year ended July 31, 1995 to $2.8 million for the year ended July 31, 1996. This increase resulted from the sale of FNMA, SLMA, FHLMC and other equity securities during 1996. Other operating income decreased $756 thousand from $3.9 million for the year ended July 31, 1995 to $3.1 million for the year ended July 31, 1996. This was mainly attributed to a decrease of income from the Branchview, Inc. subsidiary from $3.6 million for the year ended July 31, 1995 to $3.5 million for the year ended July 31, 1996.

Other Expense: Total other expenses increased $176 thousand or 1.6% to $10.9 million for the year ended July 31, 1996 from $10.7 million for the same period last year. The growth was attributed to an increase in employee compensation of $282 thousand or 6.5% to $4.6 million for the year ended July 31, 1996 from $4.4 million for the year ended July 31, 1995. The increase is mainly attributed to the increase in subsidiary activity of Lakeview Mortgage Depot, Inc. Net losses from REO operation increased $270 thousand or 41.7% to $921 thousand for the year ended July 31, 1996 from $650 thousand for the year ended July 31, 1995. The increase was mainly attributed to an increase in provisions for REO losses of $152 thousand or 30.3% to $654 thousand for the year ended July 31, 1996, from $502 thousand for the year ended July 31, 1995. These increases were partially offset by a decrease in other operating expenses.

     Provision for Losses on Loans: The Provision for losses on loans decreased from $1.4 million for the year ended July 31, 1995 compared to $664 thousand for the year ended July 31, 1996, due to a reduction in non-performing loans and improved market conditions. Management of the Savings Bank regularly assess the credit risk of the loan portfolio based on the information available at such times including trends in the local real estate market and levels of the Savings Bank's non-performing loans and assets. Additional provision for loan losses may be required as the result of this assessment.

Comparison of Operating Results
for the Year Ended July 31, 1995 and 1994

Net Income: Net income for the year ended July 31, 1995 was $6.3 million, an increase of $1.7 million or 37.7% from net income of $4.6 million for the fiscal year ended July 31, 1994. The increase in net income was primarily due to a $3.7 million, or 32.8% increase in net interest income. Net income for the year ended July 31, 1994 included $1.3 million due to the effect of a change in accounting for income taxes as a result of the adoption of Statement of Financial Accounting Standards No. 109.

Interest Income: Total interest income increased $9.5 million or 50.1% to $28.4 million for the year ended July 31, 1995 from $18.9 million for the year ended July 31, 1994. The increase was due primarily to growth in interest-earning assets and to a lesser extent, an increase in the average yield on interest earning assets from 7.28% to 7.37%. Total average interest-earning assets for the year ended July 31, 1995 increased $125.2 million or 48.1% to $385.6 million from $260.4 million for the year ended July 31, 1994. The increase in interest-eaming assets was due to the investing of the

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

proceeds from the Conversion and the funds received from the Acquisition in mortgage-backed securities and investments securities.

Interest Expense: Total interest expense increased $5.8 million or 75.0% from $7.7 million for the year ended July 31, 1994 to $13.5 million for the year ended July 31, 1995. The increase was due to an increase in interest-bearing liabilities. Total average interest bearing liabilities increased $125.9 million or 52.3% from $240.9 million for the year ended July 31, 1994 to $366.8 million for the year ended July 31, 1995. The increase in average interest bearing liabilities during the year ended July 31, 1995 was coupled with an increase in average cost for the same period. Average cost on interest bearing liabilities increased from 3.21% for the year ended July 31, 1994 to 3.69% for the year ended July 31, 1995 as market rates continued to increase through April 1995, offset by a slight decrease in market rates subsequent to April 1995.

Net Interest Income: Net interest income increased 32.8% or $3.7 million to $14.9 million for the year ended July 31, 1995, from $11.2 million for the year ended July 31, 1994. The increase was due primarily to the growth of the Savings Bank from the Conversion and the Acquisition mitigated by a decrease in interest rate spread during the year ended July 31, 1995. Interest rate spread which represents the difference between the average yield on interest earning assets and the average cost on interest bearing liabilities was 3.68% and 4.07% for the years ended July 31, 1995 and 1994, respectively.

Non-Interest Income: Total other income increased $4.6 million or 176.9% to $7.2 million for the year ended July 31, 1995 from $2.6 million for the year ended July 31, 1994. Loan fees and service charges increased $420 thousand or 51.6% to $1.2 million for the year ended July 31, 1995 from $815 thousand for the year ended July 31, 1994. The increase was due to an increase in the average balance of deposits during the year ended July 31, 1995. Additionally, the Bank's realized gains on investments increased from $866 thousand for the year ended July 31, 1994 to $2.1 million for the year ended July 31, 1995. This increase resulted from the sale of FNMA stock during 1995. Other operating income increased $2.9 million from $927 thousand for the year ended July 31, 1994 to $3.9 million for the year ended July 31, 1995. This was due to an increase of income from the Branchview, Inc. of $3.1 million from $488 thousand for the year ended July 31, 1994 to $3.6 million for the year ended July 31, 1995. The increase in income from Branchview, Inc., was due to the gain on sale of Residential Money Centers, Inc. ("RMC").

Non-Interest Expense: Total other expenses increased $4.0 million or 59.5% to $10.7 million for the year ended July 31, 1995 from $6.7 million for the same period last year. Employee compensation increased $1.8 million or 71.9% to $4.4 million for the year ended July 31, 1995 from $2.5 million for the year ended July 31, 1994. The increase was due primarily to the increase in personnel resulting from the Acquisition. Net losses from REO operation decreased $669 thousand or 50.7% to $650 thousand for the year ended July 31, 1995 from $1.3 million for the year ended July 31, 1994, due to a stabilizing real estate market. Office occupancy and equipment expense increased $350 thousand to $830 thousand for the year ended July 31, 1995 from $480 thousand for the year ended July 31, 1994. The increase was due primarily to the expansion of the Savings Bank from two branches to eight. The increase in other operating expense for the year ended July 31, 1995 is attributable to an increase of $253 thousand of FDIC insurance expense and an increase of $200 thousand in computer service expense which represents a full year of insurance assessments and data processing expenses on the deposits acquired in April 1994. An increase of $882 thousand for the year ended July 31, 1995 represents a full year of amortization of the deposit premium paid for the acquisition.

Provision for Losses on Loans: The Provision for losses on loans decreased slightly from $2.0 million for the year ended July 31, 1994 compared to $1.4 million for the year ended July 31, 1995 due to improved asset quality. Management of the Savings Bank regularly assess the credit risk of the loan portfolio based on the information available at such times including trends in the local real estate market and level of the Savings Bank's non-performing loans and assets. Additional provisions for loan losses may be required as the result of this assessment.

Income Taxes: Income before taxes and cumulative effect of accounting changes increased $4.9 million to $10 million for the year ended July 31, 1995 from $5.1 million for the year ended July 31, 1994. Income tax expense increased $1.9 million for the year ended July 31, 1995 to $3.7 million from $1.8 million for the same period a year earlier. The increase was due primarily to higher pre-tax income. Income tax expense as a percentage of pre-tax income increased from 35.8% for the year ended July 31, 1994, to 37.2% for the year ended July 31, 1995. The slight increase in the percentage of tax expense is primarily due to the higher state tax rate associated with the income from the sale of the assets of RMC.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Liquidity and Capital  Resources

The Bank's primary sources of funds includes savings deposits, loan repayments and prepayments, cash flow from operations and borrowings from the Federal Home Loan Bank of New York ("FHLB"). The Bank uses its capital resources principally to fund loan origination and purchases, repay maturing borrowings for investments, and for short and long-term liquidity needs. The Bank expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities.

The Bank's liquid assets consist of cash and cash equivalents, which include investments in highly short-term investments. The level of these assets are dependent on the Bank's operating, financing and investment activities during any given period. At July 31, 1996, cash and cash equivalents totaled $6.9 million.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of July 31, the Bank had commitments to fund loans of $13,295,000.

The Bank has completed the repurchase of 662,372 shares as of July 31, 1996. The repurchased shares have been held as treasury stock and are available for general corporate purposes.

The Bank had leverage,  Tier 1 and risk-based  capital ratios of 7.5%, 15.4% and
16.7%,  at  July  31,  1996,  which  exceeded  the  FDIC's  respective   minimum
requirements of 4.00%, 4.00% and 8.00% respectively.


Impact of Inflation  and  Changing  Prices

The financial statements of the Corporation and notes there- to, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Corporation's operations. Unlike most industrial companies. nearly all the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a greater impact on the Corporation's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Recent  Legislation

Capitalization of the Savings Association Insurance Fund.

On September 30, 1996, H.R. 1362 was signed into law by the President. Title II of H.R. 1362 is titled the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"). Among its many provisions, the Act provides for resolving the BIF/SAIF premium disparity.

The BIF/SAIF legislation provides for a one-time assessment to recapitalize the SAIF. The assessment will be based on the amount of SAIF-assessable deposits held by an institution as of March 31, 1995 (with certain exceptions). The assessment is effective on September 30, 1996 and is payable on the later of 1996, October 1, 1996 or such date within 60 days as the FDIC shall decide. The FDIC has made the special assessment payable by November 27, 1996.

The BIF/SAIF legislation does not specify an actual assessment but states that the total assessment will be equal to the amount necessary to recapitalize the SAIF as of October 1, 1996. A recent report of the America's Community Bankers estimated the assessment at approximately 65.7 basis points per $100 of SAIF-assessable deposits as of March 31, 1995.


The BIF/SAIF legislation provides that the amount of the special assessment is deductible under section 162 of the Internal Revenue Code (the "Code") in the year in which the assessment is paid. The BIF/SAIF legislation also provides that section 172 (f) of the Code will not apply to deductions taken under section 162 of the Code for the special assessment. The Savings Bank has estimated the amount of assessment to be approximately $2.2 million, before tax benefit, and such amount was accrued on September 30, 1996.



     Certain portions of this document concerning future performance, developments or events, concerning growth in lending and equity investments, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations.

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------

      Lakeview Financial Corp. and Subsidiaries
      Consolidated Balance Sheets
      July 31, 1995 and 1996

                                                                                       1995            1996
------------------------------------------------------------------------------------------------------------------
         Assets
         Cash on hand and in banks.............................................   $  8,021,666      $ 6,902,040
         Investment securities held to maturity, market value of
         $55,457,430 and $40,083,449 at July 31, 1995 and 1996,
         respectively (note 4).................................................     55,737,605       40,821,195
         Investment securities available for sale (note 5).....................      8,567,375       89,967,424
         Equity securities restricted, market value of $19,942,272
         at July 31, 1996 (note 7).............................................              -        7,806,358
         Mortgage-backed securities held to maturity, market value of
         $173,500,278 and $119,471,910 at July 31, 1995 and 1996,
         respectively (notes 6 and 13).........................................    175,375,296      121,461,936
         Loans receivable, net (notes 8 and 13)................................    142,122,945      163,457,374
         Real estate owned, net (note 9).......................................      3,608,392        1,666,533
         Investments required by law - stock in the Federal Home
         Loan Bank of New York, at cost (note 13)..............................      2,587,400        2,587,400
         Accrued interest receivable (note 10).................................      2,718,349        3,646,512
         Office properties and equipment, net (note 11)........................      4,299,594        4,182,639
         Excess of cost over fair value of net assets acquired,
         net (note 3)..........................................................     11,496,712       10,176,424
         Other assets (note 14)................................................      4,676,663        5,184,150
-----------------------------------------------------------------------------------------------------------------
           Total assets........................................................   $419,211,997     $457,859,985
-----------------------------------------------------------------------------------------------------------------

        Liabilities and Stockholders' Equity

        Deposits (note 12).....................................................    343,489,328      354,246,770
        Borrowings (note 13)...................................................     19,000,000       54,000,000
        ESOP debt (note 16)....................................................        858,929          721,429
        Advance payments by borrowers for taxes and insurance..................      1,501,453        1,711,930
        Other liabilities......................................................      4,922,053        1,420,176
-----------------------------------------------------------------------------------------------------------------
         Total liabilities.....................................................    369,771,763      412,100,305
-----------------------------------------------------------------------------------------------------------------
        Common stock - $2.00 par value; authorized 10,000,000
        shares, issued 2,928,076 shares and outstanding 2,265,704
        shares at July 31, 1996................................................      5,323,920        5,856,152
        Additional paid-in capital.............................................     21,733,849       26,186,632
        Retained income substantially restricted...............................     28,982,735       29,984,480
        Unrealized losses on securities available for sale, net of tax.........        (55,054)      (1,884,921)
        Treasury stock at cost, 662,372 shares.................................     (3,970,106)     (10,655,120)
        Unallocated ESOP shares................................................       (834,910)      (2,306,895)
        Unallocated MSBP shares................................................     (1,740,200)      (1,420,648)
-----------------------------------------------------------------------------------------------------------------
        Total stockholders' equity (notes 2, 14, 16, 18, and 19)...............     49,440,234       45,759,680
         Total liabilities and stockholders' equity............................   $419,211,997     $457,859,985
-----------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Income
Years ended July 31, 1994, 1995 and 1996

                                                                                        1994          1995            1996
-----------------------------------------------------------------------------------------------------------------------------------
Interest income:
Loans receivable................................................................   $ 11,749,136   $ 12,509,446    $ 14,131,327
Mortgage-backed securities......................................................      5,513,480     11,162,655       9,604,671
Investment securities, held to maturity and Federal funds.......................      1,366,865      4,535,201       3,004,345
Investment securities available for sale........................................        317,353        222,924       4,232,012
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest income.........................................................     18,946,834     28,430,226      30,972,355
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
Interest on Deposits (note 12)..................................................      6,859,922     11,943,596      14,064,295
Interest on borrowings..........................................................        874,711      1,594,984       2,485,475
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest expense........................................................      7,734,633     13,538,580      16,549,770
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income ............................................................     11,212,201     14,891,646      14,422,585
Provision for losses on loans (note 8)..........................................      2,047,121      1,376,404         13,221
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans.........................      9,165,080     13,515,242      13,758,364
-----------------------------------------------------------------------------------------------------------------------------------
Other income:
Loan fees and service charges...................................................        814,956      1,235,073       1,153,266
Net realized  gains on sales of investment  securities
available for sale .............................................................        866,399      2,107,244       2,768,781
Other operating income (note 7).................................................        927,021      3,864,028       3,107,539
-----------------------------------------------------------------------------------------------------------------------------------
Total other income..............................................................      2,608,376      7,206,345       7,029,586
-----------------------------------------------------------------------------------------------------------------------------------
Other Expenses:
Compensation  and  employee  benefits  (notes 15 and 16)........................      2,540,536      4,366,722       4,648,774
Office  occupancy  and equipment  expense.......................................        479,497        829,861         871,113
Net  loss on real  estate  owned  activities  (note 9)..........................      1,319,692        650,194         920,917
Other operating  expenses.......................................................      1,926,816      3,524,382       3,106,738
Amortization  of the  excess of cost over fair value of net
assets acquired.................................................................        438,288      1,320,288       1,320,288
-----------------------------------------------------------------------------------------------------------------------------------
Total other expenses............................................................      6,704,829     10,691,447      10,867,830
-----------------------------------------------------------------------------------------------------------------------------------
Income before Federal and state income tax and
cumulative effect of accounting change..........................................      5,068,627     10,030,140       9,920,120
-----------------------------------------------------------------------------------------------------------------------------------
Federal and state income tax expense (note 14):
Current.........................................................................        942,978      3,889,513       4,112,206
Deferred........................................................................        869,693       (154,000)       (466,000)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      1,812,671      3,735,513       3,646,206
-----------------------------------------------------------------------------------------------------------------------------------
Income  before  cumulative  effect of  accounting  change.......................      3,255,956      6,294,627       6,273,914
Cumulative  effect of accounting change (note 14)...............................      1,315,011           --              --
-----------------------------------------------------------------------------------------------------------------------------------
Net income......................................................................   $  4,570,967   $  6,294,627    $  6,273,914
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share.......................................................            N/A   $       2.21    $       2.48
-----------------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.
                                                                             15

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------


Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows
Years ended July 31, 1994, 1995 and 1996

                                                                         1994           1995           1996
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income.......................................................    $ 4,570,967     $ 6,294,627    $ 6,273,914
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of the excess of cost over fair
value of net assets acquired.....................................        438,288       1,320,288       1,320,288
Amortization  of discounts and  premiums,  net...................       (130,276)       (259,384)       (473,518)
Provision for losses on loans and real  estate  owned............      2,760,441       2,303,781       1,318,710
Gain on sale of loans............................................        (54,428)         (6,040)         (9,598)
Net  realized  gains  on  investment securities
available for sale...............................................       (866,399)     (2,107,244)     (2,768,781)
Net loss  (gain) on sale of real  estate  owned..................        228,344        (223,884)        (26,043)
(Increase)  decrease in accrued interest  receivable.............     (1,643,413)          2,695        (928,163)
Net decrease in deferred loan fees...............................       (153,386)       (137,479)        (67,691)
Decrease in other assets.........................................     (1,241,786)     (1,654,851)       (507,487)
Amortization of ESOP shares......................................        116,000         297,881         312,708
Amortization of MSBP shares......................................        217,000         505,454         445,564
Increase  (decrease) in other liabilities........................         92,640       3,556,573      (2,473,471)
Depreciation, net................................................        122,051         264,081         288,225
-------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities........................      4,456,043      10,156,498       2,704,657
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Originations of loans............................................    (30,842,434)    (31,274,312)    (40,782,321)
Principal payments on loans......................................     23,302,088      19,582,717      20,366,983
Purchase of loans................................................     (1,122,754)       (136,946)     (2,686,962)
Proceeds from the sale of loans..................................      5,334,175       1,171,675         924,888
Net  increase  in  office  properties  and  equipment............     (3,039,776)       (402,733)       (171,270)
Principal   payments  on mortgage-backed  securities.............     17,391,871      16,629,760      25,230,317
Purchases  of  mortgage-backed  securities
held to maturity.................................................   (146,941,142)    (18,762,454)     (2,773,214)
Maturities  of  investment  securities  held to  maturity........         --          10,975,000      41,096,117
Purchase of investment  securities  held  to  maturity...........    (62,631,562)     (4,057,500)   (107,027,312)
Proceeds  from  sale  of  investment securities
available for sale...............................................      3,891,839      20,864,634      53,587,858
Purchases of investment  securities available for sale...........     (1,379,904)    (16,141,726)    (50,034,792)
Proceeds from maturity of investment securities
available for sale...............................................          --               --        18,319,150
Principle  payments on  investment  securities
available  for sale..............................................          --               --         1,534,201
Increase in Federal Home Loan Bank stock.........................       (345,300)       (731,100)           --

                                                                     (continued)

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------
Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows
Years ended July 31, 1994, 1995 and 1996 continued


                                                                        1994             1995             1996
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities, cont.:
Net decrease in certificates of deposit..........................       99,000             --              --
Proceeds from sale of real estate owned..........................    4,078,047        2,771,608        1,644,527
Premium on deposit acquisition...................................  (12,430,000)            --              --
-------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by, investing activities............. (204,635,852)         488,623      (40,771,830)
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase (decrease) in deposits..............................  (10,643,875)      (1,425,210)      10,757,443
Proceeds from acquisition of deposits............................  191,428,005             --              --
Net increase in borrowings.......................................      521,429          837,500       34,862,500
Net increase in advance payments by borrowers
for taxes and insurance..........................................       10,172           61,161          210,477
Proceeds from stock offering.....................................   23,319,374             --               --
Purchase of treasury stock.......................................         --         (3,970,106)      (6,685,014)
Purchase of shares by ESOP.......................................   (1,100,000)            --         (1,615,985)
Purchase of shares by MSBP.......................................    (2,200,00)            --               --
Dividends paid...................................................     (151,250)        (615,430)        (581,874)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities..............  201,183,855       (5,112,085)      36,947,547
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents.................    1,004,046        5,533,036       (1,119,626)
Cash and cash equivalents at beginning of year...................    1,484,584        2,488,630        8,021,666
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year.........................$   2,488,630    $   8,021,666    $   6,902,040
-------------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
Interest.........................................................    7,785,386       12,923,418       14,055,717
Income Taxes.....................................................      625,000        3,995,000        4,767,992
Supplemental disclosure of noncash investing
and financing activities:
Transfer of loans receivable to real estate owned................    2,842,067        3,084,247          331,114
Transfer of investment securities held to maturity to
investments securities available for sale........................         --         11,579,750       80,858,447
Transfer of Federal Funds Deposit to Loans.......................         --            850,000             --
Transfer of mortgage-backed securities held to maturity
to investment securities available for sale......................         --               --         31,746,557
-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Stockholders' Equity
Years ended July 31, 1994, 1995 and 1996

                                                                               Common Stock
-------------------------------------------------------------------------------------------------------------------
                                                                           Number                    Additional
                                                                             of         Dollar        Paid-in
                                                                           shares       amount        capital
-------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1993.............................................      $     -       $  --        $      --
-
Net proceeds of stock offering (note 2)..............................       2,420,000     4,840,000    18,479,374
Common stock acquired by ESOP and
MSBP (note 2)........................................................            -          --               --
Amortization of ESOP shares..........................................            -          --             32,000
Amortization of MSBP shares..........................................            -          --             63,000
Dividends paid.......................................................            -          --               --
Net income...........................................................            -          --               --
-------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1994.............................................       2,420,000     4,840,000    18,574,374
-------------------------------------------------------------------------------------------------------------------
Amortization of ESOP shares..........................................            -          --            116,791
Amortization of MSBP shares..........................................            -          --            199,654
Net income...........................................................            -          --               --
Cash dividend ($0.25 per common share)...............................            -          --               --
Purchase of treasury stock...........................................        (259,508)      --               --
Stock dividend.......................................................         241,960       483,920     2,843,030
Cumulative effect of accounting change -
Adoption of FASB 115, net of tax (note 1)............................            -          --               --
Change in unrealized loss on
securities available for sale, net of tax............................            -          --               --
-------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1995.............................................      $2,402,452   $ 5,323,920   $21,733,849
-------------------------------------------------------------------------------------------------------------------
Common stock acquired by ESOP........................................            -          --               --
Amortization of ESOP shares..........................................            -          --            168,708

Amortization of MSBP shares..........................................            -          --            126,012

Net income...........................................................            -          --               --

Cash dividend ($0.25 per common share)...............................            -          --               --
Purchase of treasury stock...........................................        (321,991)      --               --

Stock dividend distribution..........................................         185,243       532,232     4,158,063
Change in unrealized loss on securities available for sale,
net of tax...........................................................            -          --               --
-------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1996.............................................      $2,265,704   $ 5,856,152   $26,186,632
-------------------------------------------------------------------------------------------------------------------

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Net unrealized loss on         Total
          Treasury               Retained                     Unallocated shares          securities available       Stockholders'
             stock                 income                        ESOP            MSBP     for sale, net of tax         Equity
------------------------------------------------------------------------------------------------------------------------------------

                   -           $ 22,210,771               $           -   $           -          $              -     $ 22,210,771
                   -                      -                           -               -                         -       23,319,374

                   -                      -                  (1,100,000)     (2,200,000)                        -       (3,300,000)
                   -                      -                      84,000               -                         -          116,000
                   -                      -                           -         154,000                         -          217,000
                   -               (151,250)                          -               -                         -         (151,250)
                                  4,570,967                           -               -                         -        4,570,967
------------------------------------------------------------------------------------------------------------------------------------
                   -           $ 26,630,488               $  (1,016,000)   $ (2,046,000)                        -     $ 46,982,862
------------------------------------------------------------------------------------------------------------------------------------
                   -                      -                     181,090               -                         -          297,881
                   -                      -                           -         305,800                         -          505,454
                   -              6,294,627                           -               -                         -        6,294,627
                   -               (615,430)                          -               -                         -         (615,430)
          (3,970,106)                     -                           -               -                         -       (3,970,106)
                   -             (3,326,950)                          -               -                         -                -

                   -                      -                           -               -                   198,920          198,920

                   -                      -                           -               -                  (253,974)        (253,974)
------------------------------------------------------------------------------------------------------------------------------------
         ($3,970,106)          $ 28,982,735                  ($ 834,910)    ($1,740,200)                ($ 55,054)     $49,440,234
------------------------------------------------------------------------------------------------------------------------------------
                   -                      -                  (1,615,985)              -                         -       (1,615,985)
                   -                      -                     144,000               -                         -          312,708
                   -                      -                           -         319,552                         -          445,564

                   -              6,273,914                           -               -                         -        6,273,914

                   -               (581,874)                          -               -                         -         (581,874)
          (6,685,014)                                                 -               -                         -       (6,685,014

                   -             (4,690,295)                          -               -                         -                -

                   -                      -                           -               -               (1,829,867)       (1,829,867)

------------------------------------------------------------------------------------------------------------------------------------
        ($10,655,120)          $ 29,984,480                ($ 2,306,895)   ($ 1,420,648)             ($ 1,884,921)    $ 45,759,680
------------------------------------------------------------------------------------------------------------------------------------

           See accompanying notes to consolidated financial statements

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

    Lakeview Financial Corp. and Subsidiaries
    Notes to Consolidated Financial Statements
    July 31, 1995 and 1996

    Notel
    Summary of Significant Accounting Policies

    The following items comprise the significant accounting policies which Lakeview Financial Corp. and subsidiaries (the Bank) followed in preparing and presenting these consolidated financial statements:

    Business:

    The Bank provides a full range of retail banking services through its branches in Passaic and Bergen Counties, New Jersey. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets, and revenues and expenses for the years then ended. Actual results could differ significantly from those estimates and assumptions.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in settlement of loans. It is management's judgment that the allowance for loan and real estate losses are adequate to provide for potential loan and real estate losses.

    Principles of Consolidation:

    The accompanying consolidated financial statements include the accounts of Lakeview Financial Corp. and its wholly owned subsidiaries, Lakeview Savings Bank (LSB), LVS, Inc. (LVS), Lakeview Investment Services, Inc.
    (LISI),  Branchview,  Inc. (Branchview),  and Lakeview Mortgage Depot, Inc.
    (LMD).

    In May 1993, Lakeview Savings Bank, SLA converted from a state-chartered savings and loan association to a statechartered savings bank. In connection with the conversion, the Bank changed its name from Lakeview Savings Bank, SLA and subsidiaries to Lakeview Savings Bank and subsidiaries.

    On August 25, 1994, the Bank completed a reorganization into a holding company form of ownership, and the Bank became a wholly-owned subsidiary of Lakeview Financial Corp. The stockholders of the Bank exchanged their shares of the Bank for the same number of shares of Lakeview Financial Corp.

Investment Securities
and Mortgage-Backed Securities

Effective August 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt or Equity Securities". Under SFAS 115, the Bank is required to report debt, readily-marketable equity and mortgage-backed securities in one of the following categories (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value with unrealized gains and losses included in earnings and (iii) "available-for-sale (all other debt, readily marketable equity and mortgage-backed securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of income tax, as a separate component of equity. The adoption of SFAS 115 resulted in a net increase of $198,920 to stockholders' equity.

In November 1995, the Financial Accounting Standards Board ("FASB") issued "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt Equity Securities," which provided transition guidance permitting an enterprise to reassess the appropriateness of the classifications of all its securities before December 31, 1995. The Savings Bank reassessed its classifications, and on December 31, 1995, transferred $112.6 million in amortized cost of investment and mortgage-backed securities from held to maturity to the available for sale classification. The related net unrealized gain after tax effect as of the date of transfer was $157,000.

Premiums and discounts on debt and mortgage-backed securities are amortized to expense and accreted to income over the estimated life of the respective security using a method that approximates the level yield method.

Gains and losses on the sale of securities available for sale are based upon the amortized cost of the security using the specific identification method.

Office Properties and Equipment

Premises, furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method. Premises, furniture and equipment are depreciated over the estimated useful life of the assets, except for leasehold improvements, which are amortized over the term of the lease or the estimated useful life of the asset, if shorter. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment.

Expenditures for maintenance and repairs are expensed as incurred. The costs of major renewals and improvements are capitalized. Premises and major items of furniture and equipment are removed from the property accounts upon

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

disposition at their carrying amount, and gains or losses on such transactions are included in other non-interest income or expense.

Income Taxes

The Bank files a consolidated federal income tax return. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Loans

Loans are stated at principal amounts outstanding, net of unearned discount and net deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income as earned.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the specifically identified loans or recognized as the loans are sold or prepaid. Discounts and premiums relating to mortgage loans purchased are deferred and accreted or amortized to income using straight-line method over the life of the loan or ten years, whichever is shorter.

Loans are generally placed on nonaccrual status when a loan becomes more than 90 days past due or it appears that interest is uncollectible. Previously accrued and unpaid interest is reversed when a loan is placed on nonaccrual status. Interest income on nonaccrual loans is recognized only in the period in which it is ultimately collected. After principal and interest payments have been brought current and future collectibility is reasonably assured, loans are returned to accrual status.

Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" ("SFAS 118") were adopted prospectively by the Bank on January 1, 1995. These statements address the accounting for impaired loans and specify how allowances for loan losses related to these impaired loans should be determined. The adoption of these statements did not affect the level of the overall allowance or the operating results. Income recognition and charge-off policies were not changed as a result of SFAS 114 and SFAS 118. The Savings Bank defines the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio. There were $645,184 of impaired loans requiring no valuation allowance at July 31, 1996, as defined by SFAS 114 and SFAS 118.

Real Estate Owned

Real estate owned, acquired or deemed acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of estimated fair value less estimated disposition costs or the balance of the loan on the property at date of acquisition. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding property are charged to expense. Losses are charged to operations as incurred or when it is determined that the investment in real estate owned is greater than its estimated net realizable value.

Allowances For Losses On Loans And Real Estate Owned

The allowances for losses on loans and real estate owned are based on management's evaluations of the adequacy of the allowances based on the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Additions are made to the allowance through periodic provisions which are charged to earnings. All losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable. Subsequent recoveries, if any, are added back to the allowance.



Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and in banks, and Federal funds sold with a maturity of three months or less.

Earnings Per Share

Income per common share is calculated by dividing net income, by the average number of shares of common stock

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

and average number of common stock equivalents outstanding during the period. The weighted average number of shares outstanding during the year ended July 31, 1996 used in the earnings per share calculation was 2,527,172. Per share data has been adjusted to reflect the 10% stock dividend paid during 1995 and 1996.

Reclassification's

Certain reclassification's have been made to the 1994 and 1995 amounts to conform to the 1996 presentation.

Note 2
Conversion from Mutual
to Stock Form of Ownership

On December 22, 1993, the Bank completed its conversion from a state chartered mutual savings bank to a state chartered stock savings bank. The Bank issued 2,420,000 shares at $10 per share for a total of $24,200,000. The net proceeds of the stock offering, after reflecting offering expenses of $880,626, were $23,319,374. The proceeds were added to the Bank's general funds to be used for general corporate purposes.

As part of the reorganization to the stock form of ownership, the Lakeview Savings Bank Employee Stock Ownership Plan (ESOP) purchased 110,000 shares of the Bank's common stock at $10 per share, or $1,100,000, which was funded by a loan from an unaffiliated lender. The Bank intends to make discretionary cash contributions to the ESOP sufficient to service the amount borrowed.
Additionally, the Lakeview Savings Bank Management Stock Bonus Plan (MSBP) purchased 220,000 shares at $10 per share totaling $2,200,000. The funds used to acquire the MSBP shares were contributed by the Bank. The Bank has allocated 66% of the shares to directors, officers and other key employees of the Bank (see
Note 16).

Note 3
Excess of Cost Over Fair Value
of Net Assets Acquired, Net

On December 31, 1989, the Bank acquired a savings and loan association. The acquisition has been accounted for as a purchase and, accordingly, all assets and liabilities acquired were adjusted to and recorded at their fair values as of December 31, 1989. The excess of cost over fair value of net assets acquired (goodwill) amounted to $1,084,373 and was allocated to core deposit value to be amortized on a straightline basis over 15 years. Total amortization charged to date amount to $475,949, at July 31, 1996.

On April 22, 1994, the Bank acquired certain assets and assumed certain liabilities of Prospect Park Federal Savings Bank, a failed savings bank, from the Resolution Trust Corporation. The excess of cost over the fair value of the assets and liabilities acquired amounted to $12,430,000 and is being amortized on a straight-line basis over ten years. Total amortization charged to date amounts to $2,862,000 at July 31, 1996.

Note 4
Investment Securities Held to Maturity

The amortized cost and estimated market values of investment securities held to maturity as of July 31, 1995 and 1996 are as follows:


                                                                  Gross             Gross      Estimated
                                                               Amortized         unrealized    unrealized           market
                                                                  cost              gains       losses              value
----------------------------------------------------------------------------------------------------------------------------------
        July 31, 1995:
        FHLB structured notes...........................      $ 36,960,980        $ 74,895     ($ 262,500)        $ 36,773,375
        FHLMC structured notes..........................         8,000,000          11,250       (116,250)           7,895,000
        FNMA structured notes...........................        10,776,625          81,805        (69,375)          10,789,055
----------------------------------------------------------------------------------------------------------------------------------
                                                              $ 55,737,605       $ 167,950     ($ 448,125)         $55,457,430
----------------------------------------------------------------------------------------------------------------------------------
        July 31, 1996:
        FHLB obligations................................      $ 20,741,938          $8,062     ($ 518,850)         $20,231,150
        FHLMC obligations...............................        14,079,257         115,743       (264,225)          13,930,775
        FNMA obligations................................         6,000,000               0        (78,476)           5,921,524
----------------------------------------------------------------------------------------------------------------------------------
                                                              $ 40,821,195       $ 123,805     ($ 861,551)         $40,083,449
----------------------------------------------------------------------------------------------------------------------------------

The yield on the structured notes increases periodically over the contractual five or ten-year term of the security. However, the issuer has the option to repay these securities as the yield adjusts. As of July 31, 1996, the Bank had no structured notes in its held to maturity portfolio.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

     The amortized cost and estimated market values of investment securities held to maturity at July 31, 1996, by contractual maturity, are shown below:

                                                                                                                 Estimated
                                                                                             Amortized             market
                                                                                               cost                value
----------------------------------------------------------------------------------------------------------------------------------

           Due in one year or less.....................................................    $         -            $         -
           Due after one year through five years.......................................              -                      -
           Due after five years through ten years......................................     18,329,257              18,298,489
           Due after ten years.........................................................     22,491,938              21,784,960
----------------------------------------------------------------------------------------------------------------------------------
                                                                                           $40,821,195             $40,083,449
----------------------------------------------------------------------------------------------------------------------------------


           Note 5
           Investments Available for Sale

           The amortized cost and estimated market values of investments available for sale at July 31, 1995 and 1996 are as follows:

                                                                                              Gross         Gross          Estimated
                                                                              Amortized     unrealized    unrealized        market
                                                                                 cost         gains         losses          value
------------------------------------------------------------------------------------------------------------------------------------
           July 31, 1995:
           SLMA stock...................................................    $ 4,689,121              -     ($ 379,121)   $ 4,310,000
           Equity Securities............................................      3.964,250        293,125             -       4,257,375
------------------------------------------------------------------------------------------------------------------------------------
                                                                            $ 8,653,371       $293,125     ($ 379,121)    $8,567,375
------------------------------------------------------------------------------------------------------------------------------------
           July 31, 1996:

           U.S. Agency Securities.......................................    $59,899,079              -    ($1,853,868)   $58,045,211
           GNMA MBS.....................................................      4,520,361        163,406              -      4,683,767
           FNMA\FHLMC REMICS............................................      1,994,239         41,499         (2,067)     2,033,671
           Private issue REMICS.........................................      9,999,368                      (477,784)     9,521,584
           Municipal Bonds..............................................      3,229,386                      (146,776)     3,082,610
           FNMA Stock...................................................      8,999,430                      (172,930)     8,826,500
           Equity Securities............................................      4,269,830        121,670       (617,419)     3,774,081
------------------------------------------------------------------------------------------------------------------------------------
                                                                           $ 92,911,693       $326,575    ($3,270,844)   $89,967,424
------------------------------------------------------------------------------------------------------------------------------------

     The amortized cost and estimated market values of investments available for sale at July 31, 1996, by contractual maturities are shown below:

                                                                                                          Estimated
                                                                                            Amortized       market
                                                                                               cost         value
----------------------------------------------------------------------------------------------------------------------------------
           Due in one year or less                                                       $ 13,269,260     $12,600,580
           Due after one year through five years                                            8,000,000       7,917,328
           Due after five years through ten years                                          26,224,929      25,514,693
           Due after ten years                                                             45,417,504      43,934,823
----------------------------------------------------------------------------------------------------------------------------------
                                                                                         $ 92,911,693     $89,967,424
----------------------------------------------------------------------------------------------------------------------------------

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------
Equity securities have been classified as maturing in one year or less, since they have no stated maturity.

During the years ended July 31, 1994, 1995 and 1996, proceeds from sale of securities available for sale of $3,891,839, $20,864,634, and $53,587,858, respectively, were received, resulting in gross gains of $866,399, $2,107,244 and $2,768,781, respectively.

Note 6
Mortgage-backed Securities Held to Maturity

The amortized cost and estimated market values of mortgage-backed securities held to maturity at July 31, 1995 and 1996 are as follows:

                                                                                           Gross          Gross         Estimated
                                                                          Amortized      unrealized      unrealized      market
                                                                            cost           gains          losses         value
----------------------------------------------------------------------------------------------------------------------------------
        July 31, 1995:
        GNMA......................................................     $  5,183,091        $245,752   $          -   $   5,428,843
        FHLMC.....................................................       57,167,299         456,105       (519,100)     57,104,304
        FNMA......................................................       47,540,422         201,718       (623,001)     47,119,139
        REMICs....................................................       48,887,166         216,859     (1,394,830)     47,709,195
        Other.....................................................       16,597,318          11,359       (469,880)     16,138,797
----------------------------------------------------------------------------------------------------------------------------------
                                                                       $175,375,296      $1,131,793    ($3,006,811)   $173,500,278
----------------------------------------------------------------------------------------------------------------------------------

        July 31, 1996:

        FHLMC.....................................................     $ 47,954,027       $ 130,680     $ (944,332)   $ 47,140,375
        FNMA......................................................       38,922,756         253,491       (584,785)     38,591,462
        FNMA/FHLMC/REMICS.........................................       34,585,153         265,693     (1,110,773)     33,740,073
----------------------------------------------------------------------------------------------------------------------------------
                                                                       $121,461,936        $649,864    ($2,639,890)   $119,471,910
----------------------------------------------------------------------------------------------------------------------------------


The amortized cost and market value of mortgage-backed securities held to maturity at July 31, 1996, are shown below. The expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                                                                         Estimated
                                                                                       Amortized           market
                                                                                         cost               value
----------------------------------------------------------------------------------------------------------------------------------
        Due in one year or less................................................      $  4,184,585       $  4,157,764
        Due after one year through five years..................................        45,466,530         44,332,136
        Due after five years through ten years.................................        20,470,754         20,178,036
        Due after ten years....................................................        51,340,067         50,803,974
----------------------------------------------------------------------------------------------------------------------------------
                                                                                     $121,461,936       $119,471,910
----------------------------------------------------------------------------------------------------------------------------------


                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------
Note 7
Investments Held By Subsidiary

On February 6, 1995, Branchview Inc., a subsidiary of the Savings Bank sold the majority of its equity interest in Residential Money Centers ("RMC"), a residential mortgage company which originates mortgages and sells them in the secondary market, to an unrelated third party for a gain of $3.8 million, of which $3.4 million was recorded as a gain in 1995 and is reflected in other operating income. Under the terms of the sale, the balance has been deferred and will remain in escrow for 18 months pending resolution of normal contingencies. In July 1995, Branchview purchased the remaining partnership interest of RMC, for $1.5 million, and became the sole owner of RMC. RMC's only remaining asset was a 9.09% limited partnership interest in Industry Mortgage Company, L.P. ("IMC").

IMC  is  a  specialized   consumer   finance   company  engaged  in  purchasing,
originating, servicing and selling home equity loans secured primarily by first liens on one-to-four family residential properties.

On June 25, 1996, IMC completed a reorganization plan whereby the limited partners received restricted common stock in exchange for their partnership interest in connection with a public offering of unrestricted common stock. Immediately prior to the reorganization, Branchview purchased a limited partner's half share interest in IMC for $4,778,000. As a result of the reorganization, Branchview received 830,928 shares of restricted common stock in exchange for its limited partnership interest. The offering price of the common stock was $18.00 per share.

Upon completion of the public offering, IMC had outstanding an aggregate of 11,065,092 shares of common stock. Of these shares, the 3,100,000 shares sold in the public offering will be freely tradable without restriction or further registration under the Securities Act. The remaining 7,965,092 shares held by existing stockholders of IMC (including Branchview) are "restricted securities" within the meaning of Rule 144. None of the restricted shares of common stock have been held for more than two years by stockholders who are not affiliates of the Company and will be eligible for sale in the public market upon the expiration of the restrictions in reliance on Rule 144(k) under the Securities Act.

In general, under Rule 144 the Securities Act as currently in effect, a person, including an affiliate, may sell an amount of restricted securities which were last purchased from the issuer or an affiliate of the issuer a minimum of two years prior to such sale, such that, within any three-month period, such person's sales do not exceed the greater of 1% of the then outstanding shares of the Company's common stock, or the average weekly trading volume in the Common Stock on Nasdaq during the four calendar weeks preceding the date on which notice of such sale is filed under Rule 144(k) of the Securities Act, or if no such notice is required, the date of receipt of the order to execute the transaction. In addition, under Rule 144(k), a stockholder who is not deemed an affiliate, and has not been an affiliate for at least three months prior to the sale, is entitled to sell restricted securities which were last purchased from the issuer or an affiliate of the issuer a minimum of at least 3 years prior to such sale without complying with the foregoing requirements. In calculating the two and three year holding periods described above, a holder of restricted securities can include the holding of a prior owner who was no an affiliate. Notwithstanding the limitations on sale described above, otherwise restricted securities may be sold at any time through an effective registration statement pursuant to the Securities Act.

As of July 31, 1996, the carrying value of Branchview's investment in IMC is $7,806,000 represented by the 830,928 shares of restricted common stock of IMC. Although the investment in IMC is represented by equity securities, it is carried at cost because the restriction period is in excess of one year. The market value of such investment at July 31, 1996, based on the quoted market price per share of the unrestricted common stock is $19.9 million. Included in other income in 1996 is approximately $2.3 million representing the Bank's share of partnership earnings in IMC prior to its reorganization.

Note 8
Loans Receivable, Net

A comparative summary of loans receivable at July 31, 1995 and 1996 is as follows:

                                                                                              1995                       1996
-----------------------------------------------------------------------------------------------------------------------------------
           Loan balances by type:
           Real estate loans....................................................          $142,043,522               $163,279,564
           Construction loans...................................................               915,000                    762,715
           Consumer loans.......................................................             1,136,811                  1,517,033
           Other................................................................               850,000                  1,191,082
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           144,945,333                166,750,394
-----------------------------------------------------------------------------------------------------------------------------------

                                                                             25

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

           Less:

           Allowance for loan losses............................................             2,534,836                  3,073,158
           Deferred loan fees...................................................               287,552                    219,862
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          $142,122,945               $163,457,374
-----------------------------------------------------------------------------------------------------------------------------------

The Bank serviced loans for others in the approximate amount of $17,142,812, $17,927,900 and $13,792,727 at July 31, 1994, 1995 and 1996, respectively.
Servicing income earned in the year ended July 31, 1994, 1995, and 1996 amounted to $21,530, $15,211, and $42,173, respectively.

A comparative summary of non-accrual loans at July 31, 1995 and 1996 is as follows:

                                                                                      1995                          1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 No.         Amount            No.         Amount
-----------------------------------------------------------------------------------------------------------------------------------
Real estate and other loans..................................................... 56       $ 4,222,259          40       $2,910,953

Percent of real estate and other loans..........................................                  3.0%                         1.8%
-----------------------------------------------------------------------------------------------------------------------------------

An analysis of the allowance for loan losses for the years ended July 31, 1994, 1995 and 1996 is as follows:

                                                                                      1994             1995              1996
-----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year....................................................  $2,638,365       $1,713,590        $2,534,836
Provision charged to operations.................................................   2,047,121        1,376,404           664,221
Charge-offs.....................................................................  (3,070,734)      (1,405,037)         (429,341)
Recoveries......................................................................      98,838          849,879           303,442
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year..........................................................  $1,713,590       $2,534,836        $3,073,158
-----------------------------------------------------------------------------------------------------------------------------------


Included in loans is a secured loan amounting to $2.4 million, which was on non-accrual during a portion of fiscal 1996. In 1996, the Bank signed an agreement with the guarantor of the loan ("Forbearance Agreement") whereby all past-due principal and interest was brought current and principal and interest payments were prepaid through the date of the loan, December 16, 1996. The Forbearance Agreement provides the guarantor an option to extend the due date of the loan to December 16, 1997, with approvals of the participating banks including the Bank. If the option is granted, the guarantor must prepay all interest and principal to such due date.

For the years ended July 31, 1994, 1995 and 1996, additional interest income before taxes amounting to approximately $703,000, $234,000 and $201,000, respectively, would have been recognized if interest on loans three months or more in arrears had been recorded based on original terms. At July 31, 1996, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but primarily includes residential properties. Outstanding loan commitments, primarily fixed-rate loans, at July 31, 1995 and 1996 amounted to $2,274,900 and $13,295,000, respectively.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------
Note 9
Real Estate Owned, Net

Activity in the allowance for losses on real estate owned for the years ended July 31, 1994, 1995 and 1996 is as follows:

                                                                                1994           1995           1996
-----------------------------------------------------------------------------------------------------------------------
Balance at beginning of year..............................................    $823,125   $    188,119    $         -
Provision for losses......................................................     713,320        502,377        654,489
Charge-offs, net .........................................................  (1,348,326)      (690,496)      (654,489)
-----------------------------------------------------------------------------------------------------------------------
Balance at end of year....................................................    $188,119   $          -    $         -
-----------------------------------------------------------------------------------------------------------------------

Net loss on real estate owned activities for the years ended
July 31, 1994, 1995 and 1996 consists of the following:

                                                                                1994           1995           1996
-----------------------------------------------------------------------------------------------------------------------
Provision for real estate owned losses....................................    $713,320   $    502,377    $   654,489
Net loss on sale of real estate owned and
related expenses..........................................................     606,372        147,817        266,428
-----------------------------------------------------------------------------------------------------------------------
                                                                           $ 1,319,692   $    650,194    $   920,917
-----------------------------------------------------------------------------------------------------------------------

Note 10
Accrued Interest Receivable

Accrued interest receivable for the years ended July 31, 1995 and 1996, respectively, are summarized as follows:

                                                                                       1995             1996
-----------------------------------------------------------------------------------------------------------------------
Investment securities held to maturity..........................................  $   894,180         $1,021,063
Investment securities available for sale........................................  $    25,249         $  961,514
Mortgage-backed securities......................................................      987,697            668,487
Loans receivable................................................................      811,223            995,448
-----------------------------------------------------------------------------------------------------------------------
                                                                                  $ 2,718,349         $3,646,512
-----------------------------------------------------------------------------------------------------------------------

Note 11
Office Properties and Equipment, net

Office properties and equipment, net, at July 31, 1995 and 1996 consists of the following:

                                                                                       1995             1996
-----------------------------------------------------------------------------------------------------------------------
Cost:
Land............................................................................  $    793,158        $  793,158
Parking lot improvements........................................................        26,913            26,913
Building and building improvements..............................................     3,513,101         3,600,269
Furniture and equipment.........................................................     1,234,000         1,290,631
Automobiles.....................................................................        75,165           102,636
-----------------------------------------------------------------------------------------------------------------------
                                                                                     5,642,337         5,813,607
-----------------------------------------------------------------------------------------------------------------------
Less accumulated depreciation...................................................     1,342,743         1,630,968
-----------------------------------------------------------------------------------------------------------------------
                                                                                  $  4,299,594        $4,182,639
-----------------------------------------------------------------------------------------------------------------------

Non-interest expense includes rentals for premises and equipment of $73,000, $156,000 and $177,000 for the years ended July 31, 1994, 1995 and 1996 respectively.

[Picture of Sextant]
                  LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
    Note 12
    Deposits

    Deposit balances at July 31. 1995 and 1996 are summarized as follows:

                                                              1995                                          1996
                                           Interest    Weighted                       Interest      Weighted
                                             Rate       average                          Rate       average
                                            Ranges        rate        Amount       %    Ranges        rate          Amount      %
-----------------------------------------------------------------------------------------------------------------------------------
        NOW accounts and money
        market deposits....................0 - 2.85      2.10%  $ 66,225,465     19.3   0 - 2.85     1.86%    $ 69,588,989    19.6
        Savings deposits...................0 - 2.85      2.39%    73,586,111     21.4   0 - 2.85     2.38%      74,612,769    21.1
        Certificates of deposit............2 - 10        5.27%   203,677,752     59.3   0 - 8        5.11%     210,045,012    59.3
-----------------------------------------------------------------------------------------------------------------------------------
                                                                $343,489,328    100.0                        $ 354,246,770   100.0
-----------------------------------------------------------------------------------------------------------------------------------


    Certificates   of  deposit   greater  than  $100,000   total   approximately
    $14,310,083 and $17,512,390 at July 31, 1995 and 1996, respectively.

    The contractual maturities of certificates of deposit at July 31, 1995 and 1996 are as follows (in thousands):

                                                                                                        1995              1996
-----------------------------------------------------------------------------------------------------------------------------------

        Within one year...................................................................           $163,745         $ 170,389
        One to three years................................................................             33,282            35,069
        Thereafter........................................................................              6,651             4,587
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     $203,678         $ 210,045
-----------------------------------------------------------------------------------------------------------------------------------

        Interest expense on deposits for the years ended July 31, 1994, 1995 and 1996 consists of the following:

                                                                                    1994               1995              1996
-----------------------------------------------------------------------------------------------------------------------------------
        Certificates of deposit...........................................     $ 4,962,138        $ 8,429,880       $10,880,983
        Passbook and club accounts........................................       1,425,258          2,695,257         2,384,500
        NOW and money market accounts.....................................         472,526            818,459           798,812
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               $ 6,859,922        $11,943,596       $14,064,295
-----------------------------------------------------------------------------------------------------------------------------------

        Note 13
        Borrowings

        Borrowings at July 31, 1995 and 1996 consists of the following:

                                                                                           Interest
                                                             1995            1996            Rate       Maturity
-----------------------------------------------------------------------------------------------------------------------------------
        FHLB of New York Advance                      $19,000,000               -           6.13%      Aug. 1, 1995
        FHLB of New York Advance                                -     $10,000,000           5.44%      Aug.22,1996
        FHLB of New York Advance                                -     $10,000,000           5.44%      Aug.26,1996
        FHLB of New York Line of Credit                         -     $14,000,000           6.00%      Aug. 1, 1996
        Reverse Repurchase Agreement                            -     $20,000,000           5.60%      Aug. 8, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                      $19,000,000     $54,000,000
-----------------------------------------------------------------------------------------------------------------------------------


                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------
The line of credit and advances from the Federal Home Loan Bank of New York ("FHLB") are secured by stock in the FHLB of New York and a blanket pledge over the Bank's Agency securities, qualifying loans and mortgage-backed securities. At July 31, 1996, the Bank had a credit line available of $41,961,400, from the Federal Home Loan Bank of New York.

At July 31, 1996, the Savings Bank had entered into repurchase agreements with 1 major national broker/dealer which totaled $20 million. During the years ended July 31, 1995 and 1996, the maximum month-end balance of the repurchase agreements was $0 and $20 million, respectively. The average amount of repurchase agreements held during the years ended July 31, 1995 and 1996 was $0 and $5.1 million, respectively. Interest paid on secured borrowings in fiscal 1995 and 1996 was $0 and $282,124, respectively.

Note 14
Federal and State Income Taxes

As discussed in note 1, the Bank adopted SFAS 109 as of August 1, 1993. The cumulative effect of this change in accounting for income taxes of $1,315,011 is reported separately in the consolidated statement of income for the year ended July 31, 1994.

Income tax expense (benefit) for the years ended July 31, 1994, 1995 and 1996 is comprised of the following:

                                                                             1994                1995             1996
-----------------------------------------------------------------------------------------------------------------------------------
Current:
Federal............................................................        $ 809,121          $3,377,513       $3,582,788
State..............................................................          133,857             512,000          529,418
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            $942,978          $3,889,513       $4,112,206
-----------------------------------------------------------------------------------------------------------------------------------
Deferred:
Federal............................................................          806,436            (141,000        (428,000)
State..............................................................           63,257            (13,000)         (38,000)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             869,693           (154,000)        (466,000)
-----------------------------------------------------------------------------------------------------------------------------------
Total income tax expense...........................................       $1,812,671          $3,735,513       $3,646,206
-----------------------------------------------------------------------------------------------------------------------------------


If certain conditions are met, savings and loan associations are allowed a special bad debt deduction in determining income for tax purposes, based on specified experience formulas or a percentage of taxable income before such deduction. The Bank used the experience method in 1995. It is anticipated that the experience method will be used in preparing the 1996 tax return.

On August 21, 1996 legislation was signed into law which repealed the percentage of taxable income method for tax bad debt deduction. The repeal is effective for the Bank's taxable year beginning August 1, 1996. In addition, the legislation requires the Company to include in taxable income its tax bad debt reserves in excess of its base year reserves over a six, seven, or eight year period depending upon the attainment of certain loan origination levels.

Since the percentage of taxable income method for tax bad debt deduction and the corresponding increase in the tax bad debt reserve in excess of the base year have been recorded as temporary differences pursuant to SFAS 109, this change in the tax law is not expected to have a material effect on the Company's statement of operations.

Retained income at July 31, 1996 includes approximately $3,600,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated by other than tax bad debt losses or recomputation of bad debt deductions resulting from an operating loss carryback to prior years will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

A reconciliation of expected income tax expense (computed by multiplying the U.S. Federal corporate income tax rate of 34% to income before income taxes) and total income tax expense for the years ended July 31, 1994, 1995 and 1996 is as follows:

                                                                                  1994          1995              1996
-----------------------------------------------------------------------------------------------------------------------------------
Expected income tax expense.............................................       $1,723,333    $3,410,248        $3,372,841
Dividends received deduction............................................          (77,512)      (52,263)          (88,246)
State income taxes, net of Federal tax benefit..........................          130,095       337,920           324,336
Amortization of goodwill and other, net.................................           36,755        39,608            37,275
-----------------------------------------------------------------------------------------------------------------------------------
Total income tax expense................................................       $1,812,671    $3,735,513        $3,646,206
-----------------------------------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at July 31, 1994 and 1995 are as follows:

Deferred tax assets:
                                                                                    1995                           1996
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses...............................................         $938,000                      $1,059,000
Loan fees...............................................................          106,000                          81,000
Uncollected interest....................................................           54,000                          93,000
Accrued bonus...........................................................           65,000                          65,000
Goodwill................................................................          189,000                         344,000
Unrealized loss or securities available for sale........................           31,000                       1,059,348
Other...................................................................          129,000                         239,000
-----------------------------------------------------------------------------------------------------------------------------------
 ........................................................................       $1,512,000                      $2,940,348
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
Intangible assets.......................................................          245,000                         225,000
Depreciation............................................................          117,000                          85,000
Other...................................................................           67,000                          53,000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  429,000                         363,000
-----------------------------------------------------------------------------------------------------------------------------------
Net deferred asset......................................................       $1,083,000                      $2,577,348
-----------------------------------------------------------------------------------------------------------------------------------

Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the net deferred tax asset. However there can be no assurances about the levels of future earnings.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Note 15
Employee Benefit Plan

The Bank has in effect a noncontributory defined benefit plan covering substantially all of its employees upon their becoming eligible. The benefits are based on years of service and compensation. Total pension expense (income) was $35,276, ($14,488) and ($52,664) for the years ended July 31, 1994, 1995 and
1996, respectively.

Net pension cost for the years ended July 31, 1994, 1995 and 1996 includes the following:

                                                                                 1994              1995             1996
-----------------------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the period........................      $ 53,235           $39,095         $ 36,915
Interest cost on projected benefit obligation...........................        37,699            35,103           38,638
Return on plan assets...................................................      (445,761)          (98,518)         (83,128)
Net amortization and deferral loss......................................       390,103             9,832          (45,089)
-----------------------------------------------------------------------------------------------------------------------------------
Total pension cost (benefit)............................................      $ 35,276         ($ 14,488)        ($52,664)
-----------------------------------------------------------------------------------------------------------------------------------

           The following table sets forth the plan's funded status at July 31, 1995 and 1996:

                                                                                                 1995              1996
-----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of obligations - accumulated benefit obligation, including vested benefits of $372,867 and $519,641
at July 31, 1995 and 1996, respectively.........................................               $ 458,188         $527,475
Projected benefit obligation....................................................                 608,112          569,452
Plan assets at fair value.......................................................               1,210,917        1,223,715
Plan assets in excess of projected benefit obligation...........................                 602,805          654,263
Unrecognized net transition obligation..........................................                 (76,711)         (68,187)
Unrecognized prior service cost.................................................                       -          (40,748)
Unrecognized deferred loss......................................................                (530,649)        (497,219)
-----------------------------------------------------------------------------------------------------------------------------------
Prepaid pension cost............................................................                 ($4,555)         $48,109
-----------------------------------------------------------------------------------------------------------------------------------

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.50% in fiscal 1995 and 1996. The assumed long-term rate of return on plan assets was 7.25% in both years, and the assumed rate of increase in future compensation levels was 5.5% in both years.

Supplemental Executive Retirement Plan ("SERP")

During fiscal year 1996, the Bank implemented a Supplemental Executive Retirement Plan ("SERP"), which provides a post-employment supplemental retirement benefit to the eligible participant's Pension Plans Annual Benefit. The SERP is not a tax-qualified employee benefit plan. The SERP expense was $84,006, for the year ended July 31, 1996.

 [Picture of Sextant]               LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

Note 16
Stock Benefit Plans

Stock Option Plan

The Bank has adopted a stock option and incentive plan (Option Plan). Pursuant to the Option Plan, stock options of 439,200 common shares, adjusted for stock dividends, may be granted to directors and officers of the Bank. Options granted under the Option Plan may be either options that qualify as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986 (the
Code), as amended, or options that do not qualify.

Exercise prices of the options range from $8.26 to $16.02 per share. All options have been adjusted to reflect stock dividends. At July 31, 1996, 418,157 granted qualified stock options were outstanding, and none of the stock options granted were exercised during this period.

Employee Stock Ownership Plan

The Bank has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Bank and having attained age 2 1. The ESOP Trust purchased 1 10,000 shares of common stock in the Bank's initial public offering with proceeds from a loan from an unaffiliated lender. On July 31, 1996 the ESOP Trust purchased an additional 84,744 shares for $1,615,985. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the unaffiliated lender. Dividends declared on ESOP shares are used to purchase additional common shares of the Bank, for inclusion in the Plan, as Plan assets.

The note payable referred to above bears interest at Federal funds plus 3.25%, with interest payable quarterly and principal payable in equal annual installments over eight years. The loan is secured by the shares of the stock purchased.

As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Bank accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as deferred ESOP shares in the statement of financial position. As shares are released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

Management Stock Bonus Plans

The Bank has adopted MSBPs for directors and management to enable the Bank to attract and retain experienced and capable personnel in key positions of responsibility. A total of 220,000 shares of restricted stock were purchased on the conversion date. Allocated restricted stock is payable over a five-year vesting period, at 20% per year, beginning in the year of the award. The Bank will recognize compensation expense in the amount of the fair market value of the common stock at the grant date, pro rata over the years during which the shares are payable and recorded as an addition to stockholders' equity equal to the compensation expense recorded. Compensation expense attributable to the MSBPs amounted to $154,000, $305,800 and $319,552 in 1994, 1995 and 1996,
respectively. The shares are entitled to all voting and other stockholder rights, except that the shares, while restricted, cannot be sold, pledged or otherwise disposed of, and are required to be held in escrow.

If a holder of restricted stock under the MSBPs terminated employment for reasons other than death, disability, retirement following five years of service or change of control in the Bank, such employee forfeits all rights to any allocated shares which are still restricted. If termination is caused by death, disability, retirement or change in control of the Bank, all allocated shares become unrestricted.

Note 17
Commitments and Contingencies

At July 31, 1996, the Bank was obligated under noncancelable operating leases for premises and equipment as follows (in thousands):

--------------------------------------------------------------------------------
            1997............................................$137,311
            1998.............................................124,459
            1999.............................................116,985
            2000..............................................94,560
            Thereafter........................................94,560
--------------------------------------------------------------------------------

In the normal course of business, there are various outstanding legal proceedings and claims. In the opinion of management, after consultation with legal counsel, the disposition of such legal proceedings and claims will not materially affect the Bank's consolidated financial position, results of operations or liquidity.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------
Note 18
Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of July 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of July 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that Management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                       Required             To be well capitalized
                                                                                     for capital            under prompt corrective
                                                               Actual                adequacy purposes         action provision
-----------------------------------------------------------------------------------------------------------------------------------
                                                         Amount       Ratio         Amount        Ratio        Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of July 31, 1996:
Total capital (to risk-weighted assets)...............$41,540,507      19.3%      $17,211,156      8.0%     $ 21,513,945   10.0%

Tier I capital (to risk-weighted assets)...............33,200,112      15.4%        8,605,578      4.0%       12,908,367      6.0%
Tier 1 capital (to average assets).....................33,200,112       7.5%       17,630,520      4.0%       22,038,150      5.0%
-----------------------------------------------------------------------------------------------------------------------------------
As of July 31, 1995:

Total capital (to risk-weighted assets)................49,400,232      25.5%       15,495,517      8.0%       19,369,396     10.0%
Tier 1 capital (to risk-weighted assets)...............37,875,170      19.6%        7,747,758      4.0%       11,621,637      6.0%
Tier 1 capital (to average assets).....................37,875,170       9.1%       16,702,240      4.0%       20,877,800      5.0%
-----------------------------------------------------------------------------------------------------------------------------------

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

Note 19
Stock Repurchase Program

On October 28, 1994 the Bank announced that the Board of Directors had approved a 5% stock repurchase program. On April 10, 1995 the Company announced that the Board of Directors had approved a 10% stock repurchase program. On November 30, 1995, March 25, 1996, and July 29, 1996, the Company announced that the Board of Directors had approved additional 5% stock repurchase programs. On January 9, 1995 and January 2, 1996, the Company announced that the Board of Directors had approved an additional 10% stock dividend of its outstanding common stock. The repurchased shares have been held as treasury stock and are available for general corporate purposes. The Bank has completed the repurchase of 662,372 shares of common stock as of July 31, 1996.

Note 20

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other assumptions, many of which involve circumstances outside the control of management. Because of the uncertainties surrounding these factors and assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Changes in assumptions or methodologies could significantly affect the estimates of fair value.

Fair value estimates presented are based on financial instruments both on- and off-balance-sheet, and no attempt has been made to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. In addition, the tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in any of the estimates. The fair value information supplements the basic financial statements and other traditional financial data presented throughout the financial statements, and the aggregate fair value of financial instruments presented does not represent the underlying value of the Bank taken as a whole and should not be compared with the fair value of other financial institutions, which may differ depending on the assumptions used and the valuation techniques employed.

The following methods and assumptions were used to estimate the fair value of significant financial instruments at July 31, 1995 and 1996:

Financial Assets

The carrying amount of cash and cash equivalents is considered to approximate fair value. The fair values of securities held for sale and investment securities are based on quoted market prices. The fair values of equity securities restricted is based on the quoted market price of unrestricted shares without discount for the restriction. The fair value of loans represents the present value of the estimated future cash flows discounted at estimates of market interest rates adjusted for criteria discussed above. Fair value of significant nonperforming loans is generally based on the estimated cash flows which are discounted employing a rate that incorporates the risk associated with such cash flows. The fair value of the FHLB stock is the same as its carrying value.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand are considered to approximate fair value. The fair value of fixed maturity deposits was estimated by discounting estimated future cash flows using rates currently offered for deposit products with similar maturities. Long-term borrowing fair values are discounted using rates available on borrowings with similar terms and maturities.

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Off-balance-sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar arrangements.

The carrying amounts and related fair values at July 31, 1995 and 1996 are as follows:

                                                                              Carrying amount              Fair value
-----------------------------------------------------------------------------------------------------------------------------------
1995:
Financial assets:
Cash and cash equivalents...........................................            $ 8,021,666                $ 8,021,666
Investment securities...............................................             55,737,605                 55,457,430
Investments held for sale...........................................              8,567,375                  8,567,375
Mortgage-backed securities..........................................            175,375,296                173,500,278
Loans receivable, net...............................................            142,122,945                145,896,430
Federal Home Loan Bank of New York stock............................              2,587,400                  2,587,400
Financial liabilities:

Deposits............................................................            343,489,328                344,688,499
Borrowings..........................................................             19,000,000                 19,000,000
-----------------------------------------------------------------------------------------------------------------------------------
1996:
Financial assets:
Cash and cash equivalents...........................................            $ 6,902,040                $ 6,902,040
Investment securities held to maturity..............................             40,821,195                 40,083,449
Investments available for sale......................................             89,967,424                 89,967,424
Mortgage-backed securities held to maturity.........................            121,461,936                119,471,910
Equity securities restricted........................................              7,806,358                 19,942,272
Loans receivable, net...............................................            163,457,374                163,873,689
Federal Home Loan Bank of New York stock............................              2,587,400                  2,587,400
Financial liabilities:
Deposits............................................................            354,246,770                355,068,772
Borrowings..........................................................             54,000,000                 54,000,000
-----------------------------------------------------------------------------------------------------------------------------------

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

Note 21
Recent Accounting Pronouncements

Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122), was issued by the Financial Accounting Standards Board (FASB) in May 1995. SFAS 122 amends certain provisions of SFAS 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. SFAS 122 generally would require a mortgage banking enterprise that purchases or originates loans to allocate the cost of acquiring those loans to the mortgage servicing rights and the loans based on their relative fair values if it is practicable to estimate those fair values.

Any costs allocated to mortgage servicing rights should be recognized as separate asset and amortized in proportion to and over the period of estimated net servicing income and should be evaluated for impairment based on their fair value. SFAS 122 is effective for fiscal years beginning after December 15, 1995. Management has determined that the adoption of SFAS 122 will not have a material impact on the Bank's consolidated financial statements.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This statement establishes financial accounting and reporting standards for stock-based employees compensation plans. SFAS 123 encourages all entities to adopt the "fair value base method" of accounting for employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most stock plans have no intrinsic value at date of grant, and under previous accounting guidance, no compensation cost was to be recognized.

The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Bank intends to continue accounting for compensation cost under the intrinsic value based method and will provide pro forma disclosures for all awards granted after July 31, 1996. Such disclosures include net income and earnings per share as if the fair value based method of accounting has been applied.

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" SFAS 125). SFAS 125 amends portions of SFAS 115, amends and extends to all servicing assets and liabilities the accounting standards for mortgages servicing rights now in SFAS 65, and supercedes SFAS 122. The

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

statement  provides  consistent   standards  for  distinguishing   transfers  of
financial assets that are sales from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interest in the assets that are transferred. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. The adoption of the statement is not expected to have a material effect on the Bank's financial condition or results of operation.

Note 22
Subsequent Event (Unaudited)

Recapitalization of the Savings Association Insurance Fund ("SAIF") and its Impact on Insurance Premiums

On September 30, 1996 the President signed into law the Deposit Insurance Funds Act of 1996 (the Act). Among other provisions, the Act empowers the FDIC to impose a special assessment on deposits of institutions insured by the Savings Association Insurance Fund (SAIF) including the Bank. This special assessment, which is based on deposits at March 31, 1995, is intended to recapitalize the SAIF.

Based on information issued by the FDIC, the special assessment is expected to be 65.7 basis points per $100 of insured deposits and was accrued by the Bank on September 30, 1996. The amount of the assessment is expected to approximate $2.2 million before tax benefit and is payable on November 27, 1996.

It is expected that annual insurance premium rates will be reduced for institutions in the lowest risk category, including the Bank, to a level which approximates those paid by institutions insured by the Bank Insurance Fund
(BIF). In addition to the annual insurance premiums, the Bank will be assessed approximately 6.5 basis points on eligible deposits to cover FICO obligations beginning on January 1, 1997. The Bank paid insurance premiums to the FDIC of $794,011 during fiscal 1996.

Note 23
Parent Company Only

At fiscal year end 1996, Lakeview Financial Corp. (Parent only), which was formed in August 1994, had three subsidiaries: Lakeview Savings Bank, Branchview, Inc., and Lakeview Mortgage Depot, Inc. The earnings of the subsidiaries are recognized by the Parent Company using the equity method of accounting. Accordingly, earnings of the subsidiaries are recorded as increases in the Parent Company's investment in the subsidiaries and dividends paid reduce the Parent Company's investment in the subsidiaries. The following information should be read in conjunction with other Notes to the Consolidated Financial Statements.

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

Condensed financial statements of the Parent Company only are presented below.

Condensed Balance Sheet

                                                                                                1995       1996
-----------------------------------------------------------------------------------------------------------------------------------

Assets
Cash on hand and in banks.......................................................             152,855        244,371
Investments in subsidiaries.....................................................          49,291,953     45,515,234
Other assets....................................................................                   -             75
-----------------------------------------------------------------------------------------------------------------------------------
Total assets....................................................................        $ 49,444,808   $ 45,759,680
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Liabilities.....................................................................               4,574              -
Stockholders' equity............................................................          49,440,234     45,759,680
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and Stockholders' equity......................................          49,444,808     45,759,680
-----------------------------------------------------------------------------------------------------------------------------------
Condensed Statement of Income

Equity in earnings of subsidiaries..............................................         $ 6,279,834    $ 6,310,835
Interest income.................................................................              16,127              -
Securities gains................................................................              20,709              -
-----------------------------------------------------------------------------------------------------------------------------------
Total income....................................................................           6,316,670      6,310,835
Total other expenses............................................................              17,431         34,957
-----------------------------------------------------------------------------------------------------------------------------------
Net income before taxes.........................................................           6,299,239      6,275,878
Taxes expense...................................................................               4,612          1,964
-----------------------------------------------------------------------------------------------------------------------------------
Net income......................................................................         $ 6,294,627    $ 6,273,914
-----------------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows

Cash flows from operating activities:
 Net income.....................................................................         $ 6,294,627    $ 6,273,914
Adjustments to reconcile net income to net cash
provided by operating activities
 Equity in earnings of subsidiaries.............................................          (6,279,834)    (6,310,835)
 Investment in subsidiaries.....................................................              99,997       (250,180)
 Change in other assets.........................................................                   -            (75)
 Change in other liabilities....................................................               4,574         (4,574)
 Dividends from subsidiaries....................................................           4,619,027       7,650,154
-----------------------------------------------------------------------------------------------------------------------------------
 Net cash provided by operating activity........................................           4,738,391       7,358,404
Cash flows from financing activities:

 Purchase of treasury stock.....................................................          (3,970,106)     (6,685,014)

 Dividend paid..................................................................            (615,430)       (581,874)
-----------------------------------------------------------------------------------------------------------------------------------
 Net cash used in investing activities..........................................          (4,585,536)     (7,266,888)
Net change in cash and cash equivalents.........................................             152,855          91,516
Cash and cash equivalents at beginning of period................................                   -         152,855
Cash and cash equivalents at end of period......................................            $152,855      $  244,371
-----------------------------------------------------------------------------------------------------------------------------------

                                          Charting The Course [Picture of Ship]
--------------------------------------------------------------------------------

Note 24
Quarterly Financial Data (Unaudited)

The following table contains quarterly financial data for the years ended July 31, 1995 and 1996 (dollars in thousands)-

                                                       First          Second        Third      Fourth
Year Ended July 31, 1995                              Quarter         Quarter       Quarter    Quarter  Total
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income...........................      $ 6,968          $7,094       $ 7,060    $ 7,308  $ 28,430
Total Interest Expense..........................        3,053           3,278         3,394      3,814    13,539
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income Before Provision
for Loan Losses.................................        3,915           3,816         3,666      3,494    14,891
Provision for Loan Losses.......................          121             443           651        161     1,376
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
for Loan Losses.................................        3,794           3,373         3,015      3,333    13,515
Total Other Income..............................          668             769         5,001        769     7,207
Total Other Expense.............................        2,678           2,490         2,875      2,648    10,691
Net Income Before Taxes.........................        1,784           1,652         5,141      1,454    10,031
Federal and State Income Taxes..................          626             542         2,070        498     3,736
-----------------------------------------------------------------------------------------------------------------------------------
Net Income......................................      $ 1,158          $1,110       $ 3,071    $   956   $ 6,295
-----------------------------------------------------------------------------------------------------------------------------------
 ................................................        First          Second         Third    Fourth
Year Ended July 31, 1996........................      Quarter         Quarter       Quarter    Quarter    Total
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income...........................      $ 7,482          $7,533       $ 7,697    $ 8,260  $ 30,972
Total Interest Expense..........................        4,078           4,024         4,151      4,297    16,550
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income Before Provision
for Loan Losses.................................        3,404           3,509         3,546      3,963    14,422
Provision for Loan Losses.......................          184             175           184        121       664
Net Interest Income After Provision
for Loan Losses.................................        3,220           3,334         3,362      3,842    13,758
Total Other Income..............................          968           1,708         1,697      2,657     7,030
Total Other Expense.............................        2,648           2,679         2,616      2,925    10,868
Net Income Before Taxes.........................        1,540           2,363         2,443      3,574     9,920
Federal and State Income Taxes..................          519             863           936      1,328     3,646
-----------------------------------------------------------------------------------------------------------------------------------
Net Income......................................      $ 1,021         $ 1,500       $ 1,507    $ 2,246   $ 6,274
------------------------------------------------------------------------------------------------------------------------------------

[Picture of Sextant]
                   LAKEVIEW FINANCIAL CORP. 1996 ANNUAL REPORT
--------------------------------------------------------------------------------



Independent Auditors' Report



[KPMG Peat Marwick LLP Letterhead]



The Board of Directors and Stockholders
Lakeview Financial Corp. and Subsidiaries
Paterson, New Jersey:

We have audited the accompanying consolidated balance sheets of Lakeview Financial Corp. and subsidiaries as of July 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by manage-ment, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lakeview Financial Corp. and subsidiaries as of July 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended July 31, 1996 in conformity with generally accepted accounting principles.

As discussed in notes 1 and 14 to the consolidated financial statements, as of August 1, 1993 the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and as of August 1, 1994, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


                                     /s/KPMG Peat Marwick LLP
Short Hills, New Jersey
September 5, 1996

        Lakeview Financial Corp.        CORPORATE
           and Subsidiaries             INFORMATION

                DIRECTORS               TRANSFER AGENT AND REGISTRAR
                                        Registrar and Transfer Company
             Leo J. Costello            10 Commerce Drive
         Chairman of the Board          Cranford, NJ  07016
             Kevin J. Coogan
          Robert J. Davenport           CORPORATE ADDRESS
               Leo J. Dean              1117 Main Street
             Dennis D. Pedra            Paterson, NJ  07503
             Michael R. Rowe
             Vincent A. Scola           SHAREHOLDER INFORMATION
                                        Sandy L. Coulthart
                                        Corporate Administrator

                                        FINANCIAL INFORMATION
                                        Anthony G. Gallo
               OFFICERS                 Chief Financial Officer

             Kevin J. Coogan            MARKET INFORMATION
              President/CEO             NASDAQ National Marketing System

            Kevin M. McCloskey          CORPORATE SYMBOL "LVSB"
            Vice President/COO

             Anthony G. Gallo           COUNSEL
            Vice President/CFO          Salvatore Borrelli, Esq.
                                        989 McBride Avenue
               Annette Barrone          West Paterson, NJ  07424
          Vice President/Treasurer
                                        WASHINGTON COUNSEL
               Helen Saco               Malizia, Spidi, Sloane & Fisch, P.C.
          Vice President/Secretary      One Franklin Square
                                        1301 K Street, N.W.
               Jeanine Kachele          Suite 700 East
       Vice President/Branch Manager    Washington, D.C. 20005

               Robert Campbell
            Assistant Comptroller       INDEPENDENT AUDITORS
                                        KPMG Peat Marwick, LLP
               Mary Requena             150 John F. Kennedy Parkway
          Assistant Secretary/Trearurer Short Hills, NJ  07078

--------------------------------------------------------------------------------

10-K INFORMATION A copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended July 31, 1996 as filed with the Securities and Exchange Commission will be furnished without charge to Stockholders as of the record date upon written request to the Secretary.
Lakeview Financial Corp., 989 McBride Avenue, West Paterson, NJ  07424.

                       [The following at bottom of page]

                     [Charting the course. Picture of Ship]

    [Lakeview Financial Corp. - 989 McBride Avenue - West Paterson, NJ 07424
                                (201) 890-1234]
                 [Design: Studio Inc/Printing: Millburn Press]