Form 10-K, Exhibit 13
period 1997-07-31
LAKEVIEW FINANCIAL CORP /NJ/
filed 1997-10-28
CIK 921692

EXHIBIT 13

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------
    Selected Financial Data

    The  following   table  sets  forth  certain   information   concerning  the
    consolidated financial position and operating data of the Savings Bank at the dates indicated:

                                                                                               July 31
                                                                                        (Dollars in Thousands)
                                                                             1993      1994      1995      1996      1997
---------------------------------------------------------------------------------------------------------------------------
    Selected Financial Condition Data:
    Assets............................................................     $207,462  $413,725  $419,212  $457,860  $505,882
    Loans Receivable, Net.............................................      137,301   136,143   142,123   163,457   224,564
    Mortgage-Backed Securities Held to Maturity.......................       43,579   173,067   175,375   121,462   102,249
    Investment Securities Held to Maturity............................           16    62,637    55,738    40,821    42,682
    Investment Securities Available For Sale................. ........       12,898    11,269     8,567    89,967   105,592
    Excess of Cost Over Fair-Value of Net Assets Acquired, Net........          825    12,817    11,497    10,176     8,856
    Deposits..........................................................      164,130   344,915   343,489   354,247   370,787
    Borrowings........................................................       18,500    19,021    19,859    54,721    63,604
    Stockholders' Equity .............................................       22,211    46,982    49,440    45,760    61,809
    Stated Book Value Per Share ......................................          N/A      7.30      8.51      9.18     13.71
    Tangible Book Value Per Share ....................................          N/A      5.30      6.53      7.14     11.75

    Selected Operating Data:
    Gross Interest Income.............................................       15,179    18,947    28,430    30,972    32,842
    Net Interest Income...............................................        8,025    11,212    14,892    14,423    15,524
    Other Income......................................................        2,010     2,608     7,206     7,030     8,102
    Net Income........................................................        2,339     4,571     6,295     6,274     6,061
    Net Income Per Share..............................................          N/A       N/A      1.01      1.13      1.20
    Return on Average Assets..........................................         1.13%     1.16%     1.50%     1.42%     1.28%
    Cash Dividend Per Common Share....................................          N/A      .031      .125      .125      .125

    Asset Quality Data:
    Non-Performing Loans..............................................       13,540     8,928     3,372     2,417     3,811
    Other Non-Performing..............................................            -         -       850       494         -
    Real Estate Owned (REO)...........................................        6,575     3,762     3,608     1,667     1,929
----------------------------------------------------------------------------------------------------------------------------
    Total Non-Performing Assets ......................................       20,115    12,690     7,830     4,578     5,740
----------------------------------------------------------------------------------------------------------------------------
    Non-Performing Assets to Assets Ratio.............................         9.70%     3.70%     1.87%     1.00%     1.13%
    Loan Allowance....................................................        2,638     1,714     2,535     3,073     3,411
    REO Allowance.....................................................          823       188         -         -         -
----------------------------------------------------------------------------------------------------------------------------
     Total Allowances.................................................      $ 3,461   $ 1,902   $ 2,535   $ 3,073   $ 3,411
----------------------------------------------------------------------------------------------------------------------------
     Total Allowances to Non-Performing Assets (Coverage Ratio).......        17.21%    14.99%     32.4      67.1%     59.4%

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    Management Discussion and Analysis of Financial Condition and Results of Operation

    FINANCIAL CONDITION

    Total assets increased $48.0 million or 10.5%, to $505.9 million at July 31, 1997 from $457.9 million at July 31, 1996. The increase in assets primarily reflects the Company's deployment of proceeds into the loan portfolio, from principal repayments of mortgage-backed securities held to maturity, increased deposits levels and increased borrowings. Before the effect of unrealized gains or losses on securities available for sale, shareholders equity decreased $200,000 or .4% to $47.4 million at July 31, 1997 from $47.6 million at July 31, 1996.

    Loans receivable, net increased $61.1 million, or 37.4%, to $224.6 million at July 31, 1997, from $163.5 million at July 31, 1996. Approximately $35.5 million of this increase was in multi-family loans, $19.4 million in home equity, second mortgage and home improvement loans, $8.4 million in commercial business loans offset by a decrease of $1.4 million in residential loans, as a result of scheduled repayments. The increase was the result of the concerted efforts of a seasoned branch staff, a recently hired business development officer in July 1996 and specialized lending officers and senior management. It is Management's intention to continue to increase the loan portfolio by changing the mix of the Savings Bank's loan portfolio
    - from lower yielding loans (i.e., one- to four family loans) to higher yielding loans (i.e., equity loans, multi-family (five (5) or more units) buildings, and commercial (non-residential) mortgages.

    Loans delinquent 90 days or more increased $900,000 or 31.0% to $3.8 million, or at July 31, 1997 from $2.9 million at July 31, 1996. The increase is primarily due to loan growth and the change in the mix of the loan portfolio.

    REO, net, increased $263,000, or 15.8%, to $1.9 million at July 31, 1997, from $1.7 million at July 31, 1996. The increase was mainly attributed to $732,000 of loans receivable being transferred into REO offset by $545,000 of sales and $44,000 of charge-offs.

    Investment securities available for sale portfolio increased $15.6 million, or 17.4%, to $105.6 million at July 31, 1997 from $90.0 million at July 31, 1996. The increase was mainly attributable to purchases of $34.9 million and an increase in market value (before tax) of $25.5 million (of which $22.1 million reflects the reclassification of the equity securities portfolio, originally carried at cost) offset by sales of $47.7 million, maturities of $3.0 million, and principal repayments of $1.8 million. In addition, $7.8 million of equity securities restricted for sale were carried at cost in 1996 due to certain restrictions on the sale of these securities. However, during the fourth quarter of 1997, the equity securities were reclassified as available for sale since these restrictions will expire within the next twelve months. See footnote 7 to the consolidated financial statements.

    Investment securities held to maturity increased $1.9 million or 4.6%, to $42.7 million at July 31, 1997 from $40.8 million at July 31, 1996. The increase was due to net purchases of $8.8 million offset by $7.0 million of maturities.

    Mortgage-backed securities held to maturity decreased $19.3 million, or 15.8%, to $102.2 million at July 31, 1997, from $121.5 million at July 31, 1996. The decrease in mortgage-backed securities resulted from principal repayments of $19.4 million.

    Deposits, after interest credited, increased $16.6 million or 4.7%, to $370.8 million at July 31, 1997 from $354.2 million at July 31, 1996. Now accounts and money market deposits increased $9.6 million or 13.7% during the fiscal year ended July 31, 1997. Of theses accounts, growth occurred primarily in demand deposits and business accounts due to Management's concerted efforts in 1997 to increase these accounts. However, there were no promotional rates offered on these accounts. Savings deposits increased $1.4 million or 1.8% during the fiscal year ended July 31, 1997. The average cost of these deposits remained unchanged at 2.38% for July 31, 1997 and 1996. Certificates of deposit increased $5.7 million or 2.7% to $215.7 million at July 31, 1997, compared to $210.0 million at July 31, 1996. The cost of certificates of deposits increased six (6) basis points to 5.17% at July 31, 1997 from 5.11% at July 31, 1996.

    Borrowings increased $8.9 million, or 16.9%, to $61.3 million at July 31, 1997, from $52.4 million at July 31, 1996. The increase included a $19.0 million increase in advances from the Federal Home Loan Bank of New York ("FHLB"), $8.3 million increase in a FHLB line of credit offset by a decrease of $18.4 million in reverse repurchase agreement borrowings.

    Net deferred tax liability increased $6.1 million or 100% at July 31, 1997. The increase was primarily attributable to the $7.4 million deferred tax liability related to the unrealized gain on the available for sale portfolio.

    On  September  10,  1997,  the Company and  Westwood  Financial  Corporation
    ("Westwood"), the holding company of Westwood Savings Bank ("Westwood Bank"), Westwood, New Jersey, signed a definitive agreement providing for the merger of Westwood into the Holding Company and the merger of Westwood Bank into the Savings Bank. It is anticipated that the transaction will close by approximately March 1998 and will be accounted for under the purchase method of accounting.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    MARKET FOR COMMON STOCK

    The common stock of Lakeview Financial Corp. is traded on the Nasdaq National Market under the symbol of "LVSB". On October 15, 1997, the Company paid to all shareholders of record on October 1, 1997 a two for one common stock split. The information below reflects the two for one stock split.

    As a result of continued earnings, there has been a $.0625 per share dividend since the 3rd fiscal quarter in 1994. On November 13, 1996, the Company paid a 10% common stock dividend to all shareholders of record on October 30, 1996. This resulted in the issuance of an additional 497,586 shares of common stock.

    The Company's ability to pay dividends to shareholders is dependent upon the earnings from investments and dividends it receives from the Savings Bank. Accordingly, restrictions on the Savings Bank ability to pay cash dividends directly affect the payment of cash dividends by the Company. The Savings Bank may not declare or pay a dividend if the effect would cause the Savings Bank's regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Savings Bank's conversion from mutual to stock form or the regulatory capital requirements imposed by the FDIC.

    For the quarters ended:

                         1995               1996                    1997
--------------------------------------------------------------------------------
    Prices ...........   Oct.      Jan.  Apr.  Jul.  Oct.    Jan.   Apr.   Jul.

    High .............   7.91      8.13  9.04  9.55  12.44   15.69  17.13  17.32

    Low ..............   7.18      7.28  7.84  8.07   9.21   11.25  13.75  13.63

    Closing ..........   7.39      7.84  8.92  9.32  11.69   15.38  13.82  16.50

--------------------------------------------------------------------------------

    RESULTS OF OPERATIONS

    Net income decreased $234,000 or 3.7%, to $6.1 million at July 31, 1997 from $6.3 million at July 31, 1996. The decrease in net income was primarily attributable to the SAIF special assessment before taxes of $2.2 million offset by increases of $1.1 million in net interest income and $1.1 million in other income.

    Net income remained unchanged at $6.3 million for the years ended July 31, 1996 and 1995.

    Net Interest Income: Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and interest rate paid on interest liabilities.

    Net interest income increased $1.1 million or 7.6% to $15.5 million in 1997 compared to $14.4 million in 1996. The increase was primarily due to growth in average interest-earning assets to $442.8 million in 1997 from $411.3 million in 1996, partially offset by a decrease in the interest rate spread of 3.15% in 1997 compared to 3.21% in 1996. However, the decline in the interest rate spread in 1997 did not affect net interest margin. Net interest margin was 3.51% in 1997 and 1996.

    The increase in average interest-earning assets of $31.6 million reflects an increase in average loans of $37.3 million and average investments and mortgage-backed securities available for sale of $34.6 million offset by a decrease in average mortgage- backed securities and investment securities held to maturity of $40.4 million. The increase in average interest-earnings assets was partially funded by the increase in average interest-bearing liabilities of $22.7 million. This increase in interest-bearing liabilities reflects the increase in borrowings and deposits in 1997.

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    The interest rate spread declined in 1997 compared to 1996 due to a decline in the yield on average interest earning assets to 7.42% in 1997 from 7.53% in 1996 offset by a decrease in the cost of average interest- bearing liabilities to 4.27% in 1997 from 4.32% in 1996.

    The yield on average interest-earning assets declined in 1997 due to a decrease in yields on loans to 8.73% in 1997 from 9.09% in 1996 and investment and mortgage-backed securities available for sale to 5.63% in 1997 from 7.21% in 1996. As general market rates were relatively stable in 1997 and 1996, the decline in the yield of loans reflects the impact of increased competition for new loan originations. The decline in yield of investment and mortgage-backed securities available for sale was the result of lower rates of interest and dividends.

    The decrease in the cost of funds was affected by a 32 basis point decrease in the rate paid on borrowings and a 8 basis point decrease paid on money market and checking accounts.

    Net interest income decreased $469,000 or 3.1% to $14.4 million in 1996 from $14.9 million in 1995. The decrease was primarily due to the increase in interest-bearing liabilities to $382.9 million in 1996 from $357.4 million in 1995 coupled with a decrease in the interest rate spread to 3.21% in 1996 from 3.58% in 1995. The decline in the interest rate spread had a corresponding impact on the net interest margin which declined 35 basis points to 3.51% in 1996.

    The increase in average interest-bearing liabilities of $25.5 million in 1996 reflects an increase in average savings accounts of $10.2 million and average borrowings of $15.3 million. The increase in average interest-earnings assets of $25.7 million was funded by the increase in average interest-bearing liabilities. This increase in average interest-earning assets reflects the increase in average loan receivables of $16.1 million, average investment and mortgage-backed securities available for sale of $50.7 million offset by a decrease of average mortgage-backed and investment securities of $41.0 million.

    The interest rate spread declined in 1996 compared to 1995 due to an increase in the cost of average interest bearing-liabilities to 4.32% in 1996 from 3.79% in 1995, offset by an increase in the yield on average interest-earning assets to 7.53% in 1996 from 7.37% in 1995. The cost of average interest-bearing liabilities increased in 1996 primarily due to the higher volume and higher rates paid on savings accounts, offset by the lower cost of funds on borrowings.

    The yield on average interest-earning assets increased in 1996 by 16 basis points primarily due to the higher rates on new loan originations compared to the rates on loans repaid and the higher volume coupled with the higher rates paid on investment and mortgage-backed securities available for sale.

    Provision for Losses on Loans: The Company recorded a provision for loan losses of $961,000 in 1997 compared with $664,000 in 1996 and $1.4 million in 1995. The increase in 1997 was attributable to loan growth and the change in the mix of the loan portfolio. The decrease in 1996 was attributable to a $955,000 decrease in the nonperforming loans portfolio and improved market conditions.

    Management regularly performs an analysis to identify the inherent risks of loss in its loan portfolio. This evaluation includes evaluations of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other information available at such times. Additionally, in July 1997, the Savings Bank hired a loan workout officer to focus on Management's continued efforts to reduce the risk of the loan portfolio.

    The Savings Bank will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. As discussed previously, it is Management's intention to continue to increase the loan portfolio by changing the mix of the Savings Bank's loan portfolio - from lower yielding loans (i.e., one- to four family loans) to higher yielding loans (i.e., equity loans, multi-family (five (5) or more units) buildings, and commercial (non-residential) mortgages. Although the Savings Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

    Other Income: Total other income increased $1.1 million or 15.3% to $8.1 million for the year ended July 31, 1997 from $7.0 million for the year ended July 31, 1996. Realized gains on investments increased $2.0 million to $4.8 million in 1997 from $2.8 million in 1996. This increase resulted from the sale of Federal National Mortgage Association ("FNMA"), Student Loan Mortgage Association ("SLMA"), Federal Home Loan

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Mortgage Corporation ("FHLMC") and other equity securities during 1997. Other operating income decreased $1.0 million to $2.1 million in 1997 from $3.1 million in 1996. This was mainly attributable to a decrease of other income from Branchview, Inc. of $2.4 million offset by an increase of income from subsidiary activity of Lakeview Mortgage Depot, Inc. ("LMD") of $1.1 million due to increased lending. In 1995, Branchview sold its majority interest in Residential Money Center, a residential mortgage company. See footnote 7 to the consolidated financial statements.

    Total other income decreased $177,000 or 2.5% to $7.0 million for the year ended July 31, 1996 from $7.2 million for the year ended July 31, 1995. The Savings Bank's realized gains on investments increased $662,000 to $2.8 million in 1996 from $2.1 million in 1995. This increase resulted from the sale of FNMA, SLMA, FHLMC and other equity securities during 1996. Other operating income decreased $756,000 to $3.1 million in 1996 from $3.9 million in 1995. This was mainly attributed to a decrease of income from the Branchview, Inc. subsidiary from $2.5 million in 1996 from $3.6 million in 1995.

    Other Expenses: Total other expenses increased $2.3 million or 21.0%, to $13.2 million in 1997 from $10.9 million in 1996. The increase was primarily the result of a $2.2 million special assessment required to recapitalize the Savings Association Insurance Fund ("SAIF"). On September 30, 1996, the President signed into law legislation which included the recapitalization of SAIF by a one time charge to SAIF-insured institutions of 65.7 basis points per $100 of insurable deposits as of March 31, 1995. Future deposit expense will be lower as a result of this one-time charge. The legislation also provides that the Savings Bank will pay, in addition to the normal deposit insurance premium as a member of the SAIF, an annual amount equal to approximately 6.4 basis points of outstanding SAIF deposits toward the retirement of the Financing Corporation Bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, will pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points toward the retirement of the Fico Bonds. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that tin, Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

    Compensation and employee benefits increased $1.1 million or 22.8% to $5.7 in 1997 from $4.6 million in 1996. The increase was mainly attributable to the amortization of the ESOP of $390,000 due to the increase of the market value o the Company's stock and $410,000 for the hiring of eleven new staff persons for the Company's subsidiary, LMD. LMD opened two additional offices during the year.

    Net losses from REO operation decreased $715,000 or 77.64X to $206,000 in 1997 from $921,000 in 1996. The decrease primarily attributed to the decrease in provisions of REO lot to $44,000 in 1997 from $655,000 in 1996. Management of the Savings Bank regularly assesses the value of the REO portfolio based on available information at such times including trends in local real estate markets and appraisals. Additional provisions for REO losses may be required as the result of this assessment.

    A great deal of information has been disseminated about the global computer year 2000. Many computer programs that can only distinguish the final two digits of the year entered common programming practice in earlier years) are expect to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Savings Bank. Date processing is also essential to most other financial institutions and many other companies. All of the material data processing the Savings Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Savings Bank has advised the Savings Bank that it expects to be year 2000 compliant prior to December 31, 1999. However, if the service bureau is unable to resolve potential problem in time, the Savings Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and result operation of the Savings Bank.

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    Total other expenses increased $176,000 or 1.6%, to $10.9 million in 1996 from $10.7 million in 1995. The increase was primarily attributable to an increase in employee compensation of $282,000 to $4.6 million in 1996 from $4.4 million in 1995. The increase was mainly attributed to the increased staffing of LMD which was formed in October of 1995. Net losses from REO operation increased $271,000 to $921,000 in 1996 from $650,000 in 1995. The increase was mainly attributed to an increase in provisions for REO losses of $152,000 to $654,000 in 1996 from $502,000 in 1995, which was partially offset by a decrease in other operating expenses of $400,000 in 1996.

    Liquidity and Capital Resources

    The Savings Bank's primary sources of funds includes savings deposits, loan repayments and prepayments, cash flow from operations and borrowings from the FHLB. The Savings Bank uses its capital resources principally to fund loan origination and purchases, repay maturing borrowings and for investments, and for short and long-term liquidity needs. The Savings Bank expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of July 31, 1997, the Savings Bank had commitments to fund loans of $6,104,000.

    The Savings Bank's liquid assets consist of cash and cash equivalents, which include investments in highly short-term investments. The level of these assets are dependent on the Savings Bank's operating, financing and investment activities during any given period. At July 31, 1997, cash and cash equivalents totaled $5.4 million.

    Net cash provided by operating activities for fiscal 1997 totaled $3.6 million, as compared to $2.7 million for fiscal 1996. Net cash provided by operating activities for fiscal 1996 totaled $2.7 million, as compared to $10.2 million for fiscal 1995.

    Net cash used in investing activities for fiscal 1997 totaled $23.3 million, a decrease from fiscal 1996 of $17.5 million. The decrease was primarily attributable to an increase in 1996 of net purchases of investment and mortgage-backed securities of $20.0 million, offset by cash used for net loan originations and purchases of loans of $42.2 million and investment in FHLB stock of $1.0 million, and net proceeds from the sale of investment and mortgage-backed securities of $40.0 million.

    Net cash used in investing activities for fiscal 1996 totaled $40.8 million, an increase from fiscal 1995 of $41.3 million. The increase was primarily attributable to an increase in 1995 of $9.5 million in net proceeds from the sale of available for sale investment securities, cash used for net loan originations and purchases of loans of $12.0 million and net purchases of investment and mortgage-backed securities of $20.0 million.

    Net cash provided by financing activities for the year ended July 31, 1997 totaled $18.7 million. This is a result of a net increase in deposits of $16.5 million and an increase in net borrowings of $8.9 million, offset by the purchase of treasury stock of $6.7 million.

    Net cash provided by financing activities for fiscal 1996 totaled $36.9 million. This is a result of a net increase in deposits of $10.8 million, and an increase in net borrowings of $34.9 million offset by the purchase of treasury stock of $6.7 million and ESOP shares of $1.6 million.

    Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Savings Bank's commitment to make loans and management's assessment of the Savings Bank's ability to generate funds. The Savings Bank is also subject to federal regulations that impose certain minimum capital requirements.

    Impact of Inflation and Changing Prices

    Unlike most industrial companies, substantially all the assets of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Lakeview Financial Corp. and Subsidiaries
    Consolidated Balance Sheets
    July 31, 1996 and 1997

                                                                                          1996           1997
-----------------------------------------------------------------------------------------------------------------
    Assets
    Cash on hand and in banks...................................................     $  6,902,040   $  5,399,466
    Investment securities held to maturity, market value of
    $40,083,449 and $41,934,692 at July 31, 1996 and 1997,
    respectively (note 4).......................................................       40,821,195     42,681,799
    Investment securities available for sale (note 5) ..........................       89,967,424    105,592,249
    Equity securities restricted for sale, market value of $19,942,272
    at July 31, 1996 (note 7) ..................................................        7,806,358              -
    Mortgage-backed securities held to maturity, market value of
    $119,471,910 and $102,343,945 at July 31, 1996 and 1997,
    respectively (notes 6 and 13) ..............................................      121,461,936    102,248,545
    Loans receivable, net (notes 8 and 13)......................................      163,457,374    224,563,595
    Real estate owned, net (note 9).............................................        1,666,553      1,929,447
    Investments required by law - stock in the Federal Home
    Loan Bank of New York, at cost (note 13) ...................................        2,587,400      3,550,000
    Accrued interest receivable (note 10).......................................        3,646,512      3,475,581
    Office properties and equipment, net (note 11)..............................        4,182,639      4,027,940
    Excess of cost over fair value of net assets acquired, net (note 3).........       10,176,424      8,856,136
   Other assets.................................................................        5,184,150      3,557,442
-----------------------------------------------------------------------------------------------------------------
    Total assets................................................................     $457,859,985   $505,882,200
-----------------------------------------------------------------------------------------------------------------
    Liabilities and Stockholders, Equity
    Deposits (note 12)..........................................................      354,246,770    370,787,103
    Borrowings (note 13)........................................................       52,384,015     61,250,000
    Borrowings - ESOP (note 16).................................................        2,337,414      2,353,825
    Advance payments by borrowers for taxes and insurance.......................        1,711,930      2,259,134
    Net deferred tax liability (note 14)........................................                -      6,094,000
    Other liabilities...........................................................        1,420,176      1,329,003
-----------------------------------------------------------------------------------------------------------------
    Total liabilities...........................................................      412,100,305    444,073,065

    Common  stock  - $2.00  par  value;  authorized  10,000,000 shares, issued 6,441,504 shares and outstanding 4,531,408 and 4,509,054
    shares at July 31, 1996 and 1997............................................        5,856,152      6,441,504
    Additional paid-in capital..................................................       26,186,632     33,188,027
    Retained income substantially restricted....................................       29,186,632     28,617,200
    Unrealized (loss) gain on securities available for sale, net of tax.........       (1,884,921)    14,457,898
    Treasury stock at cost, 1,457,218 and 1,932,450 shares at
    July 31, 1996 and 1997......................................................      (10,655,120)   (17,357,996)
    Unallocated ESOP shares.....................................................       (2,306,895)    (2,407,250)
    Unallocated MSBP shares.....................................................       (1,420,648)    (1,130,248)
-----------------------------------------------------------------------------------------------------------------
    Total stockholders' equity (notes 2, 14, 16, and 18)........................       45,759,680     61,809,135
    Commitments and contingencies (notes 8 and 17)..............................
-----------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity .................................     $457,859,985   $505,882,200
-----------------------------------------------------------------------------------------------------------------

14         See accompanying notes to consolidated financial statements.

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Income
Years ended July 31, 1995, 1996 and 1997

                                                                                       1995            1996            1997
------------------------------------------------------------------------------------------------------------------------------
Interest income:
Loans receivable ...............................................................  $ 12,509,446    $ 14,131,327    $ 16,841,183
Mortgage-backed securities .....................................................    11,162,655       9,604,671       7,319,449
Investment securities, held to maturity and Federal funds ......................     4,535,201       3,004,345       3,425,496
Investment securities available for sale .......................................       222,924       4,232,012       5,255,997
------------------------------------------------------------------------------------------------------------------------------
Total interest income ..........................................................    28,430,226      30,972,355      32,842,125
------------------------------------------------------------------------------------------------------------------------------
Interest expense:
Interest on deposits (note 12) .................................................    11,943,596      14,064,295      13,987,512
Interest on borrowings .........................................................     1,594,984       2,485,475       3,330,542
------------------------------------------------------------------------------------------------------------------------------
Total interest expense .........................................................    13,538,580      16,549,770      17,318,054
------------------------------------------------------------------------------------------------------------------------------
Net interest income ............................................................    14,891,646      14,422,585      15,524,071

Provision for losses on loans (note 8)..........................................     1,376,404         664,221         961,217
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans.........................    13,515,242      13,758,364      14,562,854
------------------------------------------------------------------------------------------------------------------------------
Other income:
Loan fees and service charges ..................................................     1,235,073       1,153,266       1,192,971
Net realized gains on sales of investment securities
available for sale and trading securities ......................................     2,107,244       2,768,781       4,787,866
Other operating income (note 7) ................................................     3,864,028       3,107,539       2,120,763
------------------------------------------------------------------------------------------------------------------------------
Total other income .............................................................     7,206,345       7,029,586       8,101,600
------------------------------------------------------------------------------------------------------------------------------
Other Expenses:
Compensation and employee benefits (notes 15 and 16)............................     4,366,722       4,648,774       5,707,554
Office occupancy and equipment expense (note 11) ...............................       829,861         871,113         932,128
Net loss on real estate owned activities (note 9)...............................       650,194         920,917         206,369
Other operating expenses .......................................................     3,524,382       3,106,738       2,769,553
SAIF recapitalization assessment (note 22) .....................................             -               -       2,218,674
Amortization of the excess of cost over fair value of net
assets acquired ................................................................     1,320,288       1,320,288       1,320,288
------------------------------------------------------------------------------------------------------------------------------
Total other expenses............................................................    10,691,447      10,867,830      13,154,566
------------------------------------------------------------------------------------------------------------------------------
Income before federal and state income tax .....................................    10,030,140       9,920,120       9,509,888
------------------------------------------------------------------------------------------------------------------------------
Federal and state income tax expense (benefit) (note 14):
Current ........................................................................     3,889,513       4,112,206       3,835,877
Deferred........................................................................      (154,000)       (466,000)       (387,000)
------------------------------------------------------------------------------------------------------------------------------
Total federal and state income tax .............................................     3,735,513       3,646,206       3,448,877
------------------------------------------------------------------------------------------------------------------------------
Net income .....................................................................   $ 6,294,627     $ 6,273,914     $ 6,061,011
------------------------------------------------------------------------------------------------------------------------------
Earnings per common share
(reflects two for one stock split) .............................................   $      1.01     $      1.13     $      1.20
------------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Lakeview Financial Corp. and Subsidiaries
    Consolidated Statements of Cash Flows
    Years ended July 31, 1995, 1996 and 1997

                                                                                       1995              1996             1997
----------------------------------------------------------------------------------------------------------------------------------
    Cash flows from operating activities:
    Net income..................................................................  $  6,294,627      $  6,273,914     $  6,061,011
    Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization of the excess of cost over fair
    value of net assets acquired................................................     1,320,288         1,320,288        1,320,288
    Amortization of discounts and premiums, net.................................      (259,384)         (473,518)        (374,070)
    Provision for losses on loans and real estate...............................     2,303,781         1,318,710        1,005,000
    Gain on sale of loans.......................................................        (6,040)           (9,598)          (5,104)
    Net realized gains on investment securities
    available for sale and trading securities...................................    (2,107,244)       (2,768,781)      (4,787,866)
    Net gain on sale of real estate owned.......................................      (223,884)          (26,043)         (47,612)
    (Decrease) increase in accrued interest receivable..........................         2,695          (928,163)         170,931
    Net decrease in deferred loan fees..........................................      (137,479)          (67,691)         (33,646)
    (Increase) decrease in other assets.........................................    (1,654,851)         (507,487)       1,626,708
    Amortization of ESOP shares.................................................       297,881           312,708          900,638
    Amortization of MSBP shares.................................................       505,454           445,564          481,731
    Increase (decrease) in other liabilities....................................     3,556,573        (2,473,471)      (3,055,672)
    Depreciation, net...........................................................       264,081           288,225          320,279
----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities...................................    10,156,498         2,704,657        3,582,616
----------------------------------------------------------------------------------------------------------------------------------
    Cash flows from investing activities:
    Originations of loans.......................................................   (31,274,312)      (40,782,321)     (81,639,026)
    Principal payments on loans.................................................    19,582,717        20,366,983       22,406,474
    Purchase of loans...........................................................      (136,946)       (2,686,962)      (3,975,546)
    Proceeds from the sale of loans.............................................     1,171,675           924,888          409,900
    Net increase in office properties and equipment.............................      (402,733)         (171,270)        (165,580)
    Principal payments on mortgage-backed securities held to maturity...........    16,629,760        25,230,317       19,381,231
    Purchases of mortgage-backed securities
    held to maturity............................................................   (18,762,454)       (2,773,214)               -
    Maturities of investment securities held to maturity........................    10,975,000        41,096,117        7,000,000
    Purchase of investment securities held to maturity..........................    (4,057,500)     (107,027,312)      (8,811,748)
    Proceeds from sale of investment securities
    available for sale..........................................................    20,864,634        37,440,781       51,894,066
    Purchases of investment securities available for sale.......................   (16,141,726)      (34,163,638)     (34,873,300)
    Proceeds from maturity of investment securities
    available for sale..........................................................             -        18,319,150        3,000,000
    Principle payments on investment securities
    available for sale..........................................................             -         1,534,201        1,784,698

                                                                     (continued)
16

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    Lakeview Financial Corp. and Subsidiaries
    Consolidated Statements of Cash Flows
    Years ended July 31, 1995, 1996 and 1997 continued

                                                                                       1995            1996           1997
----------------------------------------------------------------------------------------------------------------------------------
    Cash flows from investing activities, cont.:
    Proceeds from sale of trading securities....................................             -      16,147,077     21,416,368
    Purchases of trading securities.............................................             -     (15,871,424)   (20,776,177)
    Increase in Federal Home Loan Bank stock....................................      (731,100)              -       (962,600)
    Proceeds from sale of real estate owned.....................................     2,771,608       1,644,527        592,862
----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities.........................       488,623     (40,771,830)   (23,318,378)
----------------------------------------------------------------------------------------------------------------------------------
    Cash flows from financing activities:
    Net decrease (increase) in deposits.........................................    (1,425,210)     10,757,443     16,540,333
    Net increase in borrowings..................................................       837,500      34,862,500      8,882,396
    Net increase in advance payments by borrowers
    for taxes and insurance.....................................................        61,161         210,477        547,204
    Proceeds from stock offering................................................             -               -              -
    Purchase of treasury stock..................................................    (3,970,106)     (6,685,014)    (6,702,876)
    Purchase of shares by ESOP..................................................             -      (1,615,985)      (446,881)
    Dividends paid..............................................................      (615,430)       (581,874)      (586,988)
----------------------------------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by financing activities.........................    (5,112,085)     36,947,547     18,233,188
----------------------------------------------------------------------------------------------------------------------------------
    Increase (decrease) in cash and cash equivalents............................     5,533,036      (1,119,626)    (1,502,574)
    Cash and cash equivalents at beginning of year..............................     2,488,630       8,021,666      6,902,040
----------------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year....................................   $ 8,021,666     $ 6,902,040    $ 5,399,466
----------------------------------------------------------------------------------------------------------------------------------
    Cash paid during the year for:
    Interest....................................................................    12,923,418      14,055,717     14,372,086
    Income taxes................................................................     3,995,000       4,767,992      1,735,153
    Supplemental disclosure of noncash investing
    and financing activities:
    Transfer of loans  receivable  to real  estate  owned.......................     3,084,247         331,114        732,276
    Transfer of  investment  securities  held to  maturity  to
    investments securities available for sale...................................    11,579,750      80,858,447              -
    Transfer of federal funds deposit to loans..................................       850,000               -              -
    Transfer of mortgage-backed securities held to maturity
    to investment securities available for sale.................................             -      31,746,557              -

    Transfer of restricted equity securities to investment securities
      available for sale........................................................             -               -      7,806,358

          See accompanying notes to consolidated financial statements.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Lakeview Financial Corp. and Subsidiaries
    Consolidated Statements of Stockholders' Equity
    Years ended July 31, 1995, 1996 and 1997

                                                                                         Common stock
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      Number                     Additional
                                                                                        of          Dollar        Paid-in
                                                                                      shares        amount        capital
-----------------------------------------------------------------------------------------------------------------------------

    Balance at July 31, 1994....................................................     4,840,000    $ 4,840,000    $18,574,374
    Amortization of ESOP shares.................................................             -              -        116,791
    Amortization of MSBP shares.................................................             -              -        199,654
    Net income..................................................................             -              -              -
    Cash dividend...............................................................             -              -              -
    Purchase of treasury stock..................................................      (519,016)             -              -
    Stock dividend..............................................................       483,920        483,920      2,843,030
    Cumulative effect of accounting change -
    Adoption of FASB 115, net of tax (see note 1)...............................             -              -              -
    Change in unrealized loss on securities available for sale, net of tax......             -              -              -
-----------------------------------------------------------------------------------------------------------------------------
    Balance at July 31, 1995....................................................     4,804,904    $ 5,323,920     $21,733,849
-----------------------------------------------------------------------------------------------------------------------------
    Common stock acquired by ESOP...............................................             -              -               -
    Amortization of ESOP shares.................................................             -              -         168,708
    Amortization of MSBP shares.................................................             -              -         126,012
    Net income..................................................................             -              -               -
    Cash dividend...............................................................             -              -               -
    Purchase of treasury stock..................................................      (643,982)             -               -
    Stock dividend distribution.................................................       370,486        532,232       4,158,063
    Change in unrealized loss on securities available for sale, net of tax......             -              -               -
-----------------------------------------------------------------------------------------------------------------------------
    Balance at July 31, 1996....................................................     4,531,408     $5,856,152     $26,186,632
-----------------------------------------------------------------------------------------------------------------------------
    Common stock acquired by ESOP...............................................             -              -               -
    Amortization of ESOP shares.................................................             -              -         554,113
    Amortization of MSBP........................................................             -              -         191,331
    Net income..................................................................             -              -               -
    Purchase of treasury stock..................................................       475,232              -               -
    Stock dividend..............................................................      (497,586)       585,352       6,255,951
    Change in unrealized gain on securities available for sale, net of tax......             -              -               -
-----------------------------------------------------------------------------------------------------------------------------
    Balance at July 31, 1997....................................................     4,509,054     $6,441,504     $33,188,027
-----------------------------------------------------------------------------------------------------------------------------

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                   Net unrealized gain         Total
       Treasury     Retained         Unallocated shares            (loss) on securities    stockholders'
       stock        income         ESOP               MSBP         available for sale          equity
--------------------------------------------------------------------------------------------------------
            -  $ 26,630,488        $(1,016,000)   $(2,046,000)                     -        $ 46,982,862
            -             -            181,090              -                      -             297,881
            -             -                  -        305,800                      -             505,454
            -     6,294,627                  -              -                      -           6,294,627
            -      (615,430)                 -              -                      -            (615,430)
   (3,970,106)            -                  -              -                      -          (3,970,106)
            -    (3,326,950)                 -              -                      -                   -
            -             -                  -              -                198,920             198,920
                          -                  -              -               (253,974)           (253,974)
--------------------------------------------------------------------------------------------------------
 ($ 3,970,106) $ 28,982,735         ($ 834,910)   ($1,740,200)             ($ 55,054)        $49,440,234
--------------------------------------------------------------------------------------------------------
            -             -         (1,615,985)             -                      -          (1,615,985)
            -             -            144,000              -                      -             312,708
            -             -                  -        319,552                      -             445,564
            -     6,273,914                  -              -                      -           6,273,914
            -      (581,874)                 -              -                      -            (581,874)
   (6,685,014)            -                  -              -                      -          (6,685,014)
            -    (4,690,295)                 -              -                      -                   -
            -             -                  -              -             (1,829,867)         (1,829,867)
--------------------------------------------------------------------------------------------------------
($ 10,655,120) $ 29,984,480       ($ 2,306,895)  ($ 1,420,648)          ($ 1,884,921)       $ 45,759,680
--------------------------------------------------------------------------------------------------------
            -             -           (446,881)             -                      -            (446,881)
            -             -            346,526              -                      -             900,639
            -             -                  -        290,400                      -             481,731
            -     6,061,011                  -              -                      -           6,061,011
            -      (586,988)                 -              -                      -            (586,988)
   (6,702,876)            -                  -              -                      -          (6,702,876)
            -    (6,841,303)                 -              -                      -                   -
            -             -                  -              -              16,342,819         16,342,819
--------------------------------------------------------------------------------------------------------
 ($17,357,996)  $28,617,200        ($2,407,250)   ($1,130,248)            $14,457,898        $61,809,135
--------------------------------------------------------------------------------------------------------

           See accompanying notes to consolidated financial statements

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Lakeview Financial Corp. and Subsidiaries
    Notes to Consolidated Financial Statements
    July 31, 1996 and 1997

    Note 1
    Summary of Significant Accounting Policies

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

    Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in settlement of loans. It is management's judgment that the allowance for loan and real estate losses are adequate to provide for potential loan and real estate losses.

    Principles of Consolidation:

    The accompanying consolidated financial statements include the accounts of Lakeview Financial Corp. and its wholly owned subsidiaries, Lakeview Savings Bank (LSB), LVS, Inc. (LVS), Lakeview Investment Services Inc. (LISI), Branchview, Inc. (Branchview), Lakeview Credit Card Services, Inc. (LCCS), and Lakeview Mortgage Depot, Inc. (LMD).

    On August 25, 1994, LSB completed a reorganization into a holding company form of ownership, and LSB became a wholly-owned subsidiary of Lakeview Financial Corp. The stockholders of LSB exchanged their shares of LSB for the same number of shares of Lakeview Financial Corp.

    Investment Securities and Mortgage-Backed Securities:

    The Bank classifies debt, readily-marketable equity and mortgage-backed securities in one of the following categories (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value with unrealized gains and losses included in earnings and (iii) "available-for-sale (all other debt, readily marketable equity and mortgage-backed securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of income tax, as a separate component of equity.

    In November 1995, the Financial Accounting Standards Board ("FASB") issued "Special Report - "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt Equity Securities," within which there was offered transition guidance permitting an enterprise to reassess the appropriateness of the classifications of all of its securities before December 31, 1995. The Bank reassessed its classifications, and on December 31, 1995, transferred $112.6 million in amortized cost of investment and mortgage-backed securities to the available for sale classification. The related net unrealized gain after tax effect as of the date of transfer was $157,000

    Premiums and discounts on debt and mortgage-backed securities are amortized to expense and accreted to income over the estimated life of the respective security using a method that approximates the level yield method.

    Gains and losses on the sale of securities available for sale are based upon the amortized cost of the security using the specific identification method.

    Office Properties and Equipment:

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

    Expenditures for maintenance and repairs are expensed as incurred. The costs of major renewals and improvements are capitalized. Premises and major items of furniture and equipment are removed from the property accounts upon disposition at their carrying amount, and gains or losses on such transactions are included in other non-interest income or expense.

    Income Taxes:

    The Bank accounts for income taxes through recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be settled (see note 14).

    Loans:

    Loans are stated at principal amounts outstanding, net of unearned discount and net deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income as earned.

    Certain direct costs associated with the loan origination process are netted against origination fees received, with the net resulting amount accreted over the estimated lives of the loan using the level-yield method as an adjustment to the loan's yield.

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

    The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". The Bank defines the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

    Real Estate Owned:

    Real estate owned, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of estimated fair value less estimated disposition costs or the balance of the loan on the property at date of acquisition. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding property are charged to expense. Losses are charged to operations as incurred or when it is determined that the investment in real estate owned is greater than its estimated net realizable value.

    Allowances For Losses On Loans And Real Estate Owned:

    The allowances for losses on loans and real estate owned are based on management's evaluations of the adequacy of the allowances based on the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Additions are made to the allowances through periodic provisions which are charged to earnings. All losses of principal are charged to the allowances when the loss actually occurs or when a determination is made that a loss is probable. Subsequent recoveries, if any, are added back to the allowances.

    Cash and Cash Equivalents:

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand and in banks.

    Earnings Per Share:

    Income per common share is calculated by dividing net income, by the average number of shares of common stock and average number of common stock equivalents outstanding during the period. The weighted average number of shares outstanding during the year ended July 31, 1997 used in the earnings per share calculation was 5,071,444. As shares from the Bank's ESOP are released from collateral, they become outstanding for earnings per share computations. Per share data has been adjusted to reflect the 10% stock dividends paid during 1995, 1996 and 1997. On September 4, 1997, Lakeview Financial Corp. declared a two for one stock split payable on October 15, 1997, to stockholders of record as of October 1, 1997. Share data has been adjusted to reflect the stock split.

    Reclassifications:

    Certain reclassifications have been made to the 1995 and 1996 amounts to conform to the 1997 presentation.

    Note 2
    Conversion from Mutual to Stock Form of Ownership:

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

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    As part of the reorganization to the stock form of ownership, the Lakeview Savings Bank Employee Stock Ownership Plan (ESOP) purchased 110,000 shares of the Bank's common stock at $10 per share, or $1,100,000, which was funded by a loan from an unaffiliated lender. The Bank intends to make discretionary cash contributions to the ESOP sufficient to service the amount borrowed. Additionally, the Lakeview Savings Bank Management Stock Bonus Plan (MSBP) purchased 220,000 shares at $10 per share totaling
    $2,200,000. The funds used to acquire the MSBP shares were contributed by the Bank. The Bank has allocated 66% of the shares to directors officers and other key employees of the Bank (see note 16j.

    Note 3
    Excess of Cost Over Fair Value of Net Assets Acquired, Net:

    On April 22, 1994, the Bank acquired certain assets and assumed certain liabilities of Prospect Park Federal Savings Bank, a failed savings bank, from the Resolution Trust Corporation. The excess of cost over the fair value of the asset and liabilities acquired amounted to $12,430,000 and is being amortized on a straight-line basis over ten years. Total amortization charged to date amounts to $4,110,000 at July 31 1997. The Bank also has a core deposit premium of $536,136 from a prior acquisition which is being amortized on a straight line basis over 15 years, which has total amortization charged to date of $548,237, at July 31, 1997.

    Note 4
    Investment Securities Held to Maturity:
    The amortized cost and estimated market values of investment securities held to maturity as of July 31, 1996 and 1997 are as follows:


                                                                                             Gross        Gross       Estimated
                                                                               Amortized   unrealized   unrealized      market
                                                                                 cost        gains        losses        value
----------------------------------------------------------------------------------------------------------------------------------
    July 31, 1996:
    FHLB obligations.......................................................  $20,741,938   $   8,062     ($518,850)   $20,231,150
    FHLMC obligations......................................................   14,079,257     115,743      (264,225)    13,930,775
    FNMA obligations.......................................................    6,000,000           -       (78,476)     5,921,524
----------------------------------------------------------------------------------------------------------------------------------
                                                                             $40,821,195   $ 123,805     ($861,551)   $40,083,449
----------------------------------------------------------------------------------------------------------------------------------
    July 31, 1997:
    FHLB obligations.......................................................  $22,574,313   $   1,845     ($561,798)   $22,014,360
    FHLMC obligations......................................................   14,107,486      11,398      (173,195)    13,945,689
    FNMA obligations.......................................................    6,000,000      20,800       (46,157)     5,974,643
----------------------------------------------------------------------------------------------------------------------------------
                                                                             $42,681,799   $  34,043     ($781,150)   $41,934,692
----------------------------------------------------------------------------------------------------------------------------------

    The yield on the obligations increases periodically over the contractual five or ten-year term of the security. However, the issuer has the option to repay these securities as the yield adjusts.

    The amortized cost and estimated market values of investment securities held to maturity at July 31, 1997, by contractual maturity, are shown below:

                                                                                                 Estimated
                                                                                 Amortized         market
                                                                                    cost           value
-----------------------------------------------------------------------------------------------------------
    Due in one year or less..................................................... $          -   $         -
    Due after one year through five years.......................................            -             -
    Due after five years through ten years......................................    9,230,917     9,155,930
    Due after ten years.........................................................   33,450,882    32,778,762
-----------------------------------------------------------------------------------------------------------
                                                                                 $42,681,799    $41,934,692
-----------------------------------------------------------------------------------------------------------

22

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------


    Note 5
    Investments Available for Sale

    The amortized cost and estimated market values of investments available for sale at July 31, 1996 and 1997 are as follows:

                                                                                                Gross     Gross      Estimated
                                                                                Amortized    unrealized unrealized     market
                                                                                   cost         gains     losses       value
------------------------------------------------------------------------------------------------------------------------------------
    July 31, 1996:
    U.S. Agency Securities ..............................................     $59,899,079             - $(1,853,868) $ 58,045,211
    GNMA MBS.............................................................       4,520,361       163,406           -     4,683,767
    FNMA\FHLMC REMICS....................................................       1,994,239        41,499      (2,067)    2,033,671
    Private issue REMICS.................................................       9,999,368             -    (477,784)    9,521,584
    Municipal Bonds......................................................       3,229,386             -    (146,776)    3,082,610
    Equity Securities....................................................      13,269,260       121,670    (790,349)   12,600,581
------------------------------------------------------------------------------------------------------------------------------------
                                                                              $92,911,693   $   326,575 $(3,270,844) $ 89,967,424
------------------------------------------------------------------------------------------------------------------------------------

    July 31, 1997:
    U.S. Agency Securities...............................................     $48,931,454   $     8,843 ($  159,450) $ 48,780,847
    GNMA MBS.............................................................       3,979,652       212,005           -     4,191,657
    FNMA\FHLMC REMICS....................................................       1,440,104        54,970      (6,093)    1,488,981
    Private issue REMICS.................................................       9,377,799             -     (93,881)    9,283,918
    Equity Securities....................................................      19,406,190    22,699,555    (258,899)   41,846,846
------------------------------------------------------------------------------------------------------------------------------------
                                                                              $83,135,199   $22,975,373 ($  518,323) $105,592,249
------------------------------------------------------------------------------------------------------------------------------------

    The amortized cost and estimated market values of debt investments available for sale at July 31, 1997, by contractual maturities are shown below:

                                                                                                Estimated
                                                                                Amortized         market
                                                                                  cost            value
----------------------------------------------------------------------------------------------------------
    Due in one year or less..............................................     $          -    $          -
    Due after one year through five years................................        3,000,000       2,980,449
    Due after five years through ten years...............................       22,954,704      22,950,348
    Due after ten years..................................................       37,774,305      37,814,606
----------------------------------------------------------------------------------------------------------
                                                                              $ 63,729,009    $ 63,745,403
----------------------------------------------------------------------------------------------------------

    During the years ended July 31, 1995, 1996, and 1997, proceeds from sale of securities available for sale of $20,864,634, $37,440,781, and $51,894,066, respectively, were received, resulting in gross gains of $2,107,244, $2,493,128, and $4,147,674, respectively.

    During the years ended July 31, 1995, 1996, and 1997, proceeds from sale of trading securities of $0, $16,147,077, and $21,416,368, respectively, were received, resulting in gross gains of $0, $275,653, and $640,192, respectively.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Note 6
    Mortgage-backed Securities Held to Maturity

    The amortized cost and estimated market values of mortgage-backed securities held to maturity as of July 31, 1996 and 1997 are as follows:

                                                                                        Gross        Gross          Estimated
                                                                        Amortized     unrealized    unrealized        market
                                                                           cost         gains        losses           value
-------------------------------------------------------------------------------------------------------------------------------

    July 31, 1996:
    FHLMC...........................................................  $ 47,954,027    $130,680     $  (944,332)   $ 47,140,375
    FNMA ...........................................................    38,922,756     253,491        (584,785)     38,591,462
    FNMA/FHLMC/REMICs ..............................................    34,585,153     265,693      (1,110,773)     33,740,073
-------------------------------------------------------------------------------------------------------------------------------
                                                                      $121,461,936    $649,864     ($2,639,890)   $119,471,910
-------------------------------------------------------------------------------------------------------------------------------

    July 31, 1997:
    FHLMC...........................................................   $40,305,745  $  423,638     $  (395,976)   $ 40,333,407
    FNMA............................................................    32,149,057     558,347        (156,021)     32,551,383
    FNMA/FHLMC/REMICS...............................................    29,793,743     284,807        (619,395)     29,459,155
-------------------------------------------------------------------------------------------------------------------------------
                                                                      $102,248,545  $1,266,792     ($1,171,392)   $102,343,945
-------------------------------------------------------------------------------------------------------------------------------

    The amortized cost and market value of mortgage-backed securities held to maturity at July 31, 1997, are shown below by contractual maturity. The expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                                                    Estimated
                                                                       Amortized      market
                                                                         cost         value

    Due in one year or less.........................................$          -    $          -
    Due after one year through five years...........................  39,363,174      39,032,002
    Due after five years through ten years..........................  17,374,783      17,471,249
    Due after ten years.............................................  45,510,588      45,840,694
-------------------------------------------------------------------------------------------------------------------------------
                                                                    $102,248,545    $102,343,945
-------------------------------------------------------------------------------------------------------------------------------

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    Note 7 Investments Held By Subsidiary

    On February 6, 1995, Branchview Inc., a subsidiary of the Savings Bank sold a majority of the assets of Residential Money Centers ("RMC"), a residential mortgage company which originates and sells mortgages in the secondary market, to an unrelated third party for a gain of $3.8 million, of which $3.4 million was recorded as a gain in 1995 and is reflected in other operating income. In July 1995, Branchview purchased the remaining partnership interest of RMC, for $1.5 million, and became the sole owner of RMC. RMC owns a 9.09% limited partnership interest in Industry Mortgage Company, L.P. ("IMC").

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

    As of July 31, 1996, the carrying value of Branchview's investment in IMC was $7,806,000 represented by the 830,928 shares of restricted common stock of IMC. Although the investment in IMC is represented by equity securities, it is carried at cost because the restriction period at July 31, 1996 was in excess of one year. The market value of such investment at July 31, 1996, based on the quoted market price per share of the unrestricted common stock was $19.9 million. Included in other income in 1996 is approximately $2.3 million representing the Bank's share of partnership earnings in IMC prior to its reorganization.

    On February 13, 1997, IMC paid a 2 for 1 stock dividend raising Branchview's share total to 1,661,856 shares at July 31, 1997, with a current price of $18 per share for a total market value of $29,913,408. On April 23, 1997, IMC completed a secondary offering of which Branchview purchased no additional shares of their stock. However, during the year Lakeview purchased an additional 40,000 shares of IMC stock for $585,600. The underwriters of the secondary public offering requested a lock up period which stated that no restricted shareholders may dispose of any shares under SEC Rule 144 for 90 days following the closing date of the offering. No restricted shareholder is permitted to dispose of more than 8% of that shareholder's holdings of common stock in any calendar month, essentially eliminating restrictions on the sale of stock beyond one year. As a result of the change in the restriction, at July 31, 1997, Lakeview transferred the IMC shares of stock with a cost of $8,391,958 into the Investment Securities Available for Sale category at a market value of $30,633,408, resulting in an unrealized gain net of tax, of $14,319,872, which is included in stockholders' equity.

    On January 12, 1996, Lakeview granted a line of credit to IMC for $7 million with an interest rate of 10%. As of July 31, 1997, $6.8 million was outstanding. For the fiscal year ended July 31, 1997, interest income on this line of credit amounted to $269,444.

    Note 8
    Loans Receivable, Net

    A comparative summary of loans receivable at July 31, 1996 and 1997 is as follows:

                                                                                      1996             1997
----------------------------------------------------------------------------------------------------------------
     Loan balances by type:
     Real estate loans..........................................................  $163,279,564     $216,895,904
     Construction loans.........................................................       762,715          377,120
     Consumer loans.............................................................     1,517,033        1,913,722
     Other......................................................................     1,191,082        8,982,009
----------------------------------------------------------------------------------------------------------------
                                                                                   166,750,394      228,168,755
----------------------------------------------------------------------------------------------------------------
    Less:
    Allowance for loan losses...................................................     3,073,158        3,411,461
    Deferred loan fees..........................................................       219,862          193,699
----------------------------------------------------------------------------------------------------------------
                                                                                  $163,457,374     $224,563,595
----------------------------------------------------------------------------------------------------------------

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    The Bank serviced loans for others in the approximate amount of $17,927,900, $13,792,727 and $11,781,761 at July 31, 1995, 1996 and 1997, respectively.

    A comparative summary of non-accrual loans at July 31, 1996 and 1997 is as follows:

                                                                                         1996               1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                     No.     Amount     No.     Amount
---------------------------------------------------------------------------------------------------------------------------
    Real estate and other loans ................................................     40    $2,910,953   46    $3,810,868
    Percent of real estate and other loans......................................                  1.8%               1.7%
---------------------------------------------------------------------------------------------------------------------------

    An analysis of the allowance for loan losses for the years ended July 31, 1995, 1996 and 1997 is as follows:

                                                                                        1995        1996     1997
---------------------------------------------------------------------------------------------------------------------
    Balance at beginning of year................................................ $1,713,590   $2,534,836   $3,073,158
    Provision charged to operations ............................................  1,376,404      664,221      961,217
    Charge-offs ................................................................ (1,405,337)    (429,341)    (699,263)
    Recoveries..................................................................    849,879      303,442       76,349
---------------------------------------------------------------------------------------------------------------------
    Balance at end of year...................................................... $2,534,836   $3,073,158   $3,411,461
---------------------------------------------------------------------------------------------------------------------

    For the years ended July 31, 1995, 1996 and 1997, additional interest income before taxes amounting to approximately $234,000, $201,000, and $256,000, respectively, would have been recognized if interest on non-accrual loans had been recorded based on original terms. The Bank had $645,184 and $650,172 of impaired loans at July 31, 1996, and 1997 as defined by SPAS 114 and SPAS 118.

    The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract.

    Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but primarily includes residential properties. Outstanding loan commitments, primarily fixed-rate loans, at July 31, 1996 and 1997 amounted to $13,295,000 and $6,104,000, respectively.

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    Note 9
    Real Estate Owned, Net

    Activity in the allowance for losses on real estate owned for the years ended July 31, 1995, 1996 and 1997 is as follows:

                                                                                      1995         1996       1997
---------------------------------------------------------------------------------------------------------------------
    Balance at beginning of year................................................   $ 188,119   $        -   $      -
    Provision for losses........................................................     502,377      654,489     43,783
    Charge-offs, net............................................................    (690,496)    (654,489)   (43,783)
---------------------------------------------------------------------------------------------------------------------
    Balance at end of year......................................................   $       -   $        -   $      -
---------------------------------------------------------------------------------------------------------------------

    Net loss on real estate owned activities for the years ended July 31, 1995, 1996 and 1997 consists of the following:

                                                                                      1995        1996        1997
---------------------------------------------------------------------------------------------------------------------
    Provision for real estate owned losses......................................   $ 502,377   $ 654,489    $ 43,783
    Net loss on sale of real estate owned and related expenses..................     147,817     266,428     162,586
---------------------------------------------------------------------------------------------------------------------
                                                                                   $ 650,194   $ 920,917    $206,369
---------------------------------------------------------------------------------------------------------------------

    Note 10
    Accrued Interest Receivable

    Accrued interest receivable at July 31, 1996 and 1997, is summarized as follows:

                                                                                       1996            1997
---------------------------------------------------------------------------------------------------------------------
    Investment securities held to maturity......................................   $ 1,021,063      $  908,118
    Investment securities available for sale....................................       961,514         629,695
    Mortgage-backed securities held to maturity.................................       668,487         554,498
    Loans receivable............................................................       995,448       1,383,270
---------------------------------------------------------------------------------------------------------------------
                                                                                   $ 3,646,512      $3,475,581
---------------------------------------------------------------------------------------------------------------------

    Note 11
    Office Properties and Equipment, net

    Office properties and equipment, net, at July 31, 1996 and 1997 consists of the following:

                                                                                       1996            1997
---------------------------------------------------------------------------------------------------------------------
    Cost:
    Land.......................................................................    $   793,158      $  793,158
    Parking lot improvements....................................................        26,913          26,913
    Building and building improvements..........................................     3,600,269       3,609,574
    Furniture and equipment.....................................................     1,290,631         985,907
    Automobiles.................................................................       102,636          99,036
---------------------------------------------------------------------------------------------------------------------
                                                                                     5,813,607       5,514,588
---------------------------------------------------------------------------------------------------------------------
    Less accumulated depreciation...............................................     1,630,968       1,486,648
---------------------------------------------------------------------------------------------------------------------
                                                                                   $ 4,182,639      $4,027,940
---------------------------------------------------------------------------------------------------------------------

   Office occupancy and equipment expense includes rentals for premises and equipment of $156,000, $177,000 and $187,000 for the years ended July 31, 1995, 1996 and 1997 respectively.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Note 12
    Deposits

    Deposit balances at July 31, 1996 and 1997 are summarized as follows:

                                                     1996                                     1997
-----------------------------------------------------------------------------------------------------------------------
                                  Interest    Weighted                         Interest   Weighted
                                    Rate      average                            Rate     average
                                   Ranges      rate        Amount         %    Ranges       rate      Amount        %
-----------------------------------------------------------------------------------------------------------------------
    NOW accounts and money
    market deposits...........    O - 2.85     1.86%   $ 69,588,989      19.6  0 - 2.35     1.67%   $ 79,149,736   21.3
    Savings deposits..........    0 - 2.85     2.38%     74,612,769      21.1  0 - 2.55     2.38%     75,966,675   20.5
    Certificates of deposit...    0 - 8        5.11%    210,045,012      59.3  0 - 8        5.17%    215,670,692   58.2
-----------------------------------------------------------------------------------------------------------------------
                                                       $354,246,770     100.0                       $370,787,103  100.0
-----------------------------------------------------------------------------------------------------------------------


    Certificates   of  deposit   greater  than  $100,000   total   approximately
    $17,512,390 and $23,990,768 at July 31, 1996 and 1997, respectively.

    The contractual maturities of certificates of deposit at July 31, 1996 and 1997 are as follows (in thousands):

                                                                                                 1996        1997
-------------------------------------------------------------------------------------------------------------------
    Within one year.............................................................               $170,389    $189,026
    One to three years..........................................................                 35,069      24,046
    Thereafter..................................................................                  4,587       2,599
-------------------------------------------------------------------------------------------------------------------
                                                                                                $210,045   $215,671
-------------------------------------------------------------------------------------------------------------------

    lnterest expense on deposits for the years ended July 31, 1995, 1996 and 1997 consists of the following:

                                                                                     1995        1996        1997
-------------------------------------------------------------------------------------------------------------------
    Certificates of deposit.................................................. $ 8,429,880  $10,880,983  $10,908,550
    Passbook and club accounts...............................................   2,695,257    2,384,500    2,262,469
    NOW and money market accounts ...........................................     818,459      798,812      816,493
-------------------------------------------------------------------------------------------------------------------
                                                                              $11,943,596  $14,064,295  $13,987,512
-------------------------------------------------------------------------------------------------------------------

28

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------


    Note 13
    Borrowings
    Borrowings at July 31, 1996 and 1997 consists of the following:

                                                                                                       Interest
                                                                       1996             1997             Rate      Maturity
------------------------------------------------------------------------------------------------------------------------------------
    FHLB of New York Advance..................................... $ 10,000,000               -           5.44%     Aug. 22, 1996
    FHLB of New York Advance.....................................   10,000,000               -           5.44%     Aug. 26, 1996
    FHLB of New York Line of Credit..............................   14,000,000               -           6.00%     Aug.  1, 1996
    Reverse Repurchase Agreement.................................   18,384,015               -           5.60%     Aug.  8, 1996
    FHLB of New York Advance.....................................            -    $ 17,000,000           5.85%     Aug.  7, 1997
    FHLB of New York Advance.....................................            -      22,000,000           6.00%    Sept.  2, 1997
    FHLB of New York Line of Credit..............................            -      20,250,000           6.13%     Aug.  1, 1997
    Line of Credit...............................................            -       2,000,000           8.00%     Aug.  1, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                  $ 52,384,015    $ 61,250,000
------------------------------------------------------------------------------------------------------------------------------------

    The line of credit and advances from the Federal Home Loan Bank of New York ("FHLB") are secured by stock in the FHLB of New York and a blanket pledge over the Banks agency securities, qualifying loans and mortgage-backed securities. At July 31, 1997, the Bank had a credit line available of $57,000,000, from the Federal Home Loan Bank of New York.

    At July 31, 1997, the Savings Bank had entered into a line of credit with 1 major national broker/dealer which totaled $2 million. During the years ended July 31, 1996 and 1997, the maximum month-end balance of the line of credit was $0 and $2 million, respectively. The average amount of the line of credit during the years ended July 31, 1996 and 1997 was $0 and $506,000. Interest paid on the line of credit in the fiscal 1996 and 1997 was $0 and $47,556, respectively.

    Note 14
    Federal and State Income Taxes

    Income tax expense (benefit) for the years ended July 31, 1995, 1996 and 1997 is comprised of the following:

                                                                                         1995               1996             1997
------------------------------------------------------------------------------------------------------------------------------------
    Current:
    Federal.....................................................................     $3,377,513        $ 3,582,788       $3,467,327
    State.......................................................................        512,000            529,418          368,550
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $3,889,513        $ 4,112,206        3,835,877
------------------------------------------------------------------------------------------------------------------------------------
    Deferred:
    Federal.....................................................................       (141,000)          (428,000)        (355,000)
    State.......................................................................        (13,000)           (38,000)         (32,000)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       (154,000)          (466,000)        (387,000)
------------------------------------------------------------------------------------------------------------------------------------
    Total income tax expense....................................................     $3,735,513         $3,646,206       $3,448,877
------------------------------------------------------------------------------------------------------------------------------------

    If certain conditions were met, under tax law that existed prior to 1996, thrift institutions, in determining taxable income, were allowed a special bad debt deduction based on a percentage of taxable income before such deduction. The Bank prepares and files its tax return on a calendar year basis. The Bank used the experience method in preparing the Federal income tax return for calendar year 1995 and 1994. The tax bad debt reserve method was repealed for tax

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    years beginning after 1995. As a result, the Bank may no longer use the percentage of taxable income reserve method. A small thrift (one with $500 million or less in assets) is allowed to use either the specific charge-off method or the "bank" experience method of Section 585 of the Internal Revenue Code to compute its bad debt deduction.

    Upon repeal, the Bank is generally required to recapture into income the portion of its bad debt reserve (other than supplemental reserves) that exceeds its base year (December 31, 1987) reserves. The recapture amount generally will be taken into income ratably (on a straight-line basis) over a six-year period. If the Bank meets the residential loan requirement for a tax year beginning in 1996 or 1997, the recapture of the reserves will be suspended for such tax year. Thus, the recapture can potentially be deferred for up to two years.

    The Bank has not recognized a deferred tax liability of approximately $1,246,000 for bad debt reserves for tax purposes which arose in tax years beginning before December 31, 1987 (i.e., base year). A deferred tax liability will be recognized if the Bank expects that charges to the bad debt reserves, other than the losses on loans or recomputations of bad debt deductions resulting from operating loss carrybacks to prior years, would result in taxable income. The Bank does not anticipate any such recognition in the foreseeable future.

    A reconciliation of expected income tax expense (computed by multiplying the U.S. Federal corporate income tax rate of 34% to income before income taxes) and total income tax expense for the years ended July 31, 1995, 1996 and 1997 is as follows:

                                                                                     1995              1996              1997
------------------------------------------------------------------------------------------------------------------------------------
    Expected income tax expense.................................................  $3,410,248        $3,372,841        $3,233,362
    Dividends received deduction................................................     (52,263)          (88,246)          (56,711)
    State income taxes, net of Federal tax benefit..............................     377,920           324,336           222,123
    Amortization of goodwill and other, net.....................................      39,608            37,275            50,103
------------------------------------------------------------------------------------------------------------------------------------
    Total income tax expense....................................................  $3,735,513        $3,646,206        $3,448,877
------------------------------------------------------------------------------------------------------------------------------------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax asset (liability) at July 31, 1996 and 1997 are as follows:

                                                                                      1996               1997
------------------------------------------------------------------------------------------------------------------------------------
    Deferred tax assets:
    Management recognition plan.................................................  $  216,000        $  172,000
    Allowance for loan losses...................................................   1,059,000         1,210,000
    Loan fees...................................................................      81,000            70,000
    Uncollected interest........................................................      93,000           111,000
    Accrued bonus...............................................................      65,000            76,000
    Goodwill ...................................................................     344,000           485,000
    Unrealized loss or securities available for sale............................   1,059,348                 -
    SERP expense................................................................      23,000            65,000
    Other.......................................................................           -            26,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  $2,940,348        $2,215,000
------------------------------------------------------------------------------------------------------------------------------------
    Deferred tax liabilities:
    Intangible assets...........................................................     225,000           193,000
    Depreciation................................................................      85,000            94,000
    Other.......................................................................      53,000            23,000
    Unrealized gain on securities available for sale.............................          -         7,999,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     363,000         8,309,000
    Net deferred asset (liability)..............................................  $2,577,348      $ (6,094,000)
------------------------------------------------------------------------------------------------------------------------------------

    Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets. However there can be no assurance about the levels of future earnings.

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    Note 15
    Employee Benefit Plans

    Defined Benefit Plan

    The Bank has in effect a noncontributory defined benefit plan covering substantially all of its employees upon their becoming eligible. The benefits are based on years of service and compensation.

    Net pension cost (benefit) for the years ended July 31, 1995, 1996 and 1997 includes the following:

                                                                                        1995               1996            1997
------------------------------------------------------------------------------------------------------------------------------------
    Service cost - benefits earned during the period............................         $ 39,095      $  36,915       $  62,077
    Interest cost on projected benefit obligation...............................           35,103         38,638          46,041
    Return on plan assets.......................................................          (98,518)       (83,128)       (414,414)
    Net amortization and deferral...............................................            9,832        (45,089)        296,313
------------------------------------------------------------------------------------------------------------------------------------
    Total pension benefit.......................................................         ($14,488)     ($ 52,664)      ($ 9,983)
------------------------------------------------------------------------------------------------------------------------------------

    The following table sets forth the plan's funded status at July 31, 1996 and 1997:

                                                                                                            1996             1997
------------------------------------------------------------------------------------------------------------------------------------
    Actuarial  present value of  obligations - accumulated  benefit obligation, including vested benefits of $519,641 and $640,793
    at July 31, 1996 and 1997, respectively ....................................                       $  527,475      $  675,093
    Projected benefit obligation................................................                          569,452         730,831
------------------------------------------------------------------------------------------------------------------------------------
    Plan assets at fair value ..................................................                        1,223,715       1,608,409
------------------------------------------------------------------------------------------------------------------------------------
    Plan assets in excess of projected benefit obligation.......................                       $  654,263      $  877,578
    Unrecognized net transition obligation......................................                          (68,187)        (59,663)
    Unrecognized prior service cost.............................................                          (40,748)        37,613)
    Unrecognized deferred loss..................................................                         (497,219)       (722,210)
------------------------------------------------------------------------------------------------------------------------------------
    Prepaid pension cost........................................................                       $   48,109      $   58,092
------------------------------------------------------------------------------------------------------------------------------------

    The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.5% in fiscal 1996 and 1997. The assumed long-term rate of return on plan assets was 7.25% in fiscal 1996 and 1997, and the assumed rate of increase in future compensation levels was 5.5% in fiscal 1996 and 1997.

    Supplemental Executive Retirement Plan ("SERP")

    During fiscal year 1996, the Bank implemented a Supplemental Executive Retirement Plan ("SERP"), which provides a post-employment supplemental retirement benefit to the participant's Pension Plans Annual Benefit. The SERP is not a tax-qualified employee benefit plan. The SERP expense was $84,006 and $97,392 for the years ended July 31,1996 and 1997.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Note 16
    Stock Benefit Plans

    Stock Option Plan:

    At July 31, 1997, the company has a stock-based compensation plan, which is described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost is recognized for its fixed stock option plan. Had compensation cost for the Company's fixed stock option plan been determined consistent with SPAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                                   1996       1997
---------------------------------------------------------------------------------------------------
    Net Income..............................As reported..................       $ 6,274     $6,061
                                            Pro forma....................         5,951      5,941
    Primary earnings per share..............As reported..................          1.13       1.20
                                            Pro forma....................          1.07       1.17
    Fully diluted earnings per share........As reported..................          1.13       1.20
                                            Pro forma....................          1.07       1.17

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1997, respectively; dividend yield of 0.75 percent for all years; expected volatility of 20 percent; risk-free interest rates of 5.48 percent and 6.34 percent. The effects of applying SPAS 123 on the pro forma net income may not be representative of the effect on the pro forma income for future years.

    The Bank adopted a stock option and incentive plan (Option Plan). Pursuant to the Option Plan, stock options of 959,948 common shares, adjusted for stock dividends and stock split may be granted to directors and officers of the Bank. Options granted under the Option Plan may be either options that qualify as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986 (the Code), as amended, or options that do not qualify.

    Exercise prices of the options range from $7.28 to $14.75 per share. All options have been adjusted to reflect stock dividends and stock split. At July 31, 1997, 959,948 granted qualified stock options were outstanding, and none of the stock options granted were exercised during this period.

    A summary of the status of the Company's stock option plan as of July 31, 1995, 1996, and 1997, and changes during the years ended on those dates is presented below:

                                                                     Shares under   Weighted - avg.
                                                                        option      exercise price
---------------------------------------------------------------------------------------------------
    Outstanding at July 31, 1994..............................        644,068          $ 3.76
    Grant in fiscal year ended July 31, 1995..................         79,860            5.64
    Expired unexercised in fiscal year ended July 31, 1995 ...              0            0.00
    Outstanding at July 31, 1995..............................        723,928            3.96
---------------------------------------------------------------------------------------------------
    Grant in fiscal year ended July 31, 1996..................        196,020            7.28
    Expired unexercised in fiscal year ended July 31, 1996 ...              0            0.00
    Outstanding at July 31, 1996..............................        919,948            4.67
---------------------------------------------------------------------------------------------------
    Grant in fiscal year ended July 31, 1997..................         40,000           12.33
    Expired unexercised in fiscal year ended July 31, 1997 ...              0            0.00
    Outstanding at July 31, 1997..............................        959,948          $ 4.99
---------------------------------------------------------------------------------------------------

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    The following table summarizes information about stock options outstanding at July 31, 1997. No stock options were exercised during 1996 and 1997.

                         Number             Weighted            Weighted
    Exercise           outstanding      average remaining        average
     Prices              7131/97        contractual life     exercise price
--------------------------------------------------------------------------------
     $ 3.76              644,068            6.4 years           $ 3.76
       5.64               79,860            7.3 years             5.64
       7.28              196,020            8.4 years             7.28
      12.07 - 14.75       40,000            9.5 years            12.33
--------------------------------------------------------------------------------
                         959,948                                $ 4.99
--------------------------------------------------------------------------------

    Employee Stock Ownership Plan:

    The Bank established an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Bank and having attained age 21. The ESOP Trust purchased 110,000 shares of common stock in the Bank's initial public offering with proceeds from a loan from an unaffiliated lender. On July 31, 1996 the ESOP Trust purchased an additional 84,744 shares for $1,615,985. During the fiscal year ended July 31, 1997, the ESOP Trust purchased an additional 15,000 shares for $446,881.

    The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the unaffiliated lender. Dividends declared on ESOP shares are used to purchase additional common shares of the Bank, for inclusion in the Plan, as Plan assets.

    The ESOP loan is a reverse repurchase agreement, with interest payable monthly and principal payable equal to the shares allocated.

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

    Management Stock Bonus Plans:

    The Bank adopted an MSBP for directors and management to enable the Bank to attract and retain experienced and capable personnel in key positions of responsibility. A total of 220,000 shares of restricted stock were purchased on December 22, 1993, the conversion date. Allocated restricted stock is payable over a five-year vesting period, at 20% per year, beginning in the year of the award. The MSBP shares purchased in the conversion initially were recorded as a contra equity account excluded from stock-holders'equity. The Bank recognizes compensation expense in the amount of the fair market value of the common stock at the grant date, pro rata over the years during which the shares are payable and recorded as an addition to stockholders' equity. Compensation expense attributable to the MSBPs amounted to $305,800, $319,522 and $290,400 in 1995, 1996 and 1997,
    respectively. The shares are entitled to all voting and other stockholder rights, except that the shares, while restricted, cannot be sold, pledged or otherwise disposed of, and are required to be held in escrow.

    If a holder of restricted stock under the MSBP terminates employment for reasons other than death, disability, or retirement following five years of service or change of control in the Bank, such employee forfeits all rights to any allocated shares which are still restricted. If termination is caused by death, disability, retirement or change in control of the Bank, all allocated shares become unrestricted.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Note 17
    Commitments and Contingencies

    At July 31, 1997, the Bank was obligated under non-cancelable operating leases for premises and equipment as follows (in thousands):

----------------------------------------------
    1998............................$ 137,312
    1999............................  116,985
    2000............................   94,560
    2001............................   94,560
    Thereafter......................   39,400
----------------------------------------------

    In the normal course of business, there are various outstanding legal proceedings and claims. In the opinion of management, after consultation with legal counsel, the disposition of such legal proceedings and claims will not materially affect the Bank's consolidated financial position.

    Note 18
    Regulatory Matters

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios. Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of July 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

    As of July 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                              Required        To be well capitalized
                                                                                             for capital     under prompt corrective
                                                                        Actual            adequacy purposes     action provision
                                                                  Amount      Ratio        Amount     Ratio     Amount    Ratio
------------------------------------------------------------------------------------------------------------------------------------
    As of July 31, 1996:
    Total capital (to risk-weighted assets).................  $ 41,540,507   19.3%     $ 17,211,156   8.0% $ 21,513,945  10.0%
    Tier 1 capital (to risk-weighted assets)................    33,200,112   15.4%        8,605,578   4.0%   12,908,367   6.0%
    Tier 1 capital (to average assets)......................    33,200,112    7.5%       17,630,520   4.0%   22,038,150   5.0%
------------------------------------------------------------------------------------------------------------------------------------
    As of July 31, 1997:
    Total capital (to risk-weighted assets).................  $ 45,129,304   17.0%     $ 21,245,864   8.0% $ 26,557,330  10.0%
    Tier 1 capital (to risk-weighted assets)................    36,120,761   13.6%       10,622,932   4.0%   15,934,398   6.0%
    Tier 1 capital (to average assets)......................    36,120,761    7.6%       19,107,837   4.0%   23,884,796   5.0%
------------------------------------------------------------------------------------------------------------------------------------

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------


    Note 19
    Stock Repurchase Program

    Lakeview Financial Corp. has repurchased shares beginning on October 28, 1994, under its stock repurchase programs. The repurchased shares have been held as treasury stock and are available for general corporate purposes. The Bank has completed the repurchase of 1,932,450 shares as of July 31, 1997.

    Note 20
    Fair Value of Financial Instruments

    Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SEAS 107), requires disclosures of information about the fair value of all financial instruments. The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions risk characteristics of various financial instruments, and other assumptions, many of which involve circumstances outside the control of management. Because of the uncertainties surrounding these factors and assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Changes in assumptions or methodologies could significantly affect the estimates of fair value.

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

    The following methods and assumptions were used to estimate the fair value of significant financial instruments at July 31, 1996 and 1997:

    Financial Assets:

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

    Financial Liabilities:

    The carrying amounts of deposit liabilities payable on demand are considered to approximate fair value. The fair value of fixed maturity deposits was estimated by discounting estimated future cash flows using rates currently offered for deposit products with similar maturities. Long term borrowing fair values are discounted using rates available on borrowings with similar terms and maturities.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Off-balance-sheet Financial Instruments:

    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar arrangements. The carrying amounts and related fair values at July 31, 1996 and 1997 are as follows:

                                                                                    Carrying amount        Fair value
------------------------------------------------------------------------------------------------------------------------------------
    1996:
    Financial assets:
    Cash and cash equivalents...................................................     $  6,902,040        $  6,902,040
    Investment securities held to maturity......................................       40,821,195          40,083,449
    Investment securities available for sale ...................................       89,967,424          89,967,424
    Mortgage-backed securities held to maturity................................       121,461,936         119,471,910
    Equity securities restricted ...............................................        7,806,358          19,942,272
    Loans receivable, net.......................................................      163,457,374         163,873,689
    Federal Home Loan Bank of New York stock................................            2,587,400           2,587,400
    Financial liabilities:
    Deposits ...................................................................      354,246,770         355,068,772
    Borrowings .................................................................       54,721,429          54,721,429
------------------------------------------------------------------------------------------------------------------------------------
    1997:
    Financial assets:
    Cash and cash equivalents...................................................     $  5,399,466        $  5,399,466
    Investment securities held to maturity......................................       42,681,799          41,934,692
    Investment securities available for sale ...................................      105,592,249         105,592,249
    Mortgage-backed securities held to maturity................................       102,248,545         102,343,945
    Loans receivable, net.......................................................      224,563,595         229,260,441
    Federal Home Loan Bank of New York stock....................................        3,550,000           3,550,000
    Financial liabilities:
    Deposits ...................................................................      370,787,103         374,661,012
    Borrowings..................................................................       63,603,825          63,603,825
------------------------------------------------------------------------------------------------------------------------------------

    Note 21
    Recent Accounting Pronouncements

    Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted and requires restatement of all prior-period EPS data presented. If the Bank had adopted SFAS 128 basic EPS would have been $1.00, $1.13, and $1.20 for 1995, 1996, and 1997, respectively. Dilluted EPS would have been the same as the earnings per share reported.

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income ("SFAS 130") establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general - purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management has not yet determined the impact of the adoption on its reporting of operations.

    Note 22
    Savings Association Insurance Fund "SAIF' Recapitalization Assessment

    On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposes a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996. The special assessment was recognized as an expense on September 30, 1996 and is tax deductible. The Bank incurred a pre tax charge of $2.2 million in 1997 as a result of the FDIC special assessment.

    The Funds Act also spreads the obligations for payment of the Financing Corporation ("FICO") bonds across all SAIF and BIF members. Beginning January 1, 1997, BIF deposits will be assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. BIF deposits will be assessed a FICO payment of 1.3 basis points, while SAIF deposits will pay an estimated 6.5 basis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF will be merged on January 1, 1999 provided no savings associations remain as of that time.

    As a result of the Funds Act, and recently passed legislation, SAIF assessments were lowered to 0 to 27 basis points effective January 1, 1997, a range comparable to that of BIF members. However, SAIF members will continue to make the higher FICO payments described above. Management cannot predict the level of FDIC insurance on whether the SAIF will eventually be merged. The Bank paid $375,529, $794,011 and $581,768 in Federal deposit insurance premiums for the fiscal years ended July 31, 1995, 1996 and 1997, respectively.

    Note 23
    Subsequent Event

    On September 10, 1997, Lakeview signed a definitive agreement providing for the merger of Lakeview and Westwood Corporation ("Westwood"), the holding company of Westwood Savings Bank, a New Jersey Savings Bank with total assets of $111 million located in Westwood New Jersey, into Lakeview.
    Lakeview will acquire 100% of the outstanding stock of Westwood. Shares of Westwood Common Stock will be exchanged for $29.25, payable in the aggregate in the form of 50% cash and 50% Lakeview Common Stock. The number of shares of Lakeview Common Stock to be exchanged for Westwood Common Stock will be determined based upon the average market price of Lakeview Common Stock during the 15 trading days one week prior to the closing date. The transaction is subject to certain contingencies including satisfaction of State and Federal regulatory approvals, approval by the shareholders of Westwood and receipt of a fairness opinion by Westwood. It is anticipated that the transaction will occur in the first calendar quarter of 1998. The transaction is expected to be accounted for under the purchase method.

    Note 24
    Parent Company Only

    At fiscal year end 1997, Lakeview Financial Corp. (Parent only), which was formed in August 1994, had three subsidiaries: Lakeview Savings Bank, Branchview, Inc., and Lakeview Mortgage Depot, Inc. The earnings of the subsidiaries are recognized by the Parent company using the equity method of accounting. Accordingly, earnings of the subsidiaries are recorded as increases in the Parent Company's investment in the subsidiaries and dividends paid reduce the Parent company's investment in the subsidiaries. The following information should be read in conjunction with other Notes to the Consolidated Financial Statements.

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Condensed Statement of Financials (Parent Company Only)
    Condensed Balance Sheet                                                                             1996               1997
                                                                                ----------------------------------------------------
    Assets
    Cash on hand and in banks...................................................                    $   244,371      $   167,943
    Investments in subsidiaries.................................................                     45,515,234       51,973,415
    Investment securities available for sale....................................                              -          720,000
    Other assets................................................................                             75          297,128
------------------------------------------------------------------------------------------------------------------------------------
    Total assets................................................................                    $45,759,680      $53,158,486
------------------------------------------------------------------------------------------------------------------------------------
    Liabilities and Stockholders' Equity
    Borrowings..................................................................                              -        2,000,000
    Other Liabilities...........................................................                              -          832,306
    Stockholders' equity........................................................                     45,759,680       50,326,180
------------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and Stockholders' equity..................................                    $45,759,680      $53,158,486
------------------------------------------------------------------------------------------------------------------------------------

    Condensed Statement of Income
    Year ended July 31, 1995, 1996, and 1997                                             1995           1996               1997
                                                                                ----------------------------------------------------
    Dividends from subsidiary...................................................    $  4,619,027    $ 7,650,404      $ 5,550,807
    Other income................................................................          36,836              -           13,384
----------------------------------------------------------------------------------------------------------------------------------
    Total income................................................................       4,655,863      7,650,404        5,564,191
    Interest expense............................................................               -              -           47,556
    Other expense...............................................................          17,431         34,957           60,846
----------------------------------------------------------------------------------------------------------------------------------
    Total expense...............................................................          17,431         34,957          108,402
    Net income before taxes.....................................................       4,638,432      7,615,447        5,455,789
    Taxes expense...............................................................           4,612          1,964          (11,674)
------------------------------------------------------------------------------------------------------------------------------------
    Undistributed income (loss) of subsidiary...................................       1,660,807     (1,339,569)         593,548
----------------------------------------------------------------------------------------------------------------------------------
    Net income................................................................. .   $  6,294,627    $ 6,273,914      $ 6,061,011

    Condensed Statement of Cash Flows
    Year ended July 31, 1995, 1996 and 1997                                              1995           1996               1997
                                                                                ----------------------------------------------------
    Cash flows from operating activities:
    Net income..................................................................    $  6,294,627    $ 6,273,914      $ 6,061,011
    Adjustments to reconcile net income to net cash
    provided by operating activities
    Undistributed (income) loss from subsidiary.................................      (1,660,807)     1,339,569         (593,548)
    Investment in subsidiaries..................................................          99,997       (250,180)        (150,000)
    Change in other assets......................................................               -            (75)        (350,733)
    Change in other liabilities.................................................           4,574         (4,824)         832,306
----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activity.....................................       4,738,391      7,358,404        5,799,036
----------------------------------------------------------------------------------------------------------------------------------
    Cash flows from investing activities:
    Purchase of treasury stock..................................................      (3,970,106)    (6,685,014)      (6,702,876)
    Purchase of investment securities available for sale........................               -              -         (585,600)
    Dividend paid...............................................................        (615,430)      (581,874)        (586,988)
------------------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities.......................................      (4,585,536)    (7,266,888)      (7,875,464)
------------------------------------------------------------------------------------------------------------------------------------
    Cash flows from financing activities:
    Increase in borrowings......................................................               -              -        2,000,000
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities...................................               -              -        2,000,000
------------------------------------------------------------------------------------------------------------------------------------
    Net change in cash and cash equivalents.....................................         152,855         91,516          (76,428)
    Cash and cash equivalents at beginning of period............................               -        152,855          244,371
------------------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of period..................................    $    152,855      $ 244,371       $  167,943
----------------------------------------------------------------------------------------------------------------------------------

                                      Building Value GRAPHICS OMITTED [CUBE [$]]
--------------------------------------------------------------------------------

    Note 25
    Quarterly Financial Data (Unaudited)

    The following table contains quarterly financial data for the years ended July 31, 1996 and 1997 (dollars in thousands):

                                                          First           Second           Third            Fourth
    Year Ended July 31, 1996                             Quarter          Quarter          Quarter          Quarter         Total
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest Income..............................   $7,482           $7,533           $7,697           $ 8,260        $30,972
    Total Interest Expense.............................    4,078            4,024            4,151             4,297         16,550
------------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income Before Provision
    for Loan Losses....................................    3,404            3,509            3,546             3,963         14,422
    Provision for Loan Losses..........................      184              175              184               121            664
------------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income After Provision
    for Loan Losses....................................    3,220            3,334            3,362             3,842         13,758
    Total Other Income.................................      968            1,708            1,697             2,657          7,030
    Total Other Expense................................    2,648            2,679            2,616             2,925         10,868
    Net Income Before Taxes............................    1,540            2,363            2,443             3,574          9,920
    Federal and State Income Taxes.....................      519              863              936             1,328          3,646
------------------------------------------------------------------------------------------------------------------------------------
    Net Income.........................................  $ 1,021          $ 1,500          $ 1,507           $ 2,246        $ 6,274
------------------------------------------------------------------------------------------------------------------------------------
    Earnings per share restated for stock split........  $  0.19          $  0.29          $  0.30           $  0.35         $ 1.13

                                                          First           Second           Third            Fourth
    Year Ended July 31, 1997                             Quarter          Quarter          Quarter          Quarter         Total
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest Income..............................  $ 8,058           $7,983         .$ 8,372          $ 8,429       $ 32,842
    Total Interest Expense.............................    4,209            4,357            4,312            4,440         17,318
------------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income Before Provision
    for Loan Losses....................................    3,849            3,626            4,060            3,989         15,524
    Provision for Loan Losses..........................      105              256              300              300            961
------------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income After Provision
    for Loan Losses....................................    3,744            3,370            3,760            3,689         14,563
    Total Other Income.................................    1,614            3,166              972            2,350          8,102
    Total Other Expense................................    4,801            2,649            2,847            2,858         13,155
    Net Income Before Taxes............................      557            3,887            1,885            3,181          9,510
    Federal and State Income Taxes.....................      211            1,417              546            1,275          3,449
------------------------------------------------------------------------------------------------------------------------------------
    Net Income.........................................  $   346           $2,470          $ 1,339          $ 1,906        $ 6,061
------------------------------------------------------------------------------------------------------------------------------------
    Earnings per share restated for stock split........  $  0.06           $ 0.48          $  0.27          $  0.39        $  1.20
------------------------------------------------------------------------------------------------------------------------------------

    [L, F, C CUBES GRAPHICS OMITTED] LAKEVIEW FINANCIAL CORP. 1997 ANNUAL REPORT
    ----------------------------------------------------------------------------

    Independent Auditors' Report

    [KPMG LOGO] KPMG Peat Marwick LLP

    The Board of Directors and Stockholders
    Lakeview Financial Corp. and Subsidiaries
    Paterson, New Jersey:

    We have audited the accompanying consolidated balance sheets of Lakeview Financial Corp. and subsidiaries as of July 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lakeview Financial Corp. and subsidiaries as of July 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1997 in conformity with generally accepted accounting principles.



                                        /s/KPMG Peat Marwick LLP



    Short Hills, New Jersey
    September 4, 1997, except as to note 23, which is as of September 10, 1997.

40