Form 10-K405, Exhibit 13
period 1998-07-31
LAKEVIEW FINANCIAL CORP /NJ/
filed 1998-10-21
CIK 921692

EXHIBIT 13

                                                                       FOCUS '99

Selected Financial Data

The following table sets forth certain  information  concerning the consolidated
financial   condition  and  operating  data  of  Lakeview  Financial  Corp.  and
Subsidiaries at the dates indicated:

 .........................................................................................July 31...........................
 .................................................................1994..........1995........1996..........1997.........1998.
---------------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands, except share data)
Selected Financial Condition Data:......................................
Total assets..................................................$.413,725....$.419,212....$.457,860.....$505,882.....$593,856
Loans receivable, net...........................................136,143......142,123......163,457......224,564......286,869
Mortgage-backed securities held to maturity.....................173,067......175,375......121,462......102,249......101,771
Investment securities held to maturity...........................62,637.......55,738.......40,821.......42,682.......83,831
Securities available for sale....................................11,269........8,567.......89,967......105,592.......37,867
Excess of cost over fair-value of net assets acquired, net.......12,817.......11,497.......10,176........8,856.......18,643
Deposits........................................................344,915......343,489......354,247......370,787......456,880
Total borrowings.................................................19,021.......19,859.......54,721.......63,604.......73,711
Stockholders' equity.............................................46,982.......49,440.......45,760.......61,809.......56,607
Stated book value per share (1)....................................7.30.........8.51.........9.18........13.71........11.60
Tangible book value per share (1) .................................5.30.........6.53.........7.14........11.75.........7.78

Selected Operating Data:
Interest income................................................$.18,947....$..28,430....$..30,972.....$.32,842.....$.37,377
Interest expense..................................................7,735.......13,539.......16,550.......17,318.......19,802
---------------------------------------------------------------------------------------------------------------------------
Net interest income..............................................11,212.......14,891.......14,422.......15,524.......17,575
Provision for loan losses.........................................2,047........1,801..........664..........961........1,500
Other income......................................................2,609........7,207........7,030........8,102.......11,812
Other expense.....................................................6,705.......10,266.......10,868.......13,155(2)....12,852
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes........................................5,069.......10,031........9,920........9,510.......15,035
Income taxes......................................................1,813........3,736........3,646........3,449........5,590
---------------------------------------------------------------------------------------------------------------------------
Income before accounting changes..................................3,256........6,295........6,274........6,061........9,445
Cumulative effect of accounting changes...........................1,315(3).........-............-............-............-
---------------------------------------------------------------------------------------------------------------------------
Net income........................................................4,571........6,295........6,274........6,061........9,445
---------------------------------------------------------------------------------------------------------------------------
Net income per share (1)
   Basic............................................................N/A.........1.05.........1.22.........1.48.........2.51
   Diluted..........................................................N/A.........1.00.........1.14.........1.30.........2.28
Return on average assets...........................................1.16%........1.50% .......1.42% .......1.28% .......1.74%
Return on average equity..........................................12.39%.......13.08%.......13.75% ......13.09% ......17.17%
Cash dividend per common share (1)...................................02...........10...........11...........12...........19

Asset Quality Data:
Non-performing loans..........................................$...8,928....$...3,372....$...2,417.....$..3,811.....$..2,794
Other non-performing..................................................-..........850..........494............-............-
Real estate owned (REO)...........................................3,762........3,608........1,667........1,929..........505
---------------------------------------------------------------------------------------------------------------------------
Total non-performing assets......................................12,690........7,830........4,578........5,740........3,299
---------------------------------------------------------------------------------------------------------------------------
Non-performing assets to total assets..............................3.07%........1.87%........1.00% .......1.13% .........56%
Loan allowances...............................................$...1,714....$...2,535....$...3,073.....$..3,411.....$..4,478
REO allowances......................................................188............-............-............-............-
---------------------------------------------------------------------------------------------------------------------------
Total allowances..............................................$ ..1,902....$ ..2,535....$ ..3,073.....$..3,411.....$..4,478
---------------------------------------------------------------------------------------------------------------------------
Total allowances to non-performing assets.........................14.99%.......32.38%.......67.13% ......59.43% .....135.74%
---------------------------------------------------------------------------------------------------------------------------

(1)  Adjusted for stock dividends and splits.

(2) Includes one time SAIF assessment of $2.2 million or $1.5 million, net of tax (Note 21).

(3) Reflects implementation of Statement of Financial Standards No. 109, "Accounting for Income Taxes."

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT

Management Discussion and Analysis of
Financial Condition and Results of Operation

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. Lakeview Financial Corp. undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL

Lakeview Financial Corp. is organized as a unitary savings and loan holding company and owns all of the outstanding capital stock of Lakeview Savings Bank (collectively, the "Company", or "Lakeview"). The Company also has investments in five subsidiaries, Branchview, Inc. ("Branchview"), Lakeview Mortgage Depot, Inc. ("LMD"), LVS, Inc. (LVS), Lakeview Investment Services, Inc. ("LISI"), and North Properties, Inc. ("North Properties"). Lakeview wholly owns all service corporations, except for LMD, which is 90% owned. LISI and LVS are currently inactive. In February 1998, the Company closed its operation of Lakeview Credit Card Services, Inc. ("LCCS"). LCCS was formed during the 1997 fiscal year for the purpose of issuing secured credit cards with a national mortgage company. The alliance was unsuccessful in generating any significant revenues and resulted in a total pretax loss for fiscal 1998 of approximately $98,000 which was reflected in other operating expenses in fiscal 1998.

On February 27, 1998, the Company's growth was bolstered by its acquisition of Westwood Financial Corporation and its wholly owned subsidiary, Westwood Savings Bank (collectively, "Westwood") a $100.2 million savings institution located in Westwood, Bergen County, New Jersey. Such acquisition was accounted for under the purchase method of accounting and thus the common shares of Westwood were exchanged by Lakeview for $29.25, payable in the aggregate, in the form of 50% cash and 50% Lakeview's common stock. As a result of such exchange, the Company issued from treasury 401,343 shares of common stock and paid $10.6 million in cash. With the completion of the Westwood merger, the Company added two additional Bergen County branches and three additional ATM's, bringing the total branch network to ten branches and nine ATM's.

In September 1998, the Company's eleventh branch office was opened in Fairview, New Jersey. The Company expects that its other operating expenses in 1999 may increase due to the costs associated with the opening of this new branch.

In October 1998, IMC Mortgage Company, L.P. (IMC), in which the Company has an equity investment and an unsecured line of credit, announced that they intend to explore financial and strategic alternatives including the possible sale of IMC. See Note 22 to the Consolidated Financial Statements.

                                                                       FOCUS '99


FINANCIAL CONDITION

The Company's total assets increased $88.0 million or 17.4%, to $593.9 million at July 31, 1998 from $505.9 million at July 31, 1997 mainly as a result of the Westwood acquisition, which increased assets $89.6 million, net of $10.6 million of cash paid for the acquisition. Net loans receivable and deposits grew 27.8% and 23.2% to $286.9 million and $456.9 million at July 31, 1998, respectively from $224.6 million and $370.8 million at July 31, 1997, respectively. The acquisition of Westwood contributed $40.4 million and $89.6 million toward overall loan and deposit growth, respectively, during fiscal 1998.

Securities available for sale decreased $67.7 million, or 64.1%, to $37.9 million at July 31, 1998 from $105.6 million at July 31, 1997. The decrease was mainly attributable to sales of $75.4 million, maturities of $46.0 million, principal repayments of $2.1 million, and a decrease in market value (before tax) of $14.0 million offset by purchases of $69.8 million.

Investment securities held to maturity increased $41.1 million or 96.4%, to $83.8 million at July 31, 1998 from $42.7 million at July 31, 1997. The increase was due to net purchases of $45.1 million, $34.4 million from the acquisition of Westwood and was offset by $40.4 million of maturities.

Mortgage-backed securities held to maturity decreased $478,000, or .5%, to $101.8 million at July 31, 1998, from $102.2 million at July 31, 1997. The decrease in mortgage-backed securities resulted from principal repayments of $23.3 million, offset by purchases of $6.0 million and $16.7 million from the acquisition of Westwood.

Borrowings increased $3.6 million to $64.9 million at July 31, 1998 from $61.3 million at July 31, 1997. Borrowed funds are both short-term and long-term and consist of lines of credit and Federal Home Loan Bank ("FHLB") advances.

Borrowings - ESOP increased $6.4 million to $8.8 million at July 31, 1998 from $2.4 million at July 31, 1997. The ESOP trust purchased an additional 349,404 shares for $9.0 million. Such funds were borrowed from an unrelated third party. See Note 15 to the Consolidated Financial Statements.

The net deferred tax liability and unrealized gain on securities available for sale, net of tax, decreased to $17,000 and $5.3 million at July 31, 1998, respectively, from $6.1 million and $14.5 million at July 31, 1997, respectfully. The decrease in these accounts was primarily attributable to the decrease in the market value of securities available for sale. The majority of the decrease in such accounts was attributable to Branchview's investment in Industry Mortgage Company ("IMC"), which consists of approximately 1.7 million shares of common stock. At July 31, 1998, the market value of IMC decreased to $16.2 million from $29.9 million at July 31, 1997. At July 31, 1998, Branchview's cost basis of IMC was $7.8 million. As of October 16, 1998, the market value of the IMC stock was $1.8 million.

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT


MARKET FOR COMMON STOCK

Lakeview's common stock is traded on the Nasdaq National Market under the symbol of "LVSB". At September 30, 1998, Lakeview had approximately 670 shareholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). As a result of continued earnings, there has been a cash dividend since the fourth fiscal quarter in 1994. The cash dividend paid was $.0235 in the fiscal quarters ended July and October 1994 and January 1995; $.0258 in the fiscal quarters ended April, July and October 1995 and January 1996; $.0284 in the fiscal quarters ended April, July and October 1996; $.0313 in the fiscal quarters ended January, April, July and October 1997 and January 1998; and $.0625 in the fiscal quarters ended April and July 1998. On November 13, 1996 and October 15, 1997, respectively, Lakeview paid a 10% common stock dividend and a 100% stock dividend (in the form of a two for one common stock split) to all shareholders of record on October 30, 1996 and October 1, 1997, respectively. Cash dividends, as described above, and market prices set forth in the table below, have been adjusted for the stock dividends declared and paid by Lakeview.

Market prices for the quarters ended:

 ...............................................1996........................1997...............................1998............

 ...............................................Oct...........Jan......Apr......Jul......Oct...........Jan......Apr......Jul...

High .........................................$12.44.......$.15.69...$17.13...$.17.32..$.26.75.....$.26.50...$26.57....$.29.00

Low.............................................9.21.........11.25....13.75.....13.63....16.13.......23.75....23.25......23.00

Closing .......................................11.69.........15.38....13.82.....16.50....24.75.......25.00....23.25......23.50

Lakeview's ability to pay dividends to shareholders is dependent upon the earnings from investments and dividends it receives from Lakeview Savings Bank (the "Bank"). Accordingly, restrictions on the Bank's ability to pay cash dividends directly affects the payment of cash dividends by the Company. The Bank may not declare or pay a dividend if the effect would cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form or the regulatory capital requirements imposed by the FDIC.

                                                                       FOCUS '99


Average Balance Sheet

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yields earned on assets and average costs of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

 ..........................................................................Years ended July 31,..................................
--------------------------------------------------------------------------------------------------------------------------------
 ...................................................1996..........................1997............................1998...........
--------------------------------------------------------------------------------------------------------------------------------
 ........................................................................(Dollars in thousands)

 ................................................Interest...Average.............Interest..Average..............Interest..Average.
 .......................................Average...Income/...Yield/.....Average...Income/..Yield/......Average...Income/..Yield/..
 .......................................Balance...Expense....Cost......Balance...Expense...Cost.......Balance...Expense...Cost...
--------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:

  Loans receivable (1)................$155,497...$14,131.....9.09%...$192,822...$ 16,841..8.73% .....$252,935..$22,351...8.84%
  Mortgage-backed securities
    held to maturity...................149,373.....9,605.....6.43.....112,464......7,319..6.51........100,263....6,443...6.43
  Investment securities
    and federal funds (2)...............47,672.....3,004.....6.30......44,241......3,426..7.75.........66,371....5,111...7.70
  Securities availabe for
    sale (3)............................58,719.....4,232.....7.21......93,307......5,256..5.63.........88,548....3,472...3.92
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets........411,261....30,972.....7.53.....442,834.....32,842..7.42........508,117...37,377...7.36
Non-interest-earning assets.............29,502.........................30,058..........................34,144...................
--------------------------------------------------------------------------------------------------------------------------------
  Total assets........................$440,763...................... $472,892........................$542,261...................
--------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits............................$340,771...$14,064.....4.12....$345,829...$.13,988..4.04.%.....$380,710..$15,335....4.03%
  Borrowings............................42,162.....2,486.....5.89......59,810......3,330..5.57.........76,107....4,467....5.87
--------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities........................382,933....16,550.....4.32.....405,639.....17,318..4.27........456,817...19,802....4.33

Non-interest bearing
  liabilities...........................12,212.........................20,939..........................30,446...................
--------------------------------------------------------------------------------------------------------------------------------
  Total liabilities....................395,145........................426,578.........................487,263...................
Stockholders' equity....................45,618.........................46,314..........................54,998...................
--------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity..............$440,763.......................$472,892........................$542,261...................
--------------------------------------------------------------------------------------------------------------------------------
Net interest income..............................$14,422........................$.15,524.......................$17,575..........
--------------------------------------------------------------------------------------------------------------------------------
Interest rate spread (4).....................................3.21%........................3.15%...........................3.03%.
--------------------------------------------------------------------------------------------------------------------------------
Net yield on interest-
  earning assets (5).........................................3.51%........................3.51%...........................3.46%
--------------------------------------------------------------------------------------------------------------------------------
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities...............................1.08x........................1.09x...........................1.11x
--------------------------------------------------------------------------------------------------------------------------------


(1)  Average balances include non-accrual loans.
(2) Includes investment securities held to maturity, federal funds sold, interest bearing deposits in other financial institutions and Federal Home Loan Bank of New York stock.
(3)  At market  value.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


 .............................................................................Years ended July 31,..............................
------------------------------------------------------------------------------------------------------------------------------
 ..............................................................1996 vs. 1997........................1997 vs. 1998...............
------------------------------------------------------------------------------------------------------------------------------
 ...........................................................Increase (Decrease)..................Increase (Decrease)
 .................................................................Due to...............................Due to...................
------------------------------------------------------------------------------------------------------------------------------
 ......................................................................Rate/....................................Rate/...........
 .....................................................Volume....Rate...Volume....Net.........Volume.....Rate....Volume.....Net..
------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable...................................$3,392...$(550)..$(132)..$2,710........$5,250 ..$..198....$...62...$5,510
  Mortgage-backed securities held to maturity........(2,373)....116.....(29)..(2,286).........(794).....(91)........9.....(876)
  Investment securities and federal funds..............(216)....687.....(49).....422.........1,714......(19.......(10)...1,685
  Securities available for sale.......................2,493....(925)...(544)...1,024..........(268)..(1,597).......81...(1,784)
------------------------------------------------------------------------------------------------------------------------------
Total interest income.................................3,296....(672)...(754)...1,870.........5,902...(1,509)......142    4,535

Interest expense:
  Deposits..............................................209....(282).....(3).....(76)........1,411......(58).......(6)...1,347
  Borrowings..........................................1,040....(137).....(9).....844...........908......179........50....1,137
------------------------------------------------------------------------------------------------------------------------------
Total interest expense................................1,249....(419)....(62).....768.........2,319......121........44....2,484
------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income....................$2,047...$(253)..$(692)..$1,102........$3,583..$(1,630)...$...98...$2,051
==============================================================================================================================

RESULTS OF OPERATIONS

Net income increased $3.3 million or 55.8%, to $9.4 million for fiscal 1998 from $6.1 million for fiscal 1997. The increase in net income was partially attributable to a $65.3 million increase in the average balance of interest earning assets, which was mainly due to the Westwood acquisition, and was also due to an increase in securities gains of $3.4 million before tax.

Net income decreased $213,000 or 3.4% to $6.1 million for fiscal 1997 from $6.3 million for fiscal 1996. The decrease in net income was primarily attributable to the SAIF assessment before taxes of $2.2 million offset by an increase of $1.1 million in other income. See Notes 21 and 6 to the Consolidated Financial Statements, respectively.

Net Interest Income: Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and rate paid on interest-bearing liabilities.

Net interest income increased $2.1 million or 13.2% to $17.6 million in 1998 compared to $15.5 million in 1997. The increase was primarily due to growth in average interest-earning assets to $508.1 million in 1998 from $442.8 million in 1997, partially offset by a decrease in the interest rate spread of 3.03% in 1998 compared to 3.15% in 1997. Net interest margin decreased to 3.46% in 1998 compared to 3.51% in 1997. The majority of the increase in average interest earning assets was the result of the Westwood acquisition.

The increase in average interest-earning assets from 1997 to 1998 of $65.3 million reflects an increase in average loans of $60.1 million and average investment securities held to maturity of $22.1 million, offset by a decrease in average mortgage-backed securities held to maturity and securities

                                                                       FOCUS '99

available for sale of $16.9 million. The increase in average interest-earnings assets was partially funded by the increase in average interest-bearing liabilities of $51.2 million. This increase in interest-bearing liabilities reflects the increase in average borrowings of $16.3 million and average deposits of $34.9 million in 1998, primarily due to the Westwood acquisition.

The interest rate spread declined in 1998 compared to 1997 due to a decline in the yield on average interest-earning assets to 7.36% in 1998 from 7.42% in 1997. The cost of average interest-bearing liabilities increased to 4.33% in 1998 from 4.27% in 1997. The yield on average interest-earning assets declined in 1998 due to a decrease in yields on securities available for sale to 3.92% in 1998 from 5.63% in 1997 and mortgage-backed securities held to maturity to 6.43% in 1998 from 6.51% in 1997. The decline in yield of securities available for sale was the result of lower rates of interest and dividends. Offsetting these declines, the yield on loans receivable increased to 8.84% in 1998 from 8.73% in 1997. The increase in yield was the result of changing the mix of the loan portfolio to higher yielding loans. The increase in the cost of funds was affected by a 30 basis point increase in the rate paid on borrowings and offset by a 1 basis point decrease paid on deposits.

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

The increase in average interest-earning assets of $31.6 million from 1996 to 1997 reflects an increase in average loans of $37.3 million and average securities available for sale of $34.6 million offset by a decrease in average mortgage-backed and investment securities held to maturity of $40.3 million. The increase in average interest-earning assets was partially funded by the increase in average interest-bearing liabilities of $22.7 million. This increase in interest-bearing liabilities reflects the increase in borrowings and deposits in 1997.

The interest rate spread declined in 1997 compared to 1996 due to a decline in the yield on average interest-earning assets to 7.42% in 1997 from 7.53% in 1996 offset by a decrease in the cost of average interest-bearing liabilities to 4.27% in 1997 from 4.32% in 1996. The yield on average interest-earning assets declined in 1997 due to a decrease in yields on loans to 8.73% in 1997 from 9.09% in 1996 and investment and mortgage-backed securities available for sale to 5.63% in 1997 from 7.21% in 1996. The decrease in the cost of funds was affected by a 32 basis point decrease in the rate paid on borrowings and a 8 basis point decrease paid on deposits.

Provision for Loan Losses: The Company recorded a provision for loan losses of $1.5 million in 1998 compared with $961,000 in 1997 and $664,000 in 1996. The increase in 1998 was attributable to loan growth primarily due to the Westwood acquisition and the continued change in the loan mix. The increase in fiscal
1997 was attributable to loan growth and the change in the mix of the loan portfolio. Management regularly performs an analysis to identify the inherent risks of loss in its loan portfolio. Thi evaluation includes evaluations of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other information available at such times.

The Company will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued success of changing the mix of the products offered in the loan portfolio - from lower yielding loans (i.e., one-to four family loans) to higher yielding loans (i.e., equity loans, multi-family (five or more units) buildings, and commercial (non-residential) mortgages. The Company maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

Other Income: Total other income increased $3.7 million or 45.8% to $11.8 million for the year ended July 31, 1998 from $8.1 million for the year ended July 31, 1997. Realized gains on investments increased $3.4 million to $8.2 million in 1998 from $4.8 million in 1997. This increase resulted from the sale of Federal National Mortgage Association ("FNMA") stock, Student Loan Mortgage Association ("SLMA") stock, Federal Home Loan Mortgage Corporation ("FHLMC") stock and other equity securities during 1998 Gains on sale of loans originated for sale increased $372,000 to $1.5 million in 1998, from $1.2 million in 1997. The increase was mainly attributed to the operations of LMD. Loan fees and service charges increased $294,000 to $1.5 million for the year ended July 31, 1998 from $1.2 million for the year ended July 31, 1997. The increase was due to increases in NOW account service fees due to an increase in the deposits. The average balance of NOW

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT


accounts and money market deposit accounts increased $14.4 million to $69.9 million for the year ended July 31, 1998 from $55.5 million for the year ended July 31, 1997.

Total other income increased $1.1 million or 15.3% to $8.1 million for the year ended July 31, 1997 from $7.0 million for the year ended July 31, 1996. Realized gains on investments increased $2.0 million to $4.8 million in 1997 from $2.8 million in 1996. This increase resulted from the sale of other equity securities during 1997. Other operating income decreased $1.9 million to $949,000 in 1997 from $2.9 million in 1996. This was mainly attributable to a decrease in other income from Branchview of $2.4 million. In 1995, Branchview sold its majority interest in Residential Money Center, a residential mortgage company. See Note 6 to the Consolidated Financial Statements.

Other Expenses: Total other expenses decreased $303,000 or 2.3%, to $12.9 million in 1998 from $13.2 million in 1997. The decrease in other expenses was primarily due to a $2.2 million decrease in federal deposit insurance premiums ("SAIF recapitalization expenses") offset by increases of $907,000 in compensation and employee benefits, $328,000 of amortization expenses and $545,000 in other operating expenses. The decrease in SAIF recapitalization expenses was due to a one time special assessment levied in fiscal 1997 to recapitalized the SAIF. See Note 21 to the Consolidated Financial Statements.

Compensation and employee benefits increased $907,000 or 15.9% to $6.6 million in 1998 from $5.7 million in 1997. The increase was mainly attributable to the increased staff of the Company with the merger of Westwood. Compensation and employee benefits increased $1.1 million or 22.8% to $5.7 in 1997 from $4.6 million in 1996. The increase was mainly attributable to the amortization of the ESOP of $901,000 due to the increase of the market value of the Company's stock and $410,000 for the hiring of eleven new employees for the Company's subsidiary, LMD. LMD opened two additional offices during 1997 and closed one in 1998.

Net losses on real estate owned ("REO") for fiscal 1998 remained relatively constant. REO decreased $715,000 to $206,000 in fiscal 1997 from $921,000 in fiscal 1996. The decrease was primarily attributed to the decrease in provisions for REO loss to $44,000 in fiscal 1997 from $655,000 in fiscal 1996. Management regularly assesses the value of the REO portfolio based on available information at such times including trends in local real estate markets and appraisals. Additional provisions for REO losses may be required as the result of this assessment.

Amortization of the excess of cost over fair value of net assets acquired increased $328,000 or 24.8% to $1.6 million in 1998 from $1.3 million in 1997. The increase was mainly attributable to the goodwill associated with the acquisition of Westwood. Amortization of the excess of cost over fair value of net assets acquired remained constant for 1996 and 1997.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds includes savings deposits, loan repayments and prepayments, cash flow from operations and borrowings from the FHLB. The Company uses its capital resources principally to fund loan originations and purchases, repay maturing borrowings, investment purchases and for short and long-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of July 31, 1998, the Company had commitments to fund loans of $5.3 million.

The Company's liquid assets consist of cash and cash equivalents, which include investments in highly short-term investments. The level of these assets are dependent on the Company's operating, financing and investment activities during any given period. At July 31, 1998, cash and cash equivalents totaled $48.7 million.

Net cash provided by operating activities for fiscal 1998 totaled $6.7 million, as compared to $4.2 million for fiscal 1997 and $3.0 million for fiscal 1996.

Net cash provided by investing activities for fiscal 1998 totaled $57.3 million, compared to cash used of $24.0 million in 1997 and $41.0 million in 1996. The increase of $81.3 million in fiscal 1998 was mainly attributed to a net decrease in loans receivable of $39.2 million and a net decrease in securities available for sale of $39.8 million. The decrease of $17.0 million in fiscal 1997 was primarily attributable to an increase in 1996 of net purchases of investment and mortgage-backed securities of $20.0 million offset by cash used for net loan originations and purchases of $39.4 million, investment in FHLB stock of $1.0 million, and net proceeds from the sale of investment and mortgage-backed securities of $40.0 million.

Net cash used in financing activities for the year ended July 31, 1998 totaled $20.7 million. This was a result of a net decrease in deposits of $4.7 million, purchase of ESOP shares of $9.0 million and the purchase of treasury stock of $11.4 million, offset by the exercise of stock options of $2.1 million and the sale of common stock by the ESOP of $2.3 million.

                                                                       FOCUS '99


Net cash provided by financing activities for fiscal 1997 totaled $18.2 million. This was a result of a net increase in deposits of $16.5 million and an increase in net borrowings of $8.9 million offset by the purchase of treasury stock of $6.7 million and ESOP shares of $447,000.

Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

YEAR 2000 COMPLIANCE ISSUES

During fiscal 1998, the Company adopted a Year 2000 Compliance Plan (the "Plan") and established a Year 2000 Compliance Committee (the "Committee"). The objectives of the Plan and the Committee are to prepare the Company for the new millennium. As recommended by the Federal Financial Institutions Examination Council, the Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Company to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 ready. Execution of the Plan is currently on target. The Company is currently in Phase 3, Renovation, which includes code enhancements, program changes, hardware and software upgrades and system replacements, if necessary. Concurrently, the Company is also addressing some issues related to subsequent phases. Prioritization of the most critical applications has been addressed, along with contract and service agreements. The primary operating software for the Company is obtained and maintained by an external provider of software (the "External Provider"). The Company has maintained ongoing contact with this vendor so that modification of the software for Year 2000 readiness is a top priority and is expected to be accomplished, though there is no assurance, by December 31, 1998. The Company has contacted all other material vendors and suppliers regarding their Year 2000 state of readiness. Each of these third parties has delivered written assurance to the Company that they expect to be Year 2000 compliant prior to the Year 2000. The Company is in the process of contacting all material customers and non-information technology suppliers (i.e., utility systems, telephone systems and security systems). regarding their Year 2000 state of readiness. The Renovation phase is targeted for completion by December 31, 1998. The Validation phase involves testing of changes to hardware and software, accompanied by monitoring and testing with vendors. The Validation Phase is targeted for completion by June 30, 1999. The Implementation Phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going-forward basis. The Implementation Phase is targeted for completion by September 30, 1999.

Costs will be incurred due to the replacement of non-compliant teller hardware and software. The Company does not anticipate that the related overall costs will be material in any single year. In total, the Company estimates that its cost for compliance will amount to approximately $100,000 over the two year period from 1998-1999, of which approximately $25,000 was incurred as of July 31, 1998. No assurance can be given that the Year 2000 Compliance Plan will be completed successfully by the Year 2000, in which event the Company could incur significant costs. If the External Provider is unable to resolve the potential problem in time, the Company would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of the Company.

Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of the companies External Provider, testing plans, and all vendors, suppliers and customer readiness.

IMPACT OF INFLATION AND CHANGING PRICES

Unlike most industrial companies, substantially all the assets of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation.
Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT

Lakeview Financial Corp. and Subsidiaries
Consolidated Balance Sheets
As of July 31, 1997 and 1998

 ..........................................................................................1997.......................1998.........
----------------------------------------------------------------------------------------------------------------------------------
 ...................................................................................................(Dollars in thousands).........
Assets
Cash on hand and in banks...............................................................$...5,399.........................$..8,773

Federal Funds sold (note 12)....................................................................-...........................39,900
----------------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents.............................................................5,399...........................48,673
Investment securities held to maturity, market value of $41,935 and $83,109 at July 31, 1997 and 1998, respectively (note 3)............................42,682...........................83,831
Securities available for sale (notes 4 and 12)............................................105,592...........................37,867
Mortgage-backed securities held to maturity, market value of $102,345 and $101,798 at July 31, 1997 and 1998, respectively (notes 5 and 12)..................102,249..........................101,771
Loans receivable, net (notes 6, 7 and 12).................................................224,564..........................286,869
Real estate owned, net (note 8).............................................................1,929..............................505
Federal Home Loan Bank of New York Stock, at cost (note 12).................................3,550............................4,626
Accrued interest receivable (note 9)........................................................3,476............................3,068
Office properties and equipment, net (note 10)..............................................4,028............................4,623
Excess of cost over fair value of net assets acquired, net (note 2).........................8,856...........................18,643
Other assets................................................................................3,557............................3,380
----------------------------------------------------------------------------------------------------------------------------------
  Total assets..........................................................................$.505,882.........................$593,856
==================================================================================================================================

Liabilities and Stockholders' Equity
Deposits (note 11)........................................................................370,787..........................456,880
Borrowings (note 12).......................................................................61,250...........................64,928
Borrowings - Employee Stock Ownership Plan (ESOP) (note 15) ................................2,354............................8,783
Advance payments by borrowers for taxes and insurance.......................................2,259............................2,934
Net deferred tax liability (note 13)........................................................6,094...............................17
Other liabilities...........................................................................1,329............................3,707
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities.......................................................................444,073..........................537,249

Common stock - $2.00 par value;  authorized  10,000,000
   shares, issued 6,441,504 shares and outstanding 4,509,054
   and 4,880,268 shares at July 31, 1997 and 1998...........................................6,441...........................12,883
Additional paid-in capital.................................................................33,188...........................30,905
Retained income............................................................................28,617...........................30,500
Treasury stock at cost, 1,932,450 and 1,561,236 shares at
   July 31, 1997 and 1998 (note 18).......................................................(17,358).........................(13,343)
Unrealized gain on securities available for sale, net of tax...............................14,458............................5,306
Unallocated ESOP shares....................................................................(2,407)..........................(8,893)
Unallocated Management Stock Bonus Plan (MSBP) shares......................................(1,130)............................(751)
----------------------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity (notes 13, 15, 17 and 18) ...................................61,809...........................56,607
Commitments and contingencies (notes 7 and 16)
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity............................................$.505,882.........................$593,856
==================================================================================================================================

          See accompanying notes to consolidated financial statements.

                                                                       FOCUS '99

Lakeview Financial Corp. and Subsidiaries
Consolidated Statemetns of Income
Years ended July 31, 1996, 1997 and 1998


 ...................................................................................1996...........1997...........1998...
------------------------------------------------------------------------------------------------------------------------
 ................................................................................(Dollars in thousands, except share data)
Interest income:
  Loans receivable............................................................$.....14,131....$...16,841.....$....22,351
  Mortgage-backed securities held to maturity........................................9,605.........7,319...........6,443
  Investment securities held to maturity and federal funds...........................3,004.........3,426...........5,111
  Securities available for sale......................................................4,232.........5,256...........3,472
------------------------------------------------------------------------------------------------------------------------
  Total interest income.............................................................30,972........32,842..........37,377
------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits (note 11)................................................................14,064........13,988..........15,335
  Borrowings.........................................................................2,486.........3,330...........4,467
------------------------------------------------------------------------------------------------------------------------
  Total interest expense............................................................16,550........17,318..........19,802
------------------------------------------------------------------------------------------------------------------------
  Net interest income...............................................................14,422........15,524..........17,575

   Provision for loan losses (note 7)..................................................664...........961...........1,500
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses.................................13,758........14,563..........16,075
------------------------------------------------------------------------------------------------------------------------
Other income:
  Loan fees and service charges......................................................1,153.........1,193...........1,487
  Net realized gains on sales of securities (note 4).................................2,769.........4,788...........8,191
  Gains on sales of loans originated for sale..........................................247.........1,172...........1,544
  Other operating income (note 6)....................................................2,861...........949.............590
------------------------------------------------------------------------------------------------------------------------
  Total other income.................................................................7,030.........8,102..........11,812
------------------------------------------------------------------------------------------------------------------------
Other Expenses:
  Compensation and employee benefits (notes 14 and 15) ..............................4,649.........5,708...........6,615
  Office occupancy and equipment expense (note 10) ....................................871...........932.............984
  Net loss on real estate owned (note 8) ..............................................921...........206.............290
  Other operating expenses...........................................................3,107.........2,770...........3,315
  SAIF recapitalization assessment (note 21).............................................-.........2,219...............-
  Amortization of the excess of cost over fair value of net
  assets acquired (note 2)...........................................................1,320.........1,320...........1,648
------------------------------------------------------------------------------------------------------------------------
  Total other expenses..............................................................10,868........13,155..........12,852
------------------------------------------------------------------------------------------------------------------------
  Income before income taxes.........................................................9,920.........9,510..........15,035
------------------------------------------------------------------------------------------------------------------------
Income taxes (note 13)
  Current............................................................................4,112.........3,836...........5,925
  Deferred............................................................................(466).........(387)...........(335)
------------------------------------------------------------------------------------------------------------------------
  Total income taxes.................................................................3,646.........3,449...........5,590
------------------------------------------------------------------------------------------------------------------------
  Net income..................................................................$......6,274....$....6,061.....$.....9,445
Net income per common share
Basic.........................................................................$.......1.22....$.....1.49.....$......2.51
Diluted.......................................................................$.......1.14....$.....1.28.....$......2.28
Weighted average number of shares
Basic............................................................................5,122,875.....4,080,871.......3,759,797
Diluted..........................................................................5,490,546.....4,665,542.......4,135,006

          See accompanying notes to consolidated financial statements.

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT

Lakeview Finaical Corp. and Subsidiaries
Consolidated Statemetns of Cash Flows
Years ended July 31, 1996, 1997 and 1989

 .......................................................................................................................
 ...........................................................................1996...................1997.........1998....
-----------------------------------------------------------------------------------------------------------------------
 ....................................................................................(Dollars in thousands).............

Cash flows from operating activities:
Net income..............................................................$..6,274...............$..6,061.....$..9,445
  Adjustments to reconcile net income to net cash
  provided by operating activities:
  Amortization of the excess of cost over fair
  value of net assets acquired.............................................1,320..................1,320........1,648
  Amortization of discounts and premiums, net...............................(474)..................(374)......(2,496)
  Provision for loan losses and real estate owned..........................1,319..................1,005........1,558
  Gain on sale of loans......................................................(10)....................(5)...........-
  Net (gain) loss on sale of real estate owned...............................(26)...................(48)...........3
  Net realized gains on sales of securities...............................(2,769)................(4,788)......(8,191)
  Gains on sales of loans originated for sale...............................(247)................(1,172)......(1,544)
  Purchases of trading securuties........................................(15,871)...............(20,776)......(25,100)
  Proceeds from sale of trading securities................................16,147.................21,416........25,311
  Loans originated for sale...............................................(5,930)...............(20,602)......(31,757)
  Proceeds from loans originated for sale..................................6,177.................21,774........33,301
  (Increase) decrease in accrued interest receivable........................(928)...................171.........1,420
  Net (decrease) increase in deferred loan fees..............................(68)...................(34)............5
  (Increase) decrease in other assets.......................................(507).................1,627...........353
  Amortization of ESOP shares................................................313....................901...........566
  Amortization of MSBP shares................................................446....................482...........638
  (Decrease) increase in other liabilities................................(2,473)................(3,056)........1,208
  Depreciation expense, net..................................................287....................320...........337
---------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities................................2,980..................4,222.........6,705
---------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Origination of loans...................................................(40,783)...............(78,889)......(62,354)
  Principal payments on loans.............................................20,367.................19,657........41,952
  Purchase of loans.......................................................(2,687)................(3,976)......(3,214)
  Proceeds from the sale of loans............................................925....................410............-
  Net increase in office properties and equipment...........................(171)..................(166)........(286)
  Principal payments on mortgage-backed securities
  held to maturity........................................................25,230.................19,382........23,304
  Purchases of mortgage-backed securities
  held to maturity........................................................(2,773).....................-........(5,983)
  Maturities and calls of securities held to maturity.....................41,096 .................7,000........40,444
  Purchase of investment securities held to maturity....................(107,027)................(8,812)......(45,123)
  Proceeds from sale of securities available for sale.....................37,441..................51,894.......83,420
  Purchases of securities available for sale.............................(34,163)................(34,873).....(69,821)
  Proceeds from maturity of securities available for sale.................18,319...................3,000...... 45,968
  Principle payments on securities available for sale......................1,534...................1,785........2,063
  Purchases of Federal Home Loan Bank Stock....................................-................. ..(963)........(500)

                                                                     (continued)
18

                                                                       FOCUS '99

Lakeview Financial Corp. and Subsidiaries
Consoldiated Statements of Cash Flows
Years ended July 31, 1996, 1997 and 1998 continued



 ...........................................................................1996..........1997..........1998.
------------------------------------------------------------------------------------------------------------
 ...............................................................................(Dollars in thousands).......

Cash flows from investing activities, cont.:
  Payment for purchase of Westwood Financial
  Corporation, net of cash acquired.....................................$......-.......$......-.....$..5,724
Proceeds from sale of real estate owned....................................1,645............593........1,659
------------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by  investing activities...................(41,047).......(23,958)......57,253
------------------------------------------------------------------------------------------------------------
  Cash flows from financing activities:
  Increase (decrease) in deposits.........................................10,757.........16,541.......(4,685)
  Increase in borrowings..................................................34,863..........8,882..........107
  Increase in advance payments by borrowers
  for taxes and insurance....................................................211............547..........674
  Purchase of treasury stock..............................................(6,685)........(6,703).....(11,389)
  Exercise of stock options....................................................-..............-........2,121
  Sale of common stock by ESOP.................................................-..............-........2,334
  Purchase of shares by ESOP..............................................(1,616)..........(447)......(9,001)
  Cash dividends paid.......................................................(582)..........(587)........(845)
------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities.....................36,948.........18,233......(20,684)
------------------------------------------------------------------------------------------------------------
  Net (decrease) increase in cash and cash equivalents....................(1,119)........(1,503).......43,274
Cash and cash equivalents at beginning of year.............................8,021..........6,902.........5,399
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year................................$..6,902.......$..5,399......$.48,673
------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
Interest..................................................................16,541.........17,688........19,112
Income taxes...............................................................4,768..........1,735.......  4,714
Supplemental disclosure of noncash investing
and financing activities:
Transfer of loans receivable to real estate owned............................331............732...........295
Charge-off of loans receivable...............................................429............699...........987
Charge-off of real estate owned..............................................654.............44............58
Transfer of investment securities held to maturity
to securities available for sale..........................................80,858..............-.............-
Transfer of mortgage-backed securities held to maturity
to securities available for sale..........................................31,747..............-.............-
Transfer of restricted equity securities to securitiesavailable for sale.......-..........7,806.............-

          See accompanying notes to consolidated financial statements.

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT

Lakeview Financial Corp. and Subsidiaries
Consolidated Statemetns of Stockholders' Equity
Years ended July 31, 1996, 1997 and 1998

--------------------------------------------------------------------------------------------------------------------------------
 ....................................................................................Number..........................Additional
 ...................................................................................of common.........Common...........paid-in
 ....................................................................................shares............stock...........capital
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1995..........................................................4,804,904...........$.5,324..........$21,734
Net income................................................................................-.................-................-
Cash dividend ($.11 per share)............................................................-.................-................-
Stock dividend (10%)................................................................370,486...............532............4,158
Purchase of treasury stock.........................................................(643,982)................-................-
Common stock acquired by ESOP.............................................................-.................-................-
Amortization of ESOP shares...............................................................-.................-..............169
Amortization of MSBP shares...............................................................-.................-..............126
Change in unrealized loss on securities available for sale, net of tax....................-.................-................-
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1996..........................................................4,531,408...........$ 5,856..........$26,187
--------------------------------------------------------------------------------------------------------------------------------
Net income................................................................................-.................-................-
Cash dividend ($.12 per share)............................................................-.................-................-
Stock dividend (10%)...............................................................(497,586)..............585............6,256
Purchase of treasury stock..........................................................475,232.................-................-
Common stock acquired by ESOP.............................................................-.................-................-
Amortization of ESOP shares...............................................................-.................-..............554
Amortization of MSBP shares...............................................................-.................-..............191
Change in unrealized gain on securities available for sale, net of tax....................-.................-................-
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1997..........................................................4,509,054...........$..6,441........$ 33,188
--------------------------------------------------------------------------------------------------------------------------------
Net income................................................................................-..................-...............-
Cash dividend ($.19 per share)............................................................-..................-...............-
Restatement of par value of common stock..................................................-..............6,442..........(6,442)
Purchase of treasury stock.........................................................(489,053).................-...............-
Common stock acquired by ESOP.............................................................-..................-...............-
Sale of stock by ESOP.....................................................................-..................-...............-
Amortization of ESOP shares...............................................................-..................-.............385
Amortization of MSBP shares...............................................................-..................-.............259
Change in unrealized gain on securities available for sale, net of tax....................-..................-...............-
Exercise of stock options...........................................................458,924..................-...............-
Reissuance of treasury stock in connection with acquisition.........................401,343..................-...........3,515
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1998..........................................................4,880,268............$12,883.........$30,905
--------------------------------------------------------------------------------------------------------------------------------

                                                                       FOCUS '99

 ..................................................Unrealized gain..........Unallocated........Unallocated........Total.....
 .........Retained..............Treasury........(loss) on securities........... ESOP..............MSBP........stockholders'.
 ..........income.................stock..........available for sale...........shares.............shares..........equity.....
---------------------------------------------------------------------------------------------------------------------------
 ...(Dollars in thousands).........................................................

 .........$ 28,982...............$  (3,970).........$....(55).................$   (835)..........$(1,740)..........$ 49,440
 ............6,274.......................-.................-........................ -.................-............. 6,274
 .............(582)......................-.................-........................ -.................- ..............(582)
 ...........(4,690)......................-.................-........................ -.................- ................ -
 ................-..................(6,685)................-........................ -.................-.............(6,685)
 ................-.......................-.................-................... (1,616)................- ............(1,616)
 ................-.......................-.................-...................... 144.................-................313
 ...............-.......................-.................-........................ -...............320................446
 ................-.......................-............(1,830)....................... -.................-.............(1,830)
---------------------------------------------------------------------------------------------------------------------------
 .........$ 29,984...............$ (10,665).........$.(1,885)................. $(2,307)..........$(1,420)..........$ 45,760
---------------------------------------------------------------------------------------------------------------------------
 ............6,061.......................-.................-........................ - ............... -..............6,061
 .............(587)......................-.................-........................ - ............... -...............(587)
 ...........(6,841)......................-.................-........................ - ............... -..................-
 ................-..................(6,703)................-........................ -.................-.............(6,703)

 ................-.......................-.................-..................... (447)................-...............(447)
 ................-.......................-.................-...................... 347.................-................901
 ................-.......................-.................-........................ -...............290................481

 ................-.......................-............16,343.........................-.................-.............16,343
---------------------------------------------------------------------------------------------------------------------------
 .........$ 28,617...............$ (17,358)..........$14,458.................. $(2,407)          $(1,130)..........$.61,809
---------------------------------------------------------------------------------------------------------------------------
 ............9,445.......................-.................-........................ -.................-............. 9,445
 .............(845)......................-.................-........................ -.................- ..............(845)
 ................-.......................-.................-........................ -.................-................. -
 ................-.................(11,389)................-........................ - ................- ...........(11,389)
 ................-.......................-.................-................... (9,001)................- ............(9,001)
 ................-.......................-.................-.....................2,334 ............... - ............ 2,334
 ................-.......................-.................-...................... 181 ................- .............. 566
 ................-.......................-.................-........................ - ..............379 .............. 638
 ................-.......................-............(9,152)....................... - ............... - ............(9,152)
 ...........(6,717)..................8,839.................-........................ - ............... -............. 2,122
 ................-...................6,565.................-........................ - ............... - ............10,080
---------------------------------------------------------------------------------------------------------------------------
 ..........$30,500...............$ (13,343)...........$5,306.................. $(8,893)...........$.(751)..........$ 56,607
----------------------------------------------------------------------------------------------------------------------------


           See accompanying notes to consolidated financial statements

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT

Lakeview Financial Corp. and Subsidiaries
Note to Consolidated Financial Statements
July 31, 1997 and 1998

Note 1
Summary of Significant Accounting Policies

The following items comprise the significant accounting policies which Lakeview Financial Corp. and Subsidiaries ("Lakeview") used in preparing and presenting these consolidated financial statements:

Business:

Lakeview provides a full range of retail banking services through its branches in Passaic and Bergen Counties, New Jersey. Lakeview is subject to competition from other financial institutions. Lakeview is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

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

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of Lakeview Financial Corp. and its wholly owned subsidiaries, Lakeview Savings Bank (Bank), LVS, Inc. (LVS), Lakeview Investment Services Inc. (LISI), North Properties, Inc. (North Properties), Branchview, Inc. (Branchview), and Lakeview Credit Card Services, Inc. (LCCS), and its 90% owned subsidiary Lakeview Mortgage Depot, Inc. (LMD). LVS, LISI and North Properties are currently inactive. All significant inter-company accounts an transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation:

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

Cash and Cash  Equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and in banks and federal funds sold.

Investment and Mortgage-Backed Securities:

The Bank classifies debt, readily-marketable equity and mortgage-backed securities in one of the following categories (i) "held to maturity" (management has a positive intent and ability to hold to maturity), which are to be reported at amortized cost; (ii) "trading" (held for current resale), which are to be reported at fair value with unrealized gains and losses included in earnings and
(iii) "available-for-sale" (all other debt, readily marketable equity and mortgage-backed securities), which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of income tax, as a separate component of equity.

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

Premiums and discounts on debt and mortgage-backed securities are amortized to expense and accreted to income, respectively over the estimated life of the security using a method that approximates the level yield method.

Gains and losses on the sale of securities are based upon the amortized cost of the security using the specific identification method.

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

                                                                       FOCUS '99


The Bank defines the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaire loan portfolio.

Income recognition policies for impaired loans are the same as non-accrual loans. Gains and losses on loan sales are recorded using the specific identification method.

Real Estate Owned:

Real estate owned, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of estimated fair value as determined by current appraisals, less estimated disposition costs or the balance of the loan on the property at date of acquisition. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding property are charged to expense. Losses are charged to operations as incurred or when it is determined that the investment in real estate owned is greater than its estimated net realizable value.

Allowances For Loan Losses And Real Estate Owned:

The allowances for loan losses and real estate owned are based on management's evaluations of the adequacy of the allowances based on the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Additions are made to the allowances through periodic provisions which are charged to earnings. All losses of principal are charged to the allowances when the loss actually occurs or when a determination is made that a loss is probable.

Federal  Home Loan Bank of New York  Stock:

The Bank, as a member of the Federal Home Loan Bank of New York ("FHLB"), is required to hold shares of capital stock in the FHLB of New York in an amount equal to 1% of the Bank's outstanding balance of residential mortgage loans or 5% of its outstanding advances from the FHLB of New York, whichever is greater.

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

Expenditures for maintenance and repairs are expensed as incurred. The costs of major renewals and improvements are capitalized. Premises and major items of furniture and equipment are removed from the property accounts upon disposition at their carrying amount, and gains or losses on such transactions are included in other income or expense.

Excess of Cost Over Fair Value of Net Assets Acquired:

The excess of cost over fair value of net assets acquired is amortized to expense over the expected life of the acquired assets using the straight-line method. Core deposit studies regarding the retention of the deposits acquired are performed by the Bank on an annual basis. After reviewing the results of the core deposit studies, a write-down of the core deposit premium may be recognized if the current balance of the core deposit premium is overstated.

Stock Option Plans:

Lakeview applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for the stock option plans.

Income Taxes:

Lakeview accounts for income taxes through recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be settled (see Note 13).

Net Income Per Share:

Basic net income per share is computed based upon income available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted net income per share is calculated based on net income available to common stockholders divided by the average weighted shares outstanding including common stock equivalents utilizing the treasury stock method.

The following reconciles the weighted average number of common shares outstanding used to calculate basic and diluted net income per share. The weighted average number of shares has been adjusted for all stock dividends and splits.

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT


 ........................................... ...1996..............1997..................1998..
------------------------------------------------------------------------------------------------
Weighted Average Number of Common Shares
Outstanding - Basic.........................5,122,875...........4,080,871...........3,759,797
Effect of Dilutive Securities:
Qualified Stock Options.......................199,291.............320,020.............117,678
Non-Qualified Stock Options...................103,986.............203,952.............252,332
MSBP Shares....................................64,394..............50,699...............5,199
Weighted Average Number of Common Shares
Outstanding - Diluted.......................5,490,546.......... 4,665,542.......... 4,135,006
------------------------------------------------------------------------------------------------

Reclassifications:

Certain reclassifications have been made to the 1996 and 1997 amounts to conform to the 1998 presentation.

Note 2
Acquisitions:

On February 27, 1998, Lakeview acquired Westwood Financial Corporation ("Westwood"), a New Jersey Savings Bank, in a transaction accounted for under the purchase method of accounting. At February 27, 1998, Westwood had total assets of $100.2 million (primarily investments of $34.4 million, mortgage-backed securities of $16.7 million and loans of $40.4 million) and deposits and stockholder's equity of $89.6 million and $8.1 million, respectively. Lakeview paid $10.6 million in cash and issued 401,343 shares of stock for a value of $10.1 million resulting in goodwill of $10.4 million. Goodwill is being amortized on a straight-line basis over a 15 year period. Total amortization charged to date amounts to $289,000 for the year ended July 31, 1998. The July 31, 1998 consolidated financial statements of Lakeview include the assets, liabilities and results of operations of Westwood since the acquisition date.

The following supplemental schedule presents the pro forma results of operations for 1997 and 1998 as though the companies had combined at the beginning of 1997 and 1998, after giving effect to certain adjustments, including amortization of goodwill. The pro forma results of operations do not necessarily reflect the results of operations that would have occurred had Lakeview and Westwood constituted a single entity during such periods.

 ...................................................Years ended July 31,......
 ................................................1997.................1998....
-----------------------------------------------------------------------------
 ......................................................(Unaudited)............
 ........................................(Dollars in thousands except share data)

Net interest income............................$18,092..............$.18,824
Net income...................................... 5,475.................9,122
Earnings per share
  Basic .......................................$  1.16..............$   2.21
  Diluted......................................$  1.03..............$   2.02

On April 22, 1994, the Bank acquired certain assets and assumed certain liabilities of Prospect Park Federal Savings Bank, a failed savings bank, from the Resolution Trust Corporation. The excess of cost over the fair value of the net assets acquired amounted to $12.4 million and is being amortized on a straight-line basis over ten years. Total amortization charged to date amounts to $5.4 million at July 31, 1998. The Bank also had a core deposit premium of $1.1 million from a prior acquisition which i being amortized on a straight line basis over 15 years, which has total amortization of $621,000 at July 31, 1998.

                                                                       FOCUS '99

Note 3

Investment Securities Held to Maturity:

The amortized cost and estimated market values of investment securities held to maturity as of July 31, 1997 and 1998 are as follows (in thousands)

                                                  Gross           Gross         Estimated
                                Amortized       unrealized      unrealized        market
                                   cost           gains           losses           value
----------------------------------------------------------------------------------------
                                                         >
July 31, 1997:
FHLB structured notes............$22,574........$.......2........$..(562)........$22,014
FHLMC structured notes............14,108...............11...........(173)........ 13,946
FNMA structured notes..............6,000...............21............(46)........  5,975
----------------------------------------------------------------------------------------

 .................................$42,682........$......34........$..(781)........ 41,935
----------------------------------------------------------------------------------------


July 31, 1998:
FHLB structured notes............$44,122........$.....134........$..(480)........$43,776
FHLMC structured notes............31,830..............161...........(512)........ 31,479
FFCB structured notes..............1,000................3..............- ........  1,003
US treasury structured notes.........500................2..............- ........    502
Municipal bonds....................1,866................4..............- ........  1,870
FNMA structured notes..............4,513................-............(34)........  4,479
 ---------------------------------------------------------------------------------------

 .................................$83,831........$.....304........$(1,026)........$83,109
 ---------------------------------------------------------------------------------------


The yield on the structured notes increases periodically over the five or ten year term of the security. However, the issuer has the option to repay these securities as the yield adjusts.

The amortized cost and estimated market values of investment securities held to maturity at July 31, 1998, by contractual maturity, are shown below (in thousands): Estimated

                                                                 Estimated
                                                Amortized          market
                                                  cost             value
--------------------------------------------------------------------------
Due in one year or less.........................$..4,959..........$.4,962
Due after one year through five years..............1,907............1,918
Due after five years through ten years............22,000...........22,174
Due after ten years...............................54,965...........54,055
--------------------------------------------------------------------------
 ................................................$.83,831..........$83,109
--------------------------------------------------------------------------

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT


Note 4
Securities Available for Sale:

The amortized cost and estimated market values of securities available for sale at July 31, 1997 and 1998 are as follows (in thousands):

                                                  Gross           Gross         Estimated
                                Amortized       unrealized      unrealized        market
                                   cost           gains           losses           value
---------------------------------------------------------------------------------------
July 31, 1997:
U.S. Agency Securities...................$ 48,931....$......9.......$(159).....$ 48,781
GNMA Mortgage-backed Securities  ...........3,980.........212...........-......   4,192
FNMA/FHLMC/REMICs...........................1,440..........55..........(6)........1,489
Private Issue REMICs........................9,378...........-.........(94)........9,282
Equity Securities..........................19,406......22,700........(260).......41,846
---------------------------------------------------------------------------------------
 .........................................$.83,135......22,976.......$(519).....$105,592
---------------------------------------------------------------------------------------

July 31, 1998:
U.S. Agency Securities...................$..3,000.....$.....-.....  $..(5)......$ 2,995
GNMA Mortgage-backed Securities.............3,177.........175...........-.........3,352
FNMA/FHLMC/REMICs.............................980..........58...........-.........1,038
Private issue REMICs........................8,639..........11.........(30)........8,620
Equity Securities..........................13,787.......8,410........(335)...... 21,862
---------------------------------------------------------------------------------------
 .........................................$.29,583.....$.8,654.......$(370)......$37,867
---------------------------------------------------------------------------------------

The amortized cost and estimated market values of debt securities available for sale at July 31, 1998, by contractual maturity, are shown below (in thousands):

                                                          Estimated
                                             Amortized      market
                                                cost        value
----------------------------------------------------------------------
Due in one year or less..................    $..3,000.....$..2,995..
Due after ten years............................12,796.......13,010....

 .............................................$.15,796.....$.16,000....
----------------------------------------------------------------------

During the years ended July 31, 1996, 1997, and 1998, proceeds from sale of securities available for sale amounted to $37.4 million, $51.9 million, and $83.4 million, respectively, resulting in gross gains of $2.5 million, $4.1 million, and $8.0 million, respectively.

During the years ended July 31, 1996, 1997, and 1998, proceeds from sale of trading securities amounted to $16.1 million, $21.4 million, and $25.3 million, respectively, resulting in gross gains of $276,000, $640,000 and $211,000, respectively.

                                                                       FOCUS '99


Note 5
Mortgage-Backed Securities Held to Maturity

The amortized cost and estimated market values of mortgage-backed securities held to maturity at July 31, 1997 and 1998 are as follows (in thousands):

                                        Gross          Gross    Estimated
                         Amortized   unrealized     unrealized    market
                           cost         gains         losses      value
------------------------------------------------------------------------
July 31, 1997:
FHLMC...................$.40,306......$....424......$...(396)...$.40,334
FNMA......................32,149...........558..........(156).....32,551
FNMA/FHLMC/REMICs.........29,794...........285..........(619).....29,460
------------------------------------------------------------------------

 ........................$102,249......$..1,267......$.(1,171)...$102,345
------------------------------------------------------------------------

July 31, 1998:
GNMA ...................$..7,122......$....153......$......-...... 7,275
FHLMC.....................34,001...........351..........(126).....34,226
FNMA......................26,843...........276...........(31).....27,088
FNMA/FHLMC/REMICs.........33,805...........246..........(842).....33,209
------------------------------------------------------------------------

 ........................$101,771......$..1,026......$...(999)...$101,798
------------------------------------------------------------------------


The amortized cost and market value of mortgage-backed securities held to maturity at July 31, 1998, are shown below by contractual maturity. The expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties (in thousands).

                                                                  Estimated
                                                  Amortized         market
                                                     cost           value
-----------------------------------------------------------------------------
Due in one year or less..........................$...8,887.......$.....11,914
Due after one year through five years...............25,127.............22,145
Due after five years through ten years..............13,934.............13,934
Due after ten years.................................53,823.............53,805
-----------------------------------------------------------------------------
 .................................................$.101,771.......$....101,798
-----------------------------------------------------------------------------

Note 6
Investments Held By Subsidiary

On February 6, 1995, Branchview sold a majority of the assets of Residential Money Centers ("RMC"), a residential mortgage company which originates and sells mortgages in the secondary market, to an unrelated third party for a gain of $3.8 million, of which $3.4 million was recorded as a gain in 1995 and is reflected in other operating income. In July 1995, Branchview purchased the remaining partnership interest of RMC, for $1.5 million, and became the sole owner of RMC. RMC owned a 9.09% limited partnership interest in Industry Mortgage Company, L.P. ("IMC").

IMC  is  a  specialized   consumer   finance   company  engaged  in  purchasing,
originating, servicing and selling home equity loans secured primarily by first liens on one-to-four family residential properties.

On June 25, 1996, IMC completed a reorganization plan whereby the limited partners received restricted common stock in exchange for their partnership interest in connection with a public offering of unrestricted common stock. Immediately prior to the reorganization, Branchview purchased a limited partner's half share interest in IMC for $4.8 million. As a result of the reorganization, Branchview received 830,928 shares of restricted common stock in exchange for its limited partnership interest. The offering price of the common stock was $18.00 per share. Included in other income in 1996 is approximately $2.3 million representing Lakeview's share of partnership earnings in IMC prior to its reorganization.

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT


On February 13, 1997, IMC paid a 2 for 1 stock split raising Branchview's share total to 1,661,856 shares at July 31, 1997, with a then current price of $18 per share for a total market value of $29.9 million. During 1997, Lakeview purchased an additional 40,000 shares of IMC stock for $586,000. The underwriters of the secondary public offering requested a lock up period which stated that no restricted Shareholders may dispose of any shares under SEC Rule 144 for 90 days following the closing date of th offering (July 23, 1997). No restricted shareholder was permitted to dispose of more than 8% of that shareholder's holdings of common stock in any calendar month, essentially eliminating restrictions on the sale of stock beyond one year. As a result of the change in the restriction, at July 31, 1997, Lakeview transferred the IMC shares of stock with a cost of $8.4 million into Securities Available for Sale with a market value of $30.6 million.

At July 31, 1998, the market value of the IMC stock, based on the quoted market price per share, was $16.6 million, resulting in an unrealized gain, net of tax, of $5.3 million, which is included in Stockholders' Equity.

On January 12, 1996, Lakeview granted a unsecured line of credit to IMC for $7 million with an interest rate of 10%. As of July 31, 1998, $6.8 million was outstanding. For the fiscal year ended July 31, 1998, interest income on this line of credit amounted to $689,000. Note 7 Loans Receivable, Net

Note 7
Loans Receivable, Net

A comparative summary of loans receivable at July 31, 1997 and 1998 is as follows (in thousands):

                                     1997             1998
-----------------------------------------------------------
Loan balances by type:
Real estate.......................$216,896.........$272,203
Construction...........................377............2,097
Consumer.............................1,914............3,508
Commercial...........................8,982...........14,186
-----------------------------------------------------------
 ...................................228,169..........291,994
-----------------------------------------------------------
Less:
Allowance for loan losses............3,411............4,478
Loans in process.........................-..............448
Net deferred loan fees.................194..............199
-----------------------------------------------------------
 ..................................$224,564.........$286,869
-----------------------------------------------------------

The Bank serviced loans for others in the approximate amount of $13.8 million, $14.5 million and $11.3 million at July 31, 1996, 1997 and 1998, respectively.

A comparative summary of non-accrual loans at July 31, 1997 and 1998 is as follows (dollars in thousands):

                                                           1997           1998
------------------------------------------------------------------------------------
                                                        No.   Amount    No.   Amount
------------------------------------------------------------------------------------
Non-accrual loans.......................................46....$3,811....39....$2,794
Percentage of non-accrual loans to total loans, net..............1.7%............1.0%
------------------------------------------------------------------------------------

An analysis of the allowance for loan losses for the years ended of July 31, 1996, 1997 and 1998 is as follows (in thousands):

--------------------------------------------------------------------------------
Balance at beginning of year.......................$2,535.....$3,073....$3,411..
Provision for loan losses.............................664........961.....1,500..
Charge-offs..........................................(429)......(699).....(987).
Recoveries............................................303.........76.......126..
Acquired from Westwood..................................-..........-.......428..
--------------------------------------------------------------------------------
Balance at end of year.............................$3,073.....$3,411....$4,478..
--------------------------------------------------------------------------------

                                                                       FOCUS '99

For the years ended July 31, 1996, 1997 and 1998, additional interest income before taxes amounting to approximately $201,000, $256,000, and $242,000, respectively, would have been recognized if interest on non-accrual loans had been recorded based on original terms. The Bank had $650,000 and $910,000 of impaired loans at July 31, 1997 and 1998, respectively. These loans had an allowance for loan loss of $76,000 and $168,000, at July 31, 1997 and 1998, respectively. The average balance of the impaired loans for 1996, 1997 and 1998 was $574,000, $471,000 and $558,000, respectively. Interest income recognized on the impaired loans for 1996, 1997 and 1998 amounted to $25,000, $38,000 and $0, respectively. The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but primarily includes residential properties. Outstanding loan commitments, at July 31, 1997 and 1998 amounted to $6.1 million and $5.3 million, respectively. At July 31, 1998, adjustable rate loan commitments amounted to $4.7 million and fixed rate loan commitment amounted to $669,000.

Note 8
Real Estate Owned, Net

Activity in the allowance for losses on real estate owned for the years ended July 31, 1996, 1997 and 1998 is as follows (in thousands):

                                             1996         1997        1998
--------------------------------------------------------------------------------

Balance at beginning of year................$....-.......$....-......$....-.....
Provision charged to operations................654...........44..........58.....
Charge-offs, net..............................(654).........(44)........(58)....
--------------------------------------------------------------------------------
Balance at end of year......................$....-.......$....-......$....-.....
--------------------------------------------------------------------------------

Net loss on real estate owned activities for the years ended July 31, 1996, 1997 and 1998 consists of the following (in thousands):

                                                            1996         1997        1998
--------------------------------------------------------------------------------------------
Provision for real estate owned losses......................$654.........$.44........$..58..
Net loss on sale of real estate owned and related expenses...267..........162..........232..
--------------------------------------------------------------------------------------------
 ............................................................$921.........$206........$ 290..
--------------------------------------------------------------------------------------------

Note 9
Accrued Interest Receivable

                                                      1997         1998
--------------------------------------------------------------------------------
Investment securities held to maturity...............$..908.......$..681........
Securities available for sale...........................630..........107........
Mortgage-backed securities held to maturity.............555..........546........
Loans receivable, net.................................1,383........1,734........
--------------------------------------------------------------------------------
 .....................................................$3,476.......$3,068........
--------------------------------------------------------------------------------

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT


Note 10
Office  Properties and Equipment,  net

Office properties and equipment, net, at July 31, 1997 and 1998 consists of the following (in thousands):

                                                  1997           1998
--------------------------------------------------------------------------------
Land.............................................$..793.........$..926..........
Building and building improvements................3,636..........4,156..........
Furniture and equipment.............................986..........1,246..........
Automobiles..........................................99............101..........
--------------------------------------------------------------------------------
 ..................................................5,514..........6,429..........
--------------------------------------------------------------------------------
Less accumulated depreciation.....................1,486..........1,806..........
--------------------------------------------------------------------------------
 .................................................$4,028.........$4,623.........
--------------------------------------------------------------------------------

Office occupancy and equipment expense includes rentals for premises and equipment of $177,000, $187,000 and $199,000 for the years ended July 31, 1996, 1997 and 1998, respectively.

Note 11
Deposits

Deposit balances at July 31, 1997 and 1998 are summarized as follows (dollars in thousands):

                                               1997                                     1998
-------------------------------------------------------------------------------------------------------------
                             Interest  Weighted             %         Interest   Weighted                 %
                              Rate     average              of         Rate      average                  of
                             Ranges     rate     Amount    Total      Ranges      rate      Amount      Total
-------------------------------------------------------------------------------------------------------------
NOW accounts, DDA and
money market deposits.........0-2.35%...1.67%...$.79,150....21.35.......0-2.35%...1.38%....$101,015.....22.11
Savings deposits..............0-2.55....2.38......75,966....20.48.......0-2.85%...2.24.......93,213.....20.40
Certificates of deposit....2.40-8.15....5.17.....215,671....58.17....2.40-8.15....5.31......262,652     57.49
-------------------------------------------------------------------------------------------------------------
 ................................................$370,787...100.00..........................$456,880....100.00
-------------------------------------------------------------------------------------------------------------

Certificates of deposit greater than $100,000 total approximately $24.0 million and $30.6 million at July 31, 1997 and 1998, respectively.

The contractual maturities of certificates of deposit at July 31, 1997 and 1998 are as follows (in thousands):

                                             1997           1998
--------------------------------------------------------------------------------
Within one year............................$189,026.......$239,069..............
One to two years.............................18,836.........17,474..............
Two to three years............................5,208..........4,595..............
Three to four years...........................2,155............554..............
Four to five years..............................306............859..............
Thereafter......................................140............101..............
--------------------------------------------------------------------------------
 ...........................................$215,671.......$262,652..............
--------------------------------------------------------------------------------

                                                                       FOCUS '99

Interest expense on deposits for the years ended July 31, 1996, 1997 and 1998 consists of the following (in thousands):

                                            1996         1997        1998
--------------------------------------------------------------------------------
Certificates of deposit...................$10,881......$10,909.....$12,103......
Passbook and club accounts..................2,385........2,262.......2,322......
NOW and money market accounts.................798..........817.........910......
--------------------------------------------------------------------------------
 ..........................................$14,064......$13,988.....$15,335......
--------------------------------------------------------------------------------

Note 12
Borrowings

Borrowings at July 31, 1997 and 1998 consist of the following (in thousands):

                                                        Interest
                                    1997      1998        Rate        Maturity
--------------------------------------------------------------------------------
FHLB of New York Advance..........$17,000...$......-......5.85%.....Aug. 7, 1997
FHLB of New York Advance...........22,000..........-......6.00.....Sept. 2, 1997
FHLB of New York Line of Credit....20,250..........-......6.13......Aug. 1, 1997
Line of Credit......................2,000..........-......8.00......Aug. 1, 1996
FHLB of New York Advance................-.....10,000......5.96......Nov.25, 1998
FHLB of New York Advance................-.....10,000......5.43......Nov.17, 2000
FHLB of New York Advance................-.....20,000......5.40......Nov.17, 2000
FHLB of New York Advance................-......5,000......5.33..... June 1, 2005
FHLB of New York Advance................-.....10,000......5.01....March 17, 2008
Lines of Credit.........................-......9,928......8.25......Aug. 3, 1998
--------------------------------------------------------------------------------
 ..................................$61,250....$64,928............................
--------------------------------------------------------------------------------

The Bank has a blanket pledge with the FHLB of New York and has pledged all of its stock in the FHLB, federal funds sold, U. S. agency securities, certain qualifying loans, and mortgage-backed securities.

At July 31, 1998, Lakeview had a line of credit with one major national broker/dealer and one commercial bank which totaled $8.6 million and $1.3 million, respectively. During the years ended July 31, 1997 and 1998, the maximum month-end balance of the lines of credits were $2.0 million and $10.7 million, respectively. The average amounts outstanding under the lines of credit during July 31, 1997 and 1998 were $506,000 and $7.0 million. Interest paid on the lines of credit in fiscal 1997 and 1998 was $48,000 and $565,000, respectively.

Note 13
Income Taxes

Income tax expense for the years ended July 31, 1996, 1997 and 1998 is comprised of the following (in thousands):

                                     1996          1997          1998
--------------------------------------------------------------------------------
Current:
Federal............................$3,583.........$3,467........$5,437..........
State.................................529............369...........488.........
--------------------------------------------------------------------------------
 ...................................$4,112.........$3,836........$5,925.........
--------------------------------------------------------------------------------

Deferred:
Federal..............................(438)..........(355).........(307).........
State.................................(38)...........(32)..........(28)........
--------------------------------------------------------------------------------
 .....................................(466)..........(387).........(335)........
--------------------------------------------------------------------------------
Total income tax expense...........$3,646.........$3,449........$5,590..........
--------------------------------------------------------------------------------

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT


If certain conditions were met, under tax law that existed prior to 1996, thrift institutions, in determining taxable income, were allowed a special bad debt deduction based on a percentage of taxable income before such deduction. Lakeview prepares and files its tax return on a calendar year basis. Lakeview used the experience method in preparing their Federal Income Tax return for calendar year 1995 and 1994. The tax bad debt reserve method was repealed for tax years beginning after 1995. Lakeview must instead use the direct charge-off method to compute its bad debt deduction.

Upon repeal, Lakeview is generally required to recapture into income the portion of its bad debt reserve (other than supplemental reserves) that exceeds its base year (December 31, 1987) reserves. The recapture amount generally will be taken into income ratably (on a straight-line bases) over a six-year period.

Lakeview has not recognized a deferred tax liability of approximately $1.3 million for bad debt reserves for tax purposes which arose in tax years beginning before December 31, 1987 (i.e., base year). A deferred tax liability will be recognized if Lakeview expects that charges to the bad debt reserves, other than the losses on loans or recomputation of bad debt deductions resulting from operating loss carrybacks to prior years, would result in taxable income. Lakeview does not anticipate any such recognition in the foreseeable future.

A reconciliation of expected income tax expense (computed by multiplying the U.S. Federal corporate income tax rate of 34% to income before income taxes) and total income tax expense for the years ended July 31, 1996, 1997 and 1998 is as follows (in thousands):


                                                    1996        1997      1998
--------------------------------------------------------------------------------
Expected income tax expense........................$3,373......$3,233....$5,112.
Dividends received deduction..........................(88)........(56)......(58
State income taxes, net of Federal tax benefit........324.........222.......304.
Amortization of the excess of cost over fair
value of net assets acquired ..........................37..........50.......121.
Other...................................................-...........-.......111.
--------------------------------------------------------------------------------
Total income tax expense...........................$3,646......$3,449....$5,590.
--------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset (liability) at July 31, 1997 and 1998 are as follows (in thousands):

                                                          1997            1998
--------------------------------------------------------------------------------
Deferred tax assets:
Premium on deposits.....................................$.....-.........$...419
Management stock bonus plan.................................172.............131
Allowance for loan losses.................................1,210...........1,599
Loan fees....................................................70..............72
Uncollected interest........................................111.............161
Accrued bonus................................................76..............76
Excess of cost over fair value of net assets acquired.......485.............636
Supplemental Executive Retirement Plan expense...............65.............135
Other........................................................26..............22
--------------------------------------------------------------------------------
 ....................................................... $ 2,215.........$.3,251
--------------------------------------------------------------------------------
Deferred tax liabilities:
Intangible assets............................................193............167
Depreciation expense..........................................94.............82
Unrealized gain on securities available for sale...........7,999..........2,977
Other.........................................................23.............42
--------------------------------------------------------------------------------
 ...........................................................8,309..........3,268
Net deferred liability..................................$.(6,094).......$...(17)
--------------------------------------------------------------------------------

Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurances about the levels of future earnings.

                                                                       FOCUS '99


Note 14
Employee Benefit Plans

Defined Benefit Plan

Lakeview  has  in  effect  a  noncontributory   defined  benefit  plan  covering
substantially all of its employees upon their becoming eligible. The benefits are based on years of service and compensation. Net pension benefit for the years ended July 31, 1996, 1997 and 1998 includes the following (in thousands):

                                                      1996     1997      1998
--------------------------------------------------------------------------------
Service cost - benefits earned during the period.....$..37....$..62.....$..69
Interest cost on projected benefit obligation...........38.......46........56
Return (loss) on plan assets...........................(83)....(414)......582
Net amortization and deferral..........................(45).....296......(741)
--------------------------------------------------------------------------------
Total pension benefit................................$.(53)...$.(10)....$.(34)
--------------------------------------------------------------------------------

The following table sets forth the plan's funded status at July 31, 1997 and 1998 (in thousands):

                                                               1997       1998
--------------------------------------------------------------------------------
Actuarial present value of obligations - accumulated benefit obligation, including vested benefits of $641 and $771
at July 31, 1997 and 1998, respectively.......................$...675....$..855
Projected benefit obligation......................................731.......935
Plan assets at fair value (primarily equities)..................1,608.......980
Plan assets in excess of projected benefit obligation.............877........45
Unrecognized net transition obligation............................(60)......(51)
Unrecognized prior service cost...................................(37)......(34)
Unrecognized deferred (gain)loss.................................(722) .....132
--------------------------------------------------------------------------------
Prepaid pension cost..........................................$....58....$...92
--------------------------------------------------------------------------------

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.50% in fiscal 1997 and 6.00% in fiscal 1998. The assumed long-term rate of return on plan assets was 7.25% in fiscal 1997 and 1998, and the assumed rate of increase in future compensation levels was 5.50% in fiscal 1997 and 5.00% in fiscal 1998.

Supplemental Executive Retirement Plan

During fiscal year 1996, Lakeview implemented a Supplemental Executive Retirement Plan ("SERP"), which provides a post-employment supplemental retirement benefit to the participant's Pension Plans Annual Benefit. The SERP is not a tax-qualified employee benefit plan. The SERP expense was $84,000, $97,000 and $195,000 for the years ended July 31, 1996, 1997 and 1998.

LAKEVIEW FINANCIAL CORP 1998 ANNUAL REPORT


Note 15
Stock Benefit Plans

Stock Option Plan:

At July 31, 1998, Lakeview has a stock-based compensation plan, which is described below. Lakeview applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost is recognized for its stock option plan. Had compensation cost for Lakeview's stock option plans been determined consistent with Statement of Financial Accounting Standards No. 123 "Stock Based Compensation," (SFAS 123) Lakeview's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):


 ............................................1996............1997...........1998
--------------------------------------------------------------------------------
Net Income................As reported ....$6,274.........  $6,061........$9,445
 ..........................Pro forma........5,951............5,941.........9,445
Basic net income..........As reported.......1.22.............1.49..........2.51
 ..........................Pro forma.........1.16.............1.46..........2.51
Diluted net income........As reported ......1.14.............1.28..........2.28
 ..........................Pro forma.........1.08.............1.27.......   2.28


The fair  value of each  option  is  estimated  on the date of grant  using  the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions  used for grants in 1996 and 1997,  respectively;  dividend yield of
 .75% for both years; expected volatility of 20% for both years; risk-free interest rates of 5.48% and 6.34%. The effects of applying SFAS 123 on the pro forma net income may not be representative of the effect on the pro forma income for future years.

Lakeview adopted a stock option and incentive plan (Option Plan). Pursuant to the Option Plan, stock options may be granted to directors and officers of the Bank. Options granted under the Option Plan may be either options that qualify as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986 (the Code), as amended, or options that do not qualify.

Exercise prices of the options range from $3.76 to $14.75 per share. All options have been adjusted to reflect stock dividends and splits. At July 31, 1998, 501,024 stock options were outstanding, and 458,924 stock options were exercised during this period.

A summary of the status of Lakeview's stock option plans as of July 31, 1996, 1997, and 1998, and changes during the years then ended is presented below:



 .................................................Shares under....Weighted - avg.
 ....................................................option.......exercise price
--------------------------------------------------------------------------------
Outstanding at July 31, 1995..........................723,928........$...3.96
Grant in fiscal year ended July 31, 1996..............196,020............7.28
--------------------------------------------------------------------------------
Outstanding at July 31, 1996..........................919,948............4.67
Grant in fiscal year ended July 31, 1997...............40,000...........12.33
--------------------------------------------------------------------------------
Outstanding at July 31, 1997..........................959,948............4.99
Exercised in fiscal year ended July 31, 1998..........458,924............4.58
--------------------------------------------------------------------------------
Outstanding at July 31, 1998..........................501,024........$...5.37
--------------------------------------------------------------------------------
34

                                                                       FOCUS '99

The following table summarizes information about stock options outstanding at July 31, 1998.

 ..........Range of............Number..............Weighted.............Weighted...............Number...............Weighted
 ..........exercise..........of options........average remaining.........average.............of options..............average
 ...........prices...........outstanding.......contractual life......exercise price..........excercised..........exercise price
------------------------------------------------------------------------------------------------------------------------------
 ......$.........3.76.........289,894..............5.4 years..............$.3.76...............354,174...............$.3.76
 ................5.64..........39,930..............6.3 years................5.64................39,930.................5.64
 ................7.28.........145,200..............7.4 years................7.28................50,820.................7.28
 .......12.06 - 14.75..........26,000..............8.5 years...............12.27................14,000................12.06
------------------------------------------------------------------------------------------------------------------------------
 .............................501,024.....................................$ 5.37...............458,924...............$.4.58
------------------------------------------------------------------------------------------------------------------------------

The purpose of the Stock Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in Lakeview. The Stock Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Stock Option Plan. Options become immediately vested in the event of death, disability or a "change-in-control" of Lakeview or the Bank.

Employee Stock Ownership Plan ("ESOP"):

Lakeview established an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Bank and having attained age 21. The ESOP Trust purchased 110,000 shares of common stock in Lakeview's initial public offering with proceeds from a loan from an unaffiliated lender. On July 31, 1996 the ESOP Trust purchased an additional 84,744 shares for $1.6 million. During the fiscal year ended July 31, 1997, the ESOP Trust purchased an additiona 15,000 shares for $447,000. During the fiscal year ended July 31, 1998, the ESOP Trust purchased an additional 349,404 shares for $9 million.

The ESOP debt as of July 31, 1997 and 1998 was $2.4 million and $8.8 million, respectively, and bears an interest rate equal to the prime rate less .10%, as published in the Wall Street Journal. Lakeview makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required debt payments to the unaffiliated lender. Dividends declared on ESOP shares are used to purchase additional common shares of Lakeview, for inclusion in the Plan, as Plan assets.

As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Lakeview accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the Consolidated Balance Sheets. As shares are released from collateral, Lakeview reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per share computations.

Lakeview recognized $313,000, $901,000 and $566,000 in compensation expense for the years ended July 31, 1996, 1997, and 1998, respectively. Lakeview allocated 32,303, 35,649 and 16,757 shares for the years ended July 31, 1996, 1997 and 1998. The ESOP has 548,255 shares remaining at July 31, 1998 with a fair market value of $12.9 million.

Management  Stock Bonus Plans ("MSBP"):

Lakeview adopted the MSBP for directors and management to enable the Bank to attract and retain experienced and capable personnel in key positions of responsibility. A total of 585,640 shares of restricted stock were purchased on December 22, 1993, Lakeview's initial public offering, as adjusted for stock dividends and splits. Allocated restricted stock is payable over a five-year vesting period, at 20% per year, beginning in the year of the award. The MSBP shares are recorded as a contra equity accoun excluded from stockholders' equity. Lakeview recognizes compensation expense in the amount of the cost of the common stock at the acquisition date, pro rata over the years during which the shares are payable and recorded as an addition to stockholders' equity.

Compensation expense attributable to the MSBPs amounted to $320,000, $290,000 and $379,000 in 1996, 1997 and 1998, respectively. The shares are entitled to all voting and other stockholder rights, except that the shares, while restricted, cannot be sold, pledged or otherwise disposed of, and are required to be held in escrow. Lakeview has 199,807 shares remaining at July 31, 1998, 190,147 of which are unallocated.

If a holder of restricted stock under the MSBP terminates employment for reasons other than death, disability, or retirement following five years of service or change of control in Lakeview or the Bank, such employee forfeits all rights to any allocated shares which are still restricted. If termination is caused by death, disability, retirement or change in control of Lakeview or the Bank, all allocated shares become unrestricted.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Note 16
Commitments and Contingencies

At July 31, 1998, the Bank was obligated under non-cancelable operating leases for premises and equipment as follows (in thousands):

------------------------------------------------------------
1999....................................................$252
2000.................................................... 229
2001.................................................... 217
2002.................................................... 882
2003....................................................  41
------------------------------------------------------------

In the normal course of business, there are various outstanding legal proceedings and claims. In the opinion of management, after consultation with legal counsel, the disposition of such legal proceedings and claims will not materially affect Lakeview's consolidated financial position.

Note 17
Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios. Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of July 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of July 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table (dollars in thousands).

                                                                 Required        To be well capitalized
                                                                for capital      under prompt corrective
                                                Actual        adequacy purposes    action provision
--------------------------------------------------------------------------------------------------------
                                           Amount    Ratio     Amount    Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------------
As of July 31, 1997:
Total capital (to risk-weighted assets)....$45,129....17.0%....$21,246....8.0%.....$26,557....10.0%
Tier 1 capital (to risk-weighted assets)....36,121....13.6......10,623....4.0.......15,934.....6.0
Tier 1 capital (to average assets)..........36,121.....7.6......19,108....4.0.......23,885.....5.0
----------------------------------------------------------------------------------------------------
As of July 31, 1998:
Total capital (to risk-weighted assets)....$51,418....15.0%....$27,416....8.0%.....$34,270....10.0%
Tier 1 capital (to risk-weighted assets)....31,651.....9.2......13,708....4.0.......20,562.....6.0
Tier 1 capital (to average assets)..........31,651.....5.8......21,888....4.0.......27,360.....5.0
----------------------------------------------------------------------------------------------------

                                                                       FOCUS '99

Note 18
Stock Repurchase Program

Lakeview has repurchased shares beginning on October 28, 1994, under its stock repurchase programs. The repurchased shares have been held as treasury stock and are available for general corporate purposes. Lakeview has completed the repurchase of 489,053 shares totaling $11.4 million for the year ended July 31, 1998.

Note 19
Fair Value of Financial Instruments

Statement of Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS 107), requires disclosures of information about the fair value of all financial instruments. The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Such estimates do not include any premium or discount that could result from offering for sale at one time Lakeview's entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other assumptions, many of which involve circumstances outside the control of management. Because of the uncertainties surrounding these factors and assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Changes in assumptions or methodologies could significantly affect the estimates of fair value.

Fair value estimates presented are based on financial instruments both on- and off-balance sheet, and no attempt has been made to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. In addition, the tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in any of the estimates. The fair value information supplements the basic financial statements and other traditional financial data presented throughout the financial statements, and the aggregate fair value of financial instruments presented does not represent the underlying value of Lakeview taken as a whole and should not be compared with the fair value of other financial institutions, which may differ depending on the assumptions used and the valuation techniques employed. The following methods and assumptions were used to estimate the fair value of significant financial instruments at July 31, 1997 and 1998:

Financial Assets:

The carrying amount of cash and cash equivalents is considered to approximate fair value. The fair values of securities available for sale, mortgage-backed securities held to maturity and investment securities held to maturity are based on quoted market prices. The fair value of loans represents the present value of the estimated future cash flows discounted at estimates of market interest rates adjusted for criteria discussed above. Fair value of significant nonperforming loans is generally based on the estimated cash flows which are discounted employing a rate that incorporates the risk associated with such cash flows. The fair value of the FHLB stock is the same as its carrying value.

Financial Liabilities:

The carrying amounts of deposit liabilities payable on demand are considered to approximate fair value. The fair value of fixed maturity deposits was estimated by discounting estimated future cash flows using rates currently offered for deposit products with similar maturities. For short-term borrowings, the carrying amounts are considered to approximate fair value. Long-term borrowings fair values are discounted using rates available on borrowings with similar terms and maturities.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


Off-balance-sheet Financial Instruments:

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar arrangements.

The carrying amounts and related fair values at July 31, 1997 and 1998 are as follows (in thousands):

                                                  Carrying amount    Fair value
--------------------------------------------------------------------------------
1997:
Financial assets:
Cash and cash equivalents............................$...5,399.........$..5,399.
Investment securities held to maturity..................42,682...........41,935
Securities available for sale..........................105,592..........105,592
Mortgage-backed securities held to maturity............102,249..........102,345
Loans receivable, net..................................224,564..........229,260
Federal Home Loan Bank of New York stock.................3,550............3,550
Financial liabilities:
Deposits...............................................370,787..........374,661
Borrowings..............................................63,604...........63,60

1998:
Financial assets:
Cash and cash equivalents............................$..48,673.........$.48,673
Investment securities held to maturity..................83,831...........83,109
Securities available for sale...........................37,867...........37,867
Mortgage-backed securities held to maturity............101,771..........101,798
Loans receivable, net..................................286,869..........293,526
Federal Home Loan Bank of New York stock.................4,626............4,626
Financial liabilities:
Deposits...............................................456,880..........460,443
Borrowings..............................................73,711...........81,796



Note 20
Recent Accounting Pronouncements

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) establishes standards for reporting and displaying of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. Prior period financial statements need to be reclassified to reflect the applications of the provisions of SFAS 130. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a material impact on Lakeview's financial statement presentation.

Statement of Financial Accounting Standards No. 132, "Employers Disclosures about Pensions and Other Post-retirement Benefits" (SFAS 132), revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information in changes in the benefit obligations and fair value of plan asset that will facilitate financial analysis and eliminates certain required disclosures of previous accounting pronouncements. SFAS 132 is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods is required unless the information is not readily available. The adoption of SFAS 132 is not expected to have a significant impact on Lakeview's financial statement presentation or footnote disclosure.

                                                                       FOCUS '99


Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS 133 should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Earlier application of all of the provisions of SFAS 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of the statement. This statement should not be applied retroactively to financial statements of prior periods. Lakeview has not determined the impact, if any, SFAS 133 will have on Lakeview's consolidated financial statements.

Note 21
Savings Association Insurance Fund ("SAIF")
Recapitalization Assessment

On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposes a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996. The special assessment was recognized as an expense on September 30, 1996 and is tax deductible. The Bank incurred a pre tax charge of $2.2 million in 1997 as a result of the FDIC special assessment. The Bank paid $794,000, $582,000 and $255,000 in Federal deposit insurance premiums for the fiscal years ended July 31, 1996, 1997 and 1998, respectively.

Note 22
Subsequent Event

Lakeview, including its subsidiary Branchview, Inc., has an equity investment with a cost basis of $8.4 million in IMC Mortgage Company, L.P. (IMC). In addition, Lakeview has an unsecured line of credit to IMC for $7 million as of July 31, 1998 (see Note 6).

IMC reached an agreement on October 15, 1998 for a $33 million standby revolving credit facility with a lender and certain affiliates of the lender. The facility is available to provide working capital for a period of up to 90 days, during which time IMC intends to explore financial and strategic alternatives including the possible sale of IMC. The terms of the new facility result in a substantial dilution of existing common stockholders' equity equating to a minimum of 40%, up to a maximum of 90%, on a fully diluted basis, depending on when, or whether, a change of control transaction occurs, as described below. Lakeview's equity investment in IMC represents approximately 5.5% of IMC's outstanding common shares. IMC has also entered into intercreditor arrangements with its three largest warehouse and residual certificate lenders which have agreed to a "standstill" keeping their facilities in place for up to 90 days in order for IMC to explore its financial alternatives. In addition, IMC has entered into a forbearance and intercreditor agreement with respect to its $95 million revolving bank credit facility, which has matured by its terms. That agreement provides that the lender will take no collection action fo 45 days, extending for an additional 45 days (to a total of 90 days) if a letter of intent to effectuate a change of control has been entered into by IMC during the initial 45-day period.

In view of, among other things, reductions in available cash and credit resources, IMC has retained an investment banker to advise it as to financial and strategic alternatives. IMC is actively working with the investment banker to seek a long-term investor in IMC or a sale or similar transaction resulting in a change of control of IMC.

In light of, among other things, the factors noted above, IMC does not expect to meet earnings expectations for the quarter ended September 30, 1998, and presently anticipates the possibility of a third quarter loss.

As of October 16, 1998, the market value of the IMC stock held by Lakeview, based on the quoted market price per share, was $1.8 million, resulting in an unrealized loss, net of tax, of $4.0 million.

Management of Lakeview cannot presently predict what effect the actions of IMC, as described above, will have on the collectibility of the outstanding line of credit and recoverability of their equity investment.

Note 23
Parent Company Only

At fiscal year end 1998, Lakeview Financial Corp. (Parent) had three active subsidiaries: Lakeview Savings Bank, Branchview, Inc., and Lakeview Mortgage Depot, Inc. The earnings of the subsidiaries are recognized by the Parent using the equity method of accounting. Accordingly, earnings of the subsidiaries are recorded as increases in the Parent's investment in the subsidiaries and dividends paid reduce the Parent's investment in the subsidiaries. The following information should be read in conjunctio with other Notes to the Consolidated Financial Statements.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

                                                                                  1997           1998
                                                           ------------------------------------------------
                                                                                  (Dollars in thousands)
Condensed Financial Statements (Parent Only)...............................................................
Condensed Balance Sheets...................................................................................
Assets.....................................................................................................
Cash on hand and in banks.......................................................$.....168.....$........107
Investments in subsidiaries........................................................63,456...........60,227
Securities available for sale.........................................................720............1,390
Excess of cost over fair value of assets acquired, net..................................-.............(990)
Other assets..........................................................................297..............357
------------------------------------------------------------------------------------------------------------
Total assets....................................................................$..64,641.....$.....61,091
------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Borrowings..........................................................................2,000........... 4,307
Other liabilities.....................................................................832........ .....177
Stockholders' equity...............................................................61,809....... ...56,607
------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity......................................$..64,641.... $ ....61,091
------------------------------------------------------------------------------------------------------------

Condensed Statements of Income.....................................1996..............1997............1998..
Dividends from subsidiaries......................................$..7,651.......$....5,551....$......8,700
Other income............................................................-...............13...............6
------------------------------------------------------------------------------------------------------------
Total income........................................................7,651............5,564...........8,706
Interest expense........................................................-...............47.............459
Amortization of excess cost over fair value of net
assets acquired, net....................................................-................-.............(28)
Other expense..........................................................35...............61..............86
------------------------------------------------------------------------------------------------------------
Total expense..........................................................35..............108.............517
Income before income taxes and equity of undistributed
income of subsidiaries..............................................7,616............5,456.......... 8,189
Income tax expense (benefit)............................................2..............(12)............. -
Equity in undistributed income (loss) of subsidiaries..............(1,340).............593...........1,256
------------------------------------------------------------------------------------------------------------
Net income.......................................................$..6,274.......$....6,061....$......9,445
------------------------------------------------------------------------------------------------------------

Condensed Statement of Cash Flows....................................1996.............1997............1998
Cash flows from operating activities:
   Net income....................................................$..6,274.......$....6,061....$......9,445
   Adjustments to reconcile net income to net cash
   provided by operating activities:
   Equity in undistributed (income) loss from subsidiary............1,340.............(593).........(1,256)
   (Decrease) increase in investment in subsidiaries.................(250)............(150)............150
   Amortization of excess of cost over fair value of.
   assets acquired, net.................................................-................-.............(28)
   Increase in other assets.............................................-.............(351)............(60)
   (Increase) decrease in other liabilities............................(5).............832............(655)
------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activity..........................7,359............5,799.........  7,596
------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Payment for purchase of Westwood Financial
   Corporation, net of cash acquired....................................- ...............-...........1,148
   Purchase of securities available for sale............................-.............(585).........(1,000)
------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities................................-.............(585)............148
------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Cash dividends paid...............................................(582)............(587)...........(845)
   Purchase of treasury stock......................................(6,685)..........(6,703).........(11,389)
   Exercise of stock options............................................-................-............2,122
   Increase in borrowings...............................................-............2,000............2,307
------------------------------------------------------------------------------------------------------------
Net cash used in financing activities..............................(7,267)..........(5,290)..........(7,805)
------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents................................92..............(76).............(61)
Cash and cash equivalents at beginning of period......................152..............244..............168
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period......................$.....244.......$......168.....$........107
------------------------------------------------------------------------------------------------------------

                                                                       FOCUS '99

Note 24
Quarterly Financial Data (Unaudited)

The following table contains quarterly financial data for the years ended July 31, 1997 and 1998 (dollars in thousands):

 .........................................................First.........Second.........Third ........Fourth
Year Ended July 31, 1997............................... Quarter........Quarter........Quarter.......Quarter......Total..
-----------------------------------------------------------------------------------------------------------------------
Interest Income........................................$.8,058........$.7,983........$..8,372......$..8,429.....$32,842
Interest Expense.........................................4,209..........4,357...........4,312.........4,440..... 17,318
-----------------------------------------------------------------------------------------------------------------------
Net Interest Income......................................3,849..........3,626...........4,060.........3,989..... 15,524
Provision for Loan Losses..................................105............256.............300...........300........ 961
-----------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
for Loan Losses..........................................3,744..........3,370...........3,760.........3,689..... 14,563
Other Income.............................................1,614..........3,166.............972.........2,350...... 8,102
Other Expense............................................4,801..........2,649...........2,847.........2,858..... 13,155
Income Before Income Taxes.................................557..........3,887...........1,885.........3,181...... 9,510
Income Taxes...............................................211..........1,417.............546.........1,275...... 3,449
-----------------------------------------------------------------------------------------------------------------------
Net Income.............................................$...346........$.2,470........$..1,339.......$.1,906.....$ 6,061
Net Income Per Share:
   Basic...............................................$..0.08........$..0.60........$...0.33.......$..0.48.....$  1.49
   Diluted.............................................$..0.05........$..0.52........$...0.29.......$..0.42.....$  1.28



 ........................................................First.........Second...........Third.............Fourth
Year Ended July 31, 1998.............................. Quarter........Quarter..........Quarter..........Quarter.......Total
----------------------------------------------------------------------------------------------------------------------------
Interest Income........................................$.8,971........$8,683`........$...9,645..........$.10,078...$..37,377
Interest Expense.........................................4,636..........4,664............5,084.............5,418......19,802
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income......................................4,335..........4,019............4,561.............4,661......17,575
Provision for Loan Losses..................................301............300..............449...............450.......1,500
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
for Loan Losses..........................................4,034..........3,719............4,112.............4,211......16,075
Other Income...............................................745..........3,371............3,587.............4,109......11,812
Other Expense............................................2,823..........3,027............3,133.............3,869......12,852
Income Before Income Taxes...............................1,956..........4,063............4,566.............4,450......15,035
Income Taxes...............................................690..........1,515............1,524.............1,861.......5,590
----------------------------------------------------------------------------------------------------------------------------
Net Income.............................................$.1,266.......$..2,548........$...3,042...........$.2,589...$...9,445
----------------------------------------------------------------------------------------------------------------------------
Net Income Per Share:
   Basic...............................................$..0.28.......$...0.75........$....0.83...........$..0.65...$....2.51
   Diluted.............................................$..0.29.......$...0.63........$....0.75...........$..0.61...$....2.28



                                                                              41