Form 10-K405/A, Exhibit 13
period 1998-07-31
LAKEVIEW FINANCIAL CORP /NJ/
filed 1998-10-22
CIK 921692

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

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Independent Auditors' Report

KPMG Peat Marwick LLP

The Board of Directors and Stockholders
Lakeview Financial Corp. and Subsidiaries
Paterson, New Jersey:

We have audited the accompanying consolidated balance sheets of Lakeview Financial Corp. and Subsidiaries as of July 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lakeview Financial Corp. and Subsidiaries as of July 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1998 in conformity with generally accepted accounting principles.


/s/KPMG Peat Marwick LLP

Short Hills, New Jersey
September 2, 1998, except as to Note 22, which is as of October 16, 1998

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